Exhibit 2.1

PURCHASE AND SALE AGREEMENT

among

NOBLE ENERGY, INC.,

as Seller,

and

UNIT PETROLEUM COMPANY,

as Purchaser

and

UNIT CORPORATION,

as Guarantor

Executed July 10, 2012

i

7.4	Due Authorization	26
7.5	Execution and Delivery; Enforceability	26
7.6	Liabilities for Brokers’ Fees	26
Article 8 Representations and Warranties Regarding Acquired Assets and Operations		26
8.1	Material Required Consents	26
8.2	Preferential Rights	27
8.3	Conflicts	27
8.4	Rentals and Royalties	27
8.5	Environmental Matters	27
8.6	Current Plugging Obligations	28
8.7	Property and Production Taxes	28
8.8	Claims; Proceedings	28
8.9	Compliance with Laws	28
8.10	Material Contracts	29
8.11	Production Sales Contracts	29
8.12	Imbalances	29
8.13	Suspense Accounts	29
8.14	Certain Limitations	29
8.15	Leases	29
Article 9 Purchaser’s Representations And Warranties		30
9.1	Existence and Good Standing	30
9.2	Foreign Qualification	30
9.3	Power and Authority	30
9.4	Due Authorization	30
9.5	Execution and Delivery; Enforceability	30
9.6	Liabilities for Brokers’ Fees	31
9.7	Conflicts	31
9.8	Proceedings	31
9.9	Independent Evaluation	31
9.10	Securities Laws	32
9.11	Qualification	32
9.12	Financial Resources	33
9.13	Guarantor Representations	33
Article 10 Certain Covenants and Agreements		33
10.1	Affirmative Operations Covenants	33
10.2	Restriction on Operations	34
10.3	Marketing	35
10.4	Legal Status	35
10.5	Notices of Claims	35
10.6	Compliance with Laws	35
10.7	Limitation on Seller’s Interim Obligations	35
10.8	Governmental Reviews and Filings	36
10.9	Material Required Consents	36
10.10	Preferential Purchase Rights	37
10.11	Casualty Loss	38
10.12	Change of Operator	39
10.13	Confidentiality	39
10.14	Public Announcements	40
10.15	Required Bonding	40
10.16	Breach Before Closing	40
10.17	Fulfillment of Conditions	41

10.18	Amendment of Seller’s Disclosure Schedules	41
10.19	Employment Matters	41
10.20	Contractor Personnel	42
Article 11 Conditions To Closing		42
11.1	Mutual Conditions	42
11.2	Seller’s Conditions	43
11.3	Purchaser’s Conditions	43
Article 12 Termination		44
12.1	Termination	44
12.2	Remedies	44
12.3	Effect of Termination	45
Article 13 Closing		45
13.1	Closing	45
13.2	Closing Obligations	46
Article 14 Certain Post-Closing Obligations		47
14.1	Post-Closing Adjustments	47
14.2	Amounts Received After the Closing	49
14.3	Records	50
14.4	Rental Administration	50
14.5	Suspense Accounts	50
14.6	Removal of Name	50
14.7	Litigation Support	51
14.8	Further Assurances	51
14.9	Post-Closing Documents	51
14.10	Parent Guaranty	51
Article 15 Tax Matters		52
15.1	Apportionment	52
15.2	Mechanics of Ad Valorem, Severance, and Conservation Taxes	52
15.3	Tax Reports and Returns	53
15.4	Transfer Taxes	53
15.5	Form 8594	53
15.6	Section 1031 Exchange Accommodation	53
Article 16 Assumption of Liabilities, Remedies, and Indemnification		54
16.1	Survival	54
16.2	Indemnification and Defense	56
16.3	Claim Notice	57
16.4	Third-Party Claims	57
16.5	Limitations on Losses	59
16.6	Exclusive Remedy	61
16.7	Waiver of Right to Rescission	61
16.8	Releases	62
16.9	Subrogation	62
16.10	Reservation as to Non-Parties	62
16.11	Express Negligence/Conspicuous Manner	62
Article 17 Miscellaneous		63
17.1	Expenses	63
17.2	Jurisdiction and Venue	63
17.3	Waiver of Jury Trial	63
17.4	Time of the Essence; Calculation of Time	63
17.5	Notices	63
17.6	Entire Agreement	64

17.7	Amendments and Waivers	65
17.8	Binding Effect; Assignment	65
17.9	Counterparts	66
17.10	Governing Law	66
17.11	Third-Party Beneficiaries	66
17.12	Limitation on Damages	66
17.13	Severability	66
17.14	DTPA	67
17.15	Severability	67
17.16	Disclaimers	67

Appendix

Appendix	Description

A	Defined Terms

Exhibits

Exhibit	Description

A-1	Acquired Leases

A-2	Wells and Interests

A-3	Material Contracts

A-4	Acquired Real Estate

B	Specific Excluded Assets

C	Allocated Values

D	Form of Assignment

E	Form of Transition Services Agreement

F	Form of Closing Certificate

G	Environmental Inspection Limitations

H	Form of Oil and Gas Lease

v

Schedules

Seller’s Disclosure Schedule

Section	Description

8.1	Material Required Consents

8.2	Preferential Rights

8.3	Conflicts

8.4(a)	Royalty Proceedings

8.4(b)	Royalty Settlement Agreement

8.5	Environmental Matters

8.6	Current Plugging Obligations

8.7(a)	Property and Production Taxes and Tax Returns

8.7(c)	Pending Tax Audits

8.8	Claims and Proceedings

8.9	Compliance with Laws

8.10(c)	Breaches of Material Contracts

8.11(a)	Production Sales Contracts

8.11(b)	Hedging and Forward Sales Contracts

8.12	Imbalances

8.13	Suspense Accounts

Purchaser’s Disclosure Schedule

Section	Description

9.7	Conflicts

9.8	Claims and Proceedings

Other Schedules

Schedule	Description

3.2(a)(ii)	Drilling Costs

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of July 10, 2012 (the “Execution Date”), is by and among Unit Petroleum Company, an Oklahoma corporation (“Purchaser”) Unit Corporation, an Delaware corporation (“Guarantor”) and Noble Energy, Inc., a Delaware corporation (“Seller”). Purchaser and Seller are sometimes referred to herein collectively as the “Parties”, and each individually as a “Party”.

Recitals

A. Seller owns and desires to sell certain oil and gas interests and other assets and properties in exchange for the cash purchase price and other consideration to be paid by Purchaser under the terms of, and subject to the conditions in, this Agreement.

B. Purchaser desires to purchase such oil and gas interests and other assets and properties under the terms of, and subject to the conditions in, this Agreement.

Agreement

In consideration of the mutual promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

Article 1

Defined Terms; Interpretation; Agency

1.1 Defined Terms. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are defined in Appendix A.

1.2 Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require:

(a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(b) the word “or” is not exclusive;

(c) references to an “Article,” “Section,” “preamble,” “recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement, respectively;

(d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendix, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement;

(e) any pronoun in masculine, feminine, or neuter form shall include each other gender;

(f) any word in the singular form includes the plural and vice versa;

(g) references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement;

(h) references to any Law are references to such Law as amended, modified, supplemented, and restated now or from time to time after the date of this Agreement, and to any corresponding provisions of successor Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated and Orders issued thereunder;

(i) references to any Person include such Person’s respective permitted successors and permitted assigns;

(j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days;

(k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months;

(l) if any action or notice is to be taken or given on or by a particular day, and such day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day; and

(m) any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.

Article 2

Purchase and Sale

2.1 Purchase and Sale of Assets. At the Closing, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and receive from Seller, all of Seller’s right, title, and interest in the Acquired Assets free and clear of all Liens (other than Permitted Liens) created by, through or under Seller or its Affiliates, but not otherwise, under the terms of, and subject to the conditions in, this Agreement.

2.2 Acquired Assets. “Acquired Assets” means all of Seller’s right, title, and interest in and to the following, but excluding the Excluded Assets:

(a) the oil and gas leases listed on Exhibit A-1 and, subject to Section 5.9 and all other provisions of this Agreement, any oil and gas leases not listed on Exhibit A-1 but which cover in any part the Lands or comprise an interest in the Acquired Wells (the “Acquired Leases”) and the lands covered thereby (the “Leased Lands”), and the production of Hydrocarbons in, on, or under the Leased Lands (collectively, the “Acquired Interests”);

(b) all existing and effective unitization, pooling, and communitization agreements, declarations, and orders covering any of the Leased Lands (the Leased Lands, together with all other lands pooled or unitized under such agreements, declarations, and orders, are referred to as the “Lands”);

(c) all oil and gas wells, water wells, disposal wells, injection wells, abandoned wells and any other wells and any associated lateral pipelines located on the Lands, including the oil and gas wells and any associated lateral pipelines listed on Exhibit A-2, whether producing or non-producing (the “Acquired Wells,” and together with the Acquired Interests and Seller’s interest in the Lands “Acquired Properties”);

(d) all Hydrocarbons in, on, or under, or that may be produced from, the Lands on or after the Effective Time, all Hydrocarbon inventories from or attributable to the Lands in storage on the Effective Time, and all Hydrocarbons (and claims against any Person that is not an Indemnified Seller Party) attributable to make-up rights and obligations with respect to imbalances attributable to the Lands;

(e) all Easements on or over the Lands or that are used as of the Effective Time in connection with the Operations applicable to the Acquired Properties;

(f) all owned and leasehold interests in the Equipment and Operating Inventory located on the Lands as of the Effective Time, or that are used as of the Effective Time in connection with the Operations applicable to the Acquired Properties;

(g) all transferable Permits that have been granted or issued in connection with the Operations applicable to the Acquired Properties;

(h) to the extent transferable, all Hydrocarbon sales, purchase, gathering, and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements, area of mutual interest agreements, contribution agreements, and other contracts and agreements in connection with the Operations on the Acquired Assets to which Seller is a party or which bind the Acquired Properties (the “Acquired Contracts”), including the contracts and agreements listed on Exhibit A-3 (the “Material Contracts”); provided, however, that the Acquired Contracts shall not include any proprietary contracts or agreements by which Seller acquired its interest in the Acquired Interests or Lands;

(i) all interests in surface real property and leasehold estates in surface real property appurtenant to, and used or held for use in connection with, the Acquired Properties, including the interests in surface real property and leasehold estates in surface real property are listed on Exhibit A-4 (the “Acquired Real Estate”), which Exhibit A-4 indicates whether each such parcel of real estate is owned or leased by Seller;

(j) to the extent transferable without payment of fees or penalties and subject to any existing licenses of such data by Seller to third parties, all Technical Data to the extent relating to the Acquired Properties (the “Acquired Data”); provided, however, that Purchaser shall have the option (exercisable upon notice to Seller) to elect to pay any transfer or other fees, costs, and expenses associated with the assignment or transfer to Purchaser of any such Acquired Data;

(k) except to the extent relating to the Excluded Assets, and except for Claims, payments, and proceeds under insurance policies (the proceeds of which are not transferred in connection with any Casualty Losses that are covered under Section 10.11), all Receivable Amounts payable to Seller including those that are listed on Schedule 14.1(j) (to the extent not paid by the Final Settlement Date) or rights to payment arising out of or attributable to the Acquired Properties accruing or attributable to any period after the Effective Time, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing, except in each case with respect to Property and Production Taxes, which shall be governed by Section 15.1(c);

(l) to the extent transferable and not related to or arising out of, or covering any of the Excluded Assets or matters for which Seller has agreed to indemnify, defend or hold harmless any of the Indemnified Purchaser Parties hereunder, any and all warranties, rights to indemnification, insurance proceeds received by Seller and any Claims from or against any Governmental Authority or any Person that is not an Indemnified Seller Party, in each case to the extent such Claims are attributable to, related to, arising out of or covering any of (i) the Assumed Liabilities or (ii) Gap Period Property/Personal Injury Losses;

(m) to the extent transferable, all Records to the extent relating to the Acquired Assets described in Sections 2.2(a) through 2.2(l) or the Operations applicable to the Acquired Properties maintained by or in the possession of Seller or any of its Affiliates (the “Acquired Records”); and

(n) to the extent transferable, all owned personal property of Seller held solely for use in connection with, the other Acquired Properties, including all vehicles, personal computers and associated peripherals and all radio (including SCADA equipment but not computer servers or software licenses) and telephone equipment.

2.3 Excluded Assets. The Acquired Assets shall not include, and there is excepted, reserved, and excluded from the Contemplated Transactions, the following Assets and Properties of Seller (the “Excluded Assets”):

(a) except to the extent an adjustment has been made to the Purchase Price, all accounts receivable or rights to payment, refund, or indemnity accruing or attributable to any period before the Effective Time, including the right to any payments with respect to any Royalties, the full benefit of all Liens and security for such accounts or rights to payment, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing, except in each case with respect to Property and Production Taxes, which shall be governed as provided in Section 15.1(c);

(b) except to the extent an adjustment has been made to the Purchase Price, all production of Hydrocarbons from or attributable to the Acquired Properties with respect to any period before the Effective Time, other than Hydrocarbons in storage on the Effective Time and make-up Hydrocarbon with respect to imbalances described in Section 2.2(d), and any proceeds attributable to any such production, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing;

(c) except (i) to the extent related to, arising out of or constituting any other Assumed Liabilities or (ii) as contemplated in Section 10.11 in respect of Casualty Losses, all insurance policies, and any Claims, payments, and proceeds under any such insurance policies;

(d) all Hedging Instruments and any rights or obligations under any such Hedging Instruments;

(e) all deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any Liability or obligation of Seller in respect of the Acquired Assets;

(f) all rights or interest of Seller in any Intellectual Property, other than the Acquired Data and the Acquired Records;

(g) all information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions), and information relating to the Excluded Assets;

(h) Seller’s or its Affiliates’ studies related to reserve assessments and economic estimates and analyses;

(i) records relating to the auction, marketing, acquisition or disposition agreements (or proposed acquisition or disposition) of the Acquired Assets, including the existence, identity and inquiries and proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith, but excluding rights under confidentiality, non-disclosure and similar agreements related to the foregoing (which shall be Acquired Assets to the extent transferable);

(j) any Assets and Properties of Seller specifically listed in Exhibit B regardless that such Assets and Properties may be used or held for use in connection with the Acquired Assets;

(k) all proceeds from the settlement or disposition of any Claims, Proceedings, or disputes to the extent such proceeds relate to the other Excluded Assets or matters for which Seller is obligated or has agreed to indemnify the Indemnified Purchaser Parties hereunder;

(l) to the extent relating to the other Excluded Assets or relating to matters for which Purchaser is obligated or has agreed to indemnify the Indemnified Seller Parties hereunder, all warranties and rights to indemnification;

(m) audit rights under operating agreements or other contracts or agreements with respect to periods before the Effective Time, in connection with any other Excluded Assets or Retained Liabilities or relating to matters for which Seller is obligated or has agreed to indemnify the Indemnified Purchaser Parties hereunder (and Purchaser will cooperate with Seller to facilitate Seller’s exercise of such rights);

(n) all mineral interests (including fee mineral interests, executive interests, non-participating royalty interests and other similar fee interests) or interests in or to any Royalties attributable to or burdening the Acquired Properties;

(o) all rights, Claims, refunds, causes of action, or choses in action under the Transaction Documents or arising out of or relating to any of the other Excluded Assets or relating to matters for which Seller is obligated or has agreed to indemnify the Indemnified Purchaser Parties hereunder;

(p) corporate, financial, Tax and legal data and records of Seller that relate primarily to Seller’s business generally (whether or not relating to the Acquired Assets), or to businesses of Seller and any Affiliate of any Seller other than the exploration and production of Hydrocarbons;

(q) data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee, penalty or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty or other consideration, as applicable;

(r) any Tax refund (whether by payment, credit, offset or otherwise, and together with any interest thereon) in respect of any Taxes for which Seller is liable for payment or required to indemnify Purchaser under hereunder;

(s) any Claims of Seller for any refunds of or loss of carry forwards with respect to (A) severance Tax abatements with respect to all taxable periods or portions thereof ending on or prior to the Effective Date (but excluding any Claims for any refunds or loss of carry forwards as with respect to any Taxes for which Purchaser is responsible under Article 15), (B) Income Taxes or franchise Taxes or (C) any Taxes attributable to any Excluded Assets; and

(t) all owned or leased personal property of Seller that is not expressly included within the definition of “Acquired Assets,” including all of Seller’s computer servers or software licenses.

2.4 Assumption of Liabilities. At the Closing, Purchaser shall assume and agree to timely and fully pay, perform, and otherwise discharge, the Assumed Liabilities, under the terms of, and subject to the conditions in, this Agreement.

2.5 Effective Time. Notwithstanding that the Closing may occur on another date and at another time, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities shall be effective as of the Effective Time.

Article 3

Consideration; Purchase Price

3.1 Purchase Price. Subject to the other terms and provisions of this Agreement, the purchase price payable by Purchaser to Seller for the Acquired Assets shall equal the Purchase Price. The “Purchase Price” means an aggregate amount equal to: (a) $617,120,000.00 (the “Base Purchase Price”); plus or minus (b) the net amount of the adjustments under Section 3.2. The adjustments under Section 3.2 shall be preliminarily determined under Section 3.4 pursuant to the Preliminary Settlement Statement and subject to final adjustment after the Closing under Section 14.1 pursuant to the Final Settlement Statement.

3.2 Adjustments to Purchase Price. All adjustments to the Purchase Price under this Section 3.2 shall be without duplication of other adjustments under this Section 3.2.

(a) Upward Adjustments. The Base Purchase Price shall be adjusted upward by the following:

(i) the amount of all Property Expenses (including all prepaid Property Expenses) attributable to the Acquired Assets after the Effective Time and paid by Seller, and the amount of all Royalties attributable to Hydrocarbons produced from the Acquired Properties after the Effective Time and paid by Seller;

(ii) the amount of all Drilling Costs with respect to those Acquired Wells listed on Schedule 3.2(a)(ii) that were paid by or on behalf of Seller after the Execution Date (whether attributable to periods before or after the Effective Time);

(iii) the amount of Purchaser’s proportionate share of all Property and Production Taxes with respect to the Straddle Period calculated under Section 15.1 and paid by Seller;

(iv) Royalties and other proceeds of the production of Hydrocarbons attributable to the Acquired Properties occurring before the Effective Time and received by Purchaser (and not paid to Seller pursuant to Section 14.2), other than amounts held for the benefit of a third party;

(v) an amount equal to all Hydrocarbons attributable to the Acquired Properties that, at the Effective Time, constituting linefill or that are in storage, in tanks, or above the load level connection or within processing plants, multiplied by the applicable price for which the applicable production from the Acquired Properties was sold most recently prior to the Effective Time; and

(vi) the amount of any post-Effective Time rentals and shut-in payments under the Acquired Leases, if any, paid by Seller.

(b) Downward Adjustments. The Base Purchase Price shall be adjusted downward by the following:

(i) Royalties attributable to the Acquired Properties occurring on or after the Effective Time and received by Seller (and not paid by Seller pursuant to Section 3.2(a)(ii));

(ii) the amount of all pre-Effective Time Property Expenses attributable to the Acquired Properties and paid by Purchaser before the Final Settlement Date, and all Royalties attributable to Hydrocarbons produced from the Acquired Properties before the Effective Time and paid by Purchaser before the Final Settlement Date;

(iii) the amount of Seller’s proportionate share of all unpaid Property and Production Taxes with respect to the Straddle Period calculated under Section 15.1;

(iv) the amount of the Title Defect Adjustment, if any;

(v) the amount of Royalties payable out of Hydrocarbons from the Acquired Leases that are due to third parties but held in suspense by Seller or its Affiliate at the Closing, to the extent such amounts are not transferred to Purchaser’s control at Closing; and

(vi) the amount of the Environmental Defect Adjustment, if any;

(vii) the amount of the Allocated Value of each Acquired Asset affected by a Preferential Right which has been excluded from the Acquired Assets to be conveyed to Purchaser at Closing pursuant to Section 10.10(c); and

(viii) the amount of the Allocated Value of the Acquired Lease affected by a Material Required Consent which has been excluded from the Acquired Assets pursuant to Section 10.9.

(c) Imbalance Adjustments. The Purchase Price shall be further adjusted downward or upward, as appropriate, by an amount equal to: (i) any well imbalances in MMBtu with respect to the Acquired Assets existing as of the Effective Time; multiplied by the Per MMBtu Imbalance Amount; and (ii) any pipeline or transportation imbalances with respect to the Acquired Assets existing as of the Effective Time at the then current monthly price applicable to deliveries to the pipeline.

3.3 Deposit. No later than 5:00 p.m. Houston, Texas time on the date one (1) Business Day after the Execution Date, Purchaser shall establish with JPMorgan Chase Bank (the “Escrow Agent”), an interest-bearing joint order escrow account (the “Deposit Escrow Account”) and shall deposit with the Escrow Agent an amount in cash equal to 10% of the Base Purchase Price (the “Deposit”), pursuant to an escrow agreement (the “Deposit Escrow Agreement”), the form of which has been agreed by the Parties and the Escrow Agent on or prior to the execution of this Agreement. Interest accruing on the Deposit shall become part of the Deposit for all purposes under this Agreement. If the Closing occurs, then the Deposit shall be applied towards the Closing Amount under Section 3.4(b). If the Closing does not occur, the Deposit shall be released as provided in Section 12.2.

3.4 Preliminary Settlement Statement; Closing Amount.

(a) Preliminary Settlement Statement. The Base Purchase Price shall be preliminarily adjusted at the Closing pursuant to a settlement statement (the “Preliminary Settlement Statement”) mutually agreed upon by Seller and Purchaser, acting in good faith, on or before the Closing; provided, however, if the Parties are unable to agree upon and approve such settlement statement prior to Closing, the settlement statement provided by Seller shall constitute the Preliminary Settlement Statement used to determine the Closing Amount and Closing Payment. A draft of the Preliminary Settlement Statement shall be prepared by Seller and provided to Purchaser four Business Days before the Closing Date. The Preliminary Settlement Statement shall set forth: (i) the Base Purchase Price; (ii) estimates of the adjustments under Section 3.2; and (iii) the resulting Closing Amount and Closing Payment.

(b) Closing Amount. The Base Purchase Price, increased or decreased (but not below zero) by the net amount of the estimated upward and downward adjustments under Section 3.2 set forth in the Preliminary Settlement Statement is referred to as the “Closing Amount.” At the Closing:

(i) an amount equal to the following (the “Closing Payment”): (A) the Closing Amount; minus (B) the Deposit, shall be paid by Purchaser to Seller by federal funds wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser; and

(ii) the Parties shall issue a joint written instruction to the Escrow Agent to release the Deposit to Seller from the Deposit Escrow Account by federal funds wire transfer of immediately available funds to an account or accounts designated by Seller.

3.5 Allocation. Purchaser shall allocate the Base Purchase Price among the Acquired Assets as set forth on Exhibit C. Each portion of the Acquired Assets to which a value is separately allocated on Exhibit C is referred to as an “Asset,” and such separate value is referred to as the “Allocated Value” of such Asset.

Article 4

Due Diligence Review

4.1 Due Diligence.

(a) Seller shall provide Purchaser and its Entity Representatives with access in accordance with this Article 4 to the Acquired Records and other Acquired Assets for inspection and review to permit Purchaser to perform its due diligence review (the “Due Diligence Review”) as provided in this Agreement.

(b) Notwithstanding Section 4.1(a) or any other provision in this Agreement to the contrary, any obligation of Seller under this Agreement to make any such Acquired Records and other Acquired Assets or any other information available to Purchaser shall be: (i) only to the extent that doing so does not violate any confidentiality or other obligation under any contract or agreement of Seller or any of its Affiliates to any third party (provided that Seller shall use its Commercially Reasonable Efforts (but without requiring Seller to incur any out-of-pocket cost or expense) to obtain waivers of such confidentiality obligations); and (ii) only to the extent such Acquired Records or other information are not protected by the attorney-client privilege, the work product doctrine, or other applicable privilege (excluding title opinions); provided, however, if Seller elects to withhold any records that are protected by any such privilege, Seller shall promptly provide a privilege log identifying the existence of such excluded information.

4.2 Records.

(a) Subject to Section 4.1, Seller shall make the Acquired Records available to Purchaser, whenever reasonably possible (but without requiring Seller to incur any out-of-pocket cost or expense), in electronic format to be transmitted by email, ftp or other remote transfer or physically deliverable storage devices, and in all cases physically at the Denver, Colorado and Ardmore, Oklahoma offices of Seller during Seller’s normal business hours or as otherwise reasonably requested by Purchaser to complete its Due Diligence Review.

(b) Except for the representations and warranties specifically contained in this Agreement, Seller makes no warranty or representation of any kind as to the accuracy, completeness, or materiality of any Acquired Records, Background Materials or any other information provided by Seller, any of its Affiliates, or any of its respective Entity Representatives to Purchaser, its Entity Representatives, or their respective representatives, agents, or attorneys. Purchaser agrees that any conclusions drawn from the Acquired Records, Background Materials or any such other information shall be the result of its own independent review and judgment.

4.3 Access to Properties.

(a) Upon reasonable advance notice to Seller, to the extent permitted at Law or under applicable contracts, (i) with respect to all Acquired Assets operated by Seller, Seller shall allow Purchaser to conduct, at Purchaser’s sole risk, Liability, and expense, on-site inspections and an Environmental Assessment of the Acquired Assets under Section 6.1(b) and (ii) with respect to all Acquired Assets not operated by Seller, Seller shall use

Commercially Reasonable Efforts (at no cost, expense or liability to Seller) to allow Purchaser to conduct, at Purchaser’s sole risk, Liability, and expense, on-site inspections and an Environmental Assessment of the Acquired Assets under Section 6.1(b). In connection with any such permitted on-site inspections or Environmental Assessment, Purchaser shall not interfere with the normal Operations of any Acquired Assets in any material respect and shall comply with all requirements and safety policies and procedures of the operator of such Acquired Assets. If Purchaser or any contractor or agent of Purchaser prepares an Environmental Assessment of any Acquired Assets, Purchaser shall promptly furnish copies thereof to Seller. If requested by Seller and without limiting the confidentiality obligations of the Parties hereunder (including those set forth in Section 10.13) or in the Confidentiality Agreement, the Parties shall enter into a letter agreement memorializing the privileged and protected status of the Environmental Assessment and protecting the confidentiality of any such Environmental Assessment.

(b) IN CONNECTION WITH THE GRANTING OF ANY ACCESS TO THE ACQUIRED ASSETS AND ANY SUCH ENVIRONMENTAL ASSESSMENT, PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER AND EACH OF ITS ENTITY REPRESENTATIVES AND CONTRACTORS THAT CONDUCTS ANY SUCH ENVIRONMENTAL ASSESSMENT OR OTHERWISE ENTERS ONTO ANY OF THE ACQUIRED ASSETS ARE ADEQUATELY INSURED. PURCHASER WAIVES AND RELEASES, AND AGREES TO INDEMNIFY, DEFEND, AND SAVE AND HOLD HARMLESS THE INDEMNIFIED SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF ANY PERSON FOR INJURY TO, OR DEATH OF, ANY NATURAL PERSON OR FOR LOSSES INCURRED BY ANY PERSON ARISING IN ANY WAY FROM ANY ACCESS AFFORDED TO PURCHASER, OR ANY OF ITS ENTITY REPRESENTATIVES OR CONTRACTORS IN CONNECTION WITH PURCHASER’S DUE DILIGENCE REVIEW, OR ANY ACTIVITIES, INCLUDING ANY ENVIRONMENTAL ASSESSMENT, OF PURCHASER OR ANY SUCH ENTITY REPRESENTATIVES OR CONTRACTORS IN CONNECTION THEREWITH; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY CLAIMS ARISING OUT OF SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. This Section 4.3(b) shall survive the termination of this Agreement indefinitely.

Article 5

Title Matters

5.1 Defensible Title. “Defensible Title” means, with respect to any Asset, such title of Seller in and to such Asset that, subject to and except for any Permitted Liens:

(a) with respect to any Acquired Property that has an Allocated Value greater than zero:

(i) entitles Seller to receive not less than the Net Revenue Interest to: (1) the wellbore in the producing formations in such portion of such Asset throughout the productive life of such Asset as set forth in Exhibit A-2, (2) any non-producing location as to its designated formation as set forth in Exhibit C (except as such Net Revenue Interest may be reduced from time to time due to (or in the case of clause (D) below, incidental to): (A) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein), whether voluntary or by Order; (B) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements; (C) the entry into of pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; (D) Operations after the Execution Date as permitted or required by this Agreement); or (E) rights of third parties to make up past underproduction or pipelines to make up past under deliveries; and

(ii) obligates Seller to bear not greater than the Working Interest of the costs and expenses relating to such portion of such Asset at: (1) the wellbore in the currently producing formations in such portion of such Asset through the plugging and abandonment of such Asset as set forth in Exhibit A-2, or (2) any non-producing location as to its designated formation as set forth in Exhibit C (except as such Working Interest may be adjusted from time to time due to (or in the case of clause (E) below, incidental to): (A) contribution requirements provided for under provisions similar to those contained in an operating agreement; (B) the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein); (C) the exercise or reversion after the Execution Date of non-consent rights under applicable operating agreements; (D) the entry into pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; or (E) Operations after the Execution Date as permitted or required by this Agreement;

(b) with respect to any Asset other than the Assets described in Section 5.1(a) that constitute real property interests in the surface estate, is marketable title to the end that a prudent Person engaged in the business of the ownership, development, and operation of oil and gas properties with knowledge of all facts and appreciation of their legal significance would be willing to accept the same; and

(c) with respect to any Asset other than the Assets described in Sections 5.1(a) or (b) and that constitutes personal property, is free from reasonable doubt and sufficient to the end that a prudent Person engaged in the business of the ownership of similar properties with knowledge of all facts and appreciation of their legal significance would be willing to accept the same; and

(d) with respect to any Asset, is free and clear of any and all Liens created by, through, or under Seller.

5.2 Permitted Liens. “Permitted Lien” means, with respect to any Acquired Asset, any of the following:

(a) with respect to any Royalties or reversionary interests, if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest with respect to such Acquired Asset below the Net Revenue Interest set forth on Exhibit A-2; and assignments, conveyances and other transfer documents if the effect thereof does not operate to increase the Working Interest with respect to such Acquired Asset above that set forth on Exhibit A-2 without a proportionate increase in the Net Revenue Interest with respect to such Acquired Asset;

(b) Liens for current period Property and Production Taxes not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the Ordinary Course of Business;

(c) all (i) consents, approvals, and authorizations of, and required notices to, filings with, or other actions by, Governmental Authorities and third parties required to be obtained in connection with the purchase and sale of the Acquired Assets and the other Contemplated Transactions (which are covered by Sections 8.1, 10.8 and 10.9); (ii) Preferential Rights (which are covered by Sections 8.2 and 10.10), and (iii) rights or interests acquired by third parties or Governmental Authorities in connection with a Casualty Loss (which are covered by Section 10.11);

(d) rights of reassignment upon the surrender or expiration of any Acquired Lease;

(e) the Material Contracts and any effects thereof or thereunder;

(f) Easements and other rights with respect to surface Operations, on, over, or in respect of any of the Acquired Assets or any restriction on access thereto, in each case that do not materially interfere with the Operations, or materially detract from the value, of the affected Acquired Asset;

(g) materialmens’, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar Liens arising in the Ordinary Course of Business or incidental to the Operations of the Acquired Assets not yet delinquent, or, if delinquent, payment is being withheld as provided by Law or their validity or amount is being contested in good faith in the Ordinary Course of Business;

(h) rights reserved to or vested in any Governmental Authority to control or regulate any of the Acquired Assets in any manner, and all applicable Laws and Orders of general applicability in the area of the Acquired Assets;

(i) Liens arising under Leases, rights-of-way, easements, operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due, or, if due, being contested in good faith in the Ordinary Course of Business;

(j) defects in the early chain of title consisting of the failure to recite marital status in a document, omissions of successors or heirship or estate proceedings;

(k) defects that have been cured by possession under any applicable statutes of limitation for adverse possession or for prescription or under marketable title or similar Laws or standards or the doctrine of laches or has existed for more than twenty (20) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Acquired Assets;

(l) defects arising out of the lack of a survey, unless a survey is required by applicable Law;

(m) lis pendens with respect to Claims and Proceedings, to the extent such Claims and Proceedings are being contested in good faith in the Ordinary Course of Business and are listed in Section 8.8 of the Disclosure Schedule;

(n) Liens released at or before the Closing at no expense or cost to Purchaser;

(o) defects based on the failure to record any Acquired Leases issued by the DOI or a state (or any department, subgroup, office or bureau thereof), or any assignments of record title or operating rights in such Acquired Leases in the real property or other county records, if such Acquired Leases or assignments were properly filed in the DOI or state offices (or any department, subgroup, office or bureau thereof) that constitute the official filing situs for such Acquired Lease or assignment; provided however, that this Section 5.2(o) shall not include defects arising from the existence of an assignment or other document filed in the county records where an Acquired Asset is located that contradicts or diminishes the title of the Seller to such Acquired Asset, as reflected by the instruments filed only in the DOI or the applicable state records;

(p) defects based on the failure of the records of the DOI, state, or other Governmental Authority to reflect Seller as the record owner of any Acquired Lease if Seller is reflected as the record owner of the Acquired Lease in the applicable county or parish real property records;

(q) any preference leasing right that may exist in favor of holders of rights-of-way across federal or state lands that burdened the lands before issuance of the applicable Acquired Lease, provided that the same do not materially interfere with the Operations of, or materially detract from the value of, the affected Acquired Asset;

(r) all contracts, agreements, instruments, Orders, Proceedings, Permits, Liabilities, and other matters specifically described in the Schedules or the Disclosure Schedule or in the Transaction Documents;

(s) lack of corporate or other entity authorization unless Purchaser provided affirmative evidence that such corporate action was not authorized and results in another Person’s claim of superior title to the relevant Acquired Asset from a third party;

(t) the receipt of proceeds with respect to an Acquired Asset in an amount less than the Net Revenue Interest therefor pending finalization of a division order or other title opinion;

(u) unreleased instruments (including oil and gas leases) absent reasonable evidence that such instruments continue in force and effect and constitute a superior claim of title to an Acquired Asset;

(v) Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which the lessee would not customarily seek a subordination of such Lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(w) any gap in the chain of title unless affirmative evidence shows that there is a superior chain of title by an abstract of title, title opinion or landman’s title chain or runsheet;

(x) any Lien or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(y) any defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Acquired Property, and to the extent the same does not (1) reduce Seller’s Net Revenue Interests in the applicable Acquired Property below that shown in Exhibit A-1, Exhibit A-2 or Exhibit A-3 or (2) obligates Seller to bear a Working Interest for any Acquired

Property above the percentage shown in Exhibit A-1, Exhibit A-2 or Exhibit A-3 for such Acquired Property unless the Net Revenue Interest for such Acquired Property is greater than the Net Revenue Interest set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-3 for such Acquired Property in the same proportion as any increase in such Working Interest

(z) the failure to obtain any permits, easements, rights-of-way, pooling agreements or authorizations, unit designations or production or drilling units not yet obtained, formed or created with respect to undeveloped locations that have not been spudded;

(aa) all other Liens, contracts, agreements, instruments, Orders, Proceedings, Permits, Liabilities, defects, and irregularities affecting the Acquired Assets that are not such as to likely interfere materially with the use, operation, or value of the Affected Acquired Assets; and

(bb) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and, in such case, such mortgage has not been subordinated to the Acquired Interests affected thereby.

5.3 Title Defect. “Title Defect” means any individual Lien, encroachment, irregularity, defect in, or objection to title of the Seller to any individual Acquired Interest, Lands, Acquired Well, or any other individual interest in real property or personal property separately described on Exhibit C that alone or in combination with other defects renders title to such individual Acquired Interest, Lands, Acquired Well, or any other interest in real property or personal property separately described on Exhibit C less than Defensible Title as of 5:00 p.m., Houston, Texas, time on the Business Day immediately before the Defect Notice Deadline.

5.4 Title Defect Value. “Title Defect Value” means, with respect to an Asset, the reduction in such Asset’s Allocated Value as of 5:00 p.m., Houston, Texas, time on the Business Day immediately before the Defect Notice Deadline caused by an uncured Title Defect with respect to such Asset, taking into account the nature of the Title Defect and any subsequent cure of such Title Defect by the Seller; provided, however, that: (a) in determining the Title Defect Value, the reduction in the Asset’s value shall be based on the Allocated Value; (b) the Title Defect Value shall not exceed the cost to cure the related Title Defect (if the cost to cure is reasonably determinable); (c) the aggregate amount of Title Defect Values attributable to all Title Defects affecting an Asset shall not exceed the Allocated Value of such Asset; (d) subject to the foregoing, if a Title Defect is a Lien that is undisputed and liquidated in amount, the Title Defect Value shall be the amount necessary to be paid to remove the Lien; and (e) if a Title Defect affects an Asset for less than its full productive life, the Title Defect Value shall be reduced to take into account the applicable time period only.

5.5 Title Defects Notices.

(a) Purchaser shall give Seller written notice of any Title Defect that Purchaser intends to assert in its Notice of Title Defects promptly after discovery.

(b) On or before 5:00 p.m., Houston, Texas time, on August 17, 2012 (the “Defect Notice Deadline”), Purchaser shall deliver to Seller a written notice (a “Notice of Title Defects”) that sets forth all Title Defects affecting the Assets that Purchaser desires to assert under this Agreement and all Interest Additions discovered by Purchaser or of which Purchaser has been notified under Section 5.9. The Notice of Title Defects shall, with respect to each such Title Defect or Interest Addition set forth therein: (i) describe such Title Defect or Interest Addition and the Assets affected thereby; (ii) describe the basis of such Title Defect or Interest Addition; (iii) include documentation supporting the basis of such Title Defect or Interest Addition; (iv) in the case of a Title Defect, describe in general terms the curative actions that Purchaser reasonably anticipates are required to cure such Title Defect; (v) in the case of each Title Defect, describe Purchaser’s good faith estimate of the Title Defect Value with respect to each Asset affected by such Title Defect in accordance with and subject to the limitations in Section 5.4 (“Purchaser’s Title Defect Value”); and (vi) in the case of each Interest Addition, describe Purchaser’s good faith estimate of the value of such Interest Addition.

5.6 Waiver; Cure; Adjustment; Deductible.

(a) Waiver. Without limitation of Purchaser’s rights under the special warranty of title in the Assignment and with respect to a breach by Seller of Section 10.1, 10.2, a Title Defect shall be and is hereby conclusively waived by Purchaser, Purchaser shall not be entitled to any adjustment for such Title Defect or to exclude the Asset affected by such Title Defect, and Seller shall not be obligated to cure such Title Defect, if: (i) Purchaser fails to provide written notice to Seller of such Title Defect in accordance with Section 5.5(b) on or before the Defect Notice Deadline; (ii) the Title Defect Value with respect to such Title Defect is less than the Title Defect Threshold; or (iii) the Allocated Value of the Asset affected by such Title Defect is less than the Title Defect Threshold.

(b) Cure. Seller shall have the right and option, but not the obligation to attempt to cure and to cure any Title Defects that are not waived under Section 5.6(a) on or before the Closing Date. Except in the case that Seller and Purchaser agree under Section 5.8 on the Title Defect Values for all Open Title Defects (excluding those that have been waived or previously cured under this Section 5.6), then Seller shall have an additional period from and after the Closing Date to the Final Settlement Date to attempt to cure and to cure, at its sole expense, any such Title Defects and with the notice to Purchaser to include reasonable detail concerning the actions which Seller proposes to take and documentation which Seller proposes to acquire in order to cure such defect. A Title Defect that is not waived under Section 5.6(a) or cured under this Section 5.6(b) is referred to in this Agreement as an “Unwaived/Uncured Title Defect.” An Unwaived/Uncured Title Defect that is not an Indemnified Title Defect is referred to in this Agreement as a “Surviving Title Defect.”

(c) Adjustment; Deductible. Purchaser shall be entitled to a downward adjustment to the Base Purchase Price in the amount, if any (the “Title Defect Adjustment”), by which: (i) the difference of the following (the “Net Aggregate Defect Value”): (A) the sum of the Title Defect Values with respect to all Surviving Title Defects; minus (B) the sum of the value of all Interest Additions; exceeds (ii) the Title Defect Deductible. If, after taking into account the provisions of this Article 5, the Title Defect Deductible is equal to or greater than the Net Aggregate Defect Value, then Purchaser shall not be entitled to a Title Defect Adjustment. In no event shall any Acquired Assets be excluded from the Contemplated Transactions arising out of or relating to any Title Defects.

5.7 Indemnification for Title Defects.

(a) Election. At any time after the delivery by Purchaser of its Notice of Title Defects and before the Final Settlement Date, Seller may (but shall not be obligated to) make an election by written notice to Purchaser to indemnify, defend, save, and hold harmless

Purchaser under Section 16.2(a)(iv) (subject to the other provisions of this Section 5.7 and Article 16) for all Claims and Losses arising out of, attributable to, or in connection with one or more particular Title Defects alleged by Purchaser in its Notice of Title Defects (each, an “Indemnified Title Defect”). Purchaser shall not be entitled to a downward adjustment to the Purchase Price with respect to any alleged Title Defect with respect to which Seller elects to indemnify Purchaser pursuant to this Section 5.7(a).

(b) Limitations on Losses.

(i) The amount of any Loss or Claim arising out of, attributable to, or in connection with each Indemnified Title Defect must exceed the Title Defect Deductible before Seller shall have any Liability or obligation under this Section 5.7 or Section 16.2(a)(iv) with respect to such Loss or Claim, and if such Loss or Claim exceeds the Title Defect Deductible, the obligation of Seller to indemnify Purchaser under this Section 5.7 and Section 16.2(a)(iv) for such Loss or Claim shall apply from the first dollar of such Loss in excess of the Title Defect Deductible.

(ii) The aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with all Indemnified Title Defects shall not exceed the difference of: (A) the aggregate sum of Purchaser’s Title Defect Values with respect to such Indemnified Title Defects; minus (B) the Title Defect Deductible.

(iii) The aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with any particular Indemnified Title Defect shall not exceed Purchaser’s Title Defect Value with respect to such Indemnified Title Defect.

5.8 Agreement on Title Defects and Interest Additions.

(a) Attempt to Agree. With respect to each Title Defect that is not an Indemnified Title Defect and that the Parties do not agree has been waived or cured under Section 5.6 (each, an “Open Title Defect”) and each Interest Addition, from the receipt by Seller of Purchaser’s Notice of Title Defects until the Final Settlement Date or the earlier acknowledgement of Purchaser in writing that it is not entitled to a Title Defect Adjustment, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Title Defect Value of each such Open Title Defect, and the existence and associated value of each such Interest Addition.

(b) Agreement. If Seller and Purchaser agree on the existence and Title Defect Value of any such Open Title Defect, then the Title Defect Value for such Open Title Defect shall be the agreed Title Defect Value for purposes of determining the Title Defect Adjustment, if any. If Seller and Purchaser agree on the existence and value of any Interest Addition, then the value of such Interest Addition shall be the agreed upon value for purposes of determining the Title Defect Adjustment, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.

(c) Agreement Before Closing. If, before the Closing Date, Seller and Purchaser agree on the existence and Title Defect Values of all Open Title Defects, and the existence and value of all Interest Additions, then the amount of the Title Defect Adjustment, if any, shall be deducted from the Base Purchase Price at the Closing, and shall be reflected in the Closing Amount.

(d) Failure to Agree. If, before the Closing Date, Seller and Purchaser do not agree on the existence and Title Defect Values of all Open Title Defects, and the existence and value of all Interest Additions, then: (i) the existence and Title Defect Value of those Open Title Defects that are not agreed (but only those that are not agreed), and the existence and value of those Interest Additions that are not agreed (but only those that are not agreed), shall be Title Disputed Matters settled by the Title Expert under Section 5.10; (ii) there shall be no adjustment to the Closing Amount or exclusion of Assets for any such Open Title Defects or Interest Additions; and (iii) the Base Purchase Price shall be adjusted downward pursuant to the final settlement under Section 14.1 by the amount of the Title Defect Adjustment, if any, based on the Title Defect Values of any Surviving Title Defects, and the values of any Interest Additions, in each case determined under this Section 5.8 or Section 5.10, as applicable; provided, however, that any such Surviving Title Defects that are cured by Seller under Section 5.6(b) before the Final Settlement Date shall not be considered Surviving Title Defects and shall be and are hereby waived.

5.9 Interest Additions.

(a) Notice of Interest Additions. If prior to the Defect Notice Deadline, Purchaser or Seller discovers any additional interests in the Assets that are not listed in Exhibit A, including any interest that entitles Seller to receive more than the Net Revenue Interest with respect to any such Asset set forth in Exhibit A-2, or obligates Seller to bear costs and expenses in an amount less than the Working Interest with respect to any such Asset set forth in Exhibit A-2, and assuming no corresponding reduction in the Net Revenue Interest (each an “Interest Addition”), the discovering Party shall promptly after discovery (but in any event prior to the Defect Notice Deadline), provide written notice to the other Party of such Interest Addition. Such notice shall be in writing and shall include: (i) a description of each such Interest Addition; (ii) the basis for each such Interest Addition, and supporting documentation with respect thereto; (iii) the Assets and the Allocated Value of the Assets affected by each such Interest Addition; and (iv) the value of the Interest Addition or the amount by which the notifying Party reasonably believes the Allocated Value of the affected Assets should be increased by the Interest Addition, and the computations upon which such Party’s belief is based.

(b) Effect of Interest Additions. There shall be no increase to the Purchase Price as a result of any Interest Additions. Interest Additions shall be offset against Title Defect Values in determining the Title Defect Adjustment, if any, as provided in Section 5.6(c). An Interest Addition need not be contained in Purchaser’s Notice of Title Defects to be taken into account; provided, however, that an Interest Addition shall only be taken into account if Purchaser has notice or actual knowledge of such Interest Addition before the Defect Notice Deadline.

(c) Waiver of Interest Additions. Subject to Seller’s remedies for any breach by Purchaser, any Interest Addition not raised by Purchaser or Seller on or prior to the Defect Notice Deadline shall be and is hereby conclusively waived by Seller.

5.10 Dispute Resolution. If (1) any Open Title Defects, including the existence, waiver, cure, and Title Defect Values thereof, or any Interest Additions, including the existence and values thereof (collectively, “Title Disputed Matters”), are not agreed upon under Section 5.8 and neither Party has elected to terminate under Section 6.8, then any such Title Disputed Matters or (2) Purchaser timely delivers a Purchaser Defect Termination Notice and Seller delivers a Termination Dispute Notice, then any Unagreed Termination Title Matters, shall, in each case, be resolved by a single Title Expert under the dispute resolution procedure in this Section 5.10.

(a) Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage the Title Expert within five Business Days after the Final Settlement Date (or in the case of a Termination Dispute Notice, within five Business Days after the delivery by Seller of such Termination Dispute Notice). After the Title Expert has been engaged, if the Title Expert withdraws after a challenge, dies, or otherwise resigns or is removed, then such Title Expert shall be replaced within five Business Days thereafter by Purchaser and Seller in accordance with this Section 5.10, and the time periods in this Section 5.10 shall be extended as necessary or appropriate. The fees and expenses of the Title Expert shall be paid 50% by Seller and 50% by Purchaser.

(b) Materials to Title Expert. Within 20 Business Days after the Final Settlement Date (or in the case of a Termination Dispute Notice, within 20 Business Days after the delivery by Seller of such Termination Dispute Notice), the Parties shall provide to the Title Expert the following materials:

(i) Purchaser’s Notice of Title Defects and all documentation provided therewith or otherwise provided by Purchaser to Seller in connection with any Open Title Defects or Interest Additions and values with respect thereto (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters);

(ii) such evidence as Seller deems appropriate to dispute the existence, waiver, cure, and alleged Title Defect Values with respect to all Open Title Defects, and the Interest Additions and values with respect thereto (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters), in each case assigned thereto by Purchaser in its Notice of Title Defects, together with Seller’s good faith estimate of the Title Defect Values with respect to all such Open Title Defects, if any, and the values with respect to all such Interest Additions, if any (or in the case of a Termination Dispute Notice, Unagreed Termination Title Matters); and

(iii) this Article 5, and Exhibits A-1, A-2, A-3, A-4, and C to this Agreement, together with any definitions of terms used in this Article 5 and such Exhibits, but no other provisions of this Agreement.

(c) Decisions of Title Expert. The Title Expert shall make his or her determination and provide to the Parties written findings within 20 Business Days after he has received the materials under Section 5.10(b). The decision of the Title Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to the Title Disputed Matters associated with each Open Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter), in each case that are not agreed upon by the Parties under Section 5.8 or 6.8, as applicable. The Title Expert shall make a separate determination with respect to each Open Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter). The written finding of the Title Expert shall only set forth the Title Expert’s decision with respect to each applicable Open Title Defect and Interest Addition (or in the case of a Termination Dispute Notice, each Unagreed Termination Title Matter), and not the Title Expert’s rationale for the decision. The Title Expert shall not make any other award or grant any other remedy, whether or not prohibited or contemplated by this Agreement, and shall certify, as necessary, the resolution of such Title Disputed Matters (or in the case of a Termination Dispute Notice, such Unagreed Termination Title Matters), as applicable, to the Accounting Referee under Section 14.1.

5.11 Changes in Prices; Well Events. Without prejudice to Purchaser’s rights under any provisions pertaining to Casualty Losses, with respect to operational covenants and with respect to Seller’s obligations under Sections 10.1 and 10.10, Purchaser shall assume all risk of Loss with respect to: (a) changes in commodity or product prices and any other market factors or conditions from and after the Effective Time; (b) production declines or any adverse change in the production characteristics or downhole condition of an Acquired Well, including any Acquired Well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date; and (c) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear, and none of the foregoing shall constitute Title Defects or otherwise give rise to any Claims by Purchaser before, on, or after the Closing.

5.12 Exclusive Remedy. EXCEPT AS TO ANY BREACHES OF THE COVENANTS SET FORTH IN SECTION 10.1 OR SECTION 10.2 OR SELLER’S SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENTS DELIVERED HEREUNDER, THIS ARTICLE 5 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE WITH RESPECT TO THE ACQUIRED ASSETS. EXCEPT AS PROVIDED IN THIS ARTICLE 5, PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT OR OTHER DEFICIENCY IN TITLE TO ANY ASSET.

Article 6

Environmental Matters

6.1 Environmental Investigation.

(a) Environmental Reports and Personnel. Subject to Section 4.1(b), Seller shall provide Purchaser with access during the regular business hours of Seller to all environmental records in Seller’s possession or control pertaining to the Acquired Assets, including any environmental reports, Permits, Records, and assessments, and shall use Commercially Reasonable Efforts (but in no event required to make any payments or incur any material obligations owed to any Person) to make available to Purchaser those Entity Representatives of Seller who would reasonably be expected to have material knowledge or material information regarding the environmental status or condition of the Acquired Assets.

(b) Environmental Assessment. Purchaser may, or may engage a qualified environmental contractor to, conduct a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) of the Acquired Assets (an “Environmental

Assessment”) at Purchaser’s sole risk, Liability, and expense; provided, however, that: (i) Purchaser shall provide Seller with prior written notice of any activities with respect to any such Environmental Assessment, and shall provide Seller the opportunity to participate in all such activities; (ii) any contractor engaged to perform all or any portion of such Environmental Assessment shall execute and deliver to Seller a confidentiality agreement in a form acceptable to Seller; (iii) Purchaser shall not conduct, authorize, or permit any test drilling, sampling, or other on-site activities without prior written notice to Seller, and the prior written consent of Seller, which consent may be granted, conditioned or withheld at the sole discretion of Seller but such request from Purchaser shall be subject to the terms of the procedures set forth on Exhibit G attached hereto; and (iv) Purchaser shall provide to Seller promptly (and in any event, within three Business Days) after receipt, at no cost to Seller, all draft and final reports, results, data, analyses of site visits, Remediation cost estimates, and any other portion of such Environmental Assessment, all of which shall be subject to the confidentiality provisions in Section 10.13. If the Closing does not occur, Purchaser shall promptly return to Seller or destroy all copies of the records, reports, summaries, evaluations, due diligence memos and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Entity Representatives. Any physical disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s due diligence will be promptly corrected by Purchaser.

6.2 Environmental Defect. “Environmental Defect” means the failure of Seller’s ownership and operation of the Acquired Assets to be in material compliance as of 5:00 p.m., Houston, Texas, time on the Effective Date with applicable Environmental Laws in effect as of the Execution Date, but excluding the following (which shall not constitute Environmental Defects): (x) any Disclosed Environmental Matters; (y) any Plugging and Abandonment Obligations; and (z) the presence or absence of naturally occurring radioactive material, radon gas and asbestos (“NORM”) in or on the Acquired Assets.

6.3 Environmental Defect Value. “Environmental Defect Value” means, with respect to an Environmental Defect, the amount of the Liability and the estimated costs and expenses of Seller (in both cases based on the reasonable proportionate cost to Seller) to Remediate or otherwise cure such Environmental Defect in the lowest cost manner reasonably available, consistent with applicable Environmental Laws, taking into account (i) the nature of the Environmental Defect, (ii) the likelihood that such Environmental Defect actually will result in a Claim or Liability by any Governmental Authority, (iii) any subsequent Remediation or cure of the Environmental Defect by Seller within the time frames permitted under this Agreement and (iv) that non-permanent remedies (including without limitation, mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, lechate collection systems, and the like) may be the lowest cost manner reasonably available and, where applicable, to the satisfaction of the applicable Governmental Authorities.

6.4 Environmental Defect Notices.

(a) Purchaser shall give Seller written notice of any Environmental Defect (whether or not Purchaser intends to assert such Environmental Defect in its Notice of Environmental Defects) promptly (but in any event prior to the Defect Notice Deadline).

(b) On or before the Defect Notice Deadline, Purchaser shall deliver to Seller a written notice (a “Notice of Environmental Defects”) that sets forth all Environmental Defects affecting the Acquired Assets that Purchaser desires to assert under this Agreement.

The Notice of Environmental Defects shall, with respect to each Environmental Defect set forth therein: (i) describe the nature of and basis for such Environmental Defect; (ii) describe the specific Assets affected by such Environmental Defect; (iii) references to the Environmental Law(s) that Seller or the Acquired Assets are in violation of or non-compliance with that forms the basis of such Environmental Defect; (iv) describe the Remediation or other curative action that Purchaser reasonably anticipates is required to Remediate or otherwise cure such Environmental Defect; (v) describe Purchaser’s good-faith estimate of the Environmental Defect Value with respect to each Acquired Asset affected by such Environmental Defect; and (vi) include all documentation supporting the nature and basis of such Environmental Defect and the estimate of its Environmental Defect Value.

6.5 Waiver; Remediation; Adjustment; Deductible.

(a) Waiver. An Environmental Defect shall be and is hereby conclusively waived by Purchaser, Purchaser shall not be entitled to any remedies or adjustment for such Environmental Defect or to exclude the Acquired Asset affected by such Environmental Defect, and Seller shall not be obligated to cure such Environmental Defect, if: (i) Purchaser fails to provide written notice to Seller of such Environmental Defect in accordance with Section 6.4(b) on or before the Defect Notice Deadline; or (ii) the Environmental Defect Value with respect to such Environmental Defect is less than the Environmental Defect Threshold. In no event shall any Acquired Assets be excluded from the Contemplated Transactions arising out of or relating to any Environmental Defects.

(b) Remediation. Seller shall have the right and option, but not the obligation, to attempt to Remediate or otherwise cure, and to Remediate or otherwise cure, any Environmental Defects that are not waived under Section 6.5(a) on or before the Closing Date. Except in the case that Seller and Purchaser agree under Section 6.7 on the Environmental Defect Values for all Open Environmental Defects (excluding those that have been waived or previously cured under this Section 6.5), then Seller shall have an additional period from and after the Closing Date to the Final Settlement Date to attempt to Remediate or otherwise cure, and to Remediate or otherwise cure, any such Environmental Defects. An Environmental Defect that is not waived under Section 6.5(a) or Remediated or otherwise cured under this Section 6.5(b) is referred to in this Agreement as an “Unwaived/Uncured Environmental Defect.” An Unwaived/Uncured Environmental Defect that is not an Indemnified Environmental Defect is referred to in this Agreement as a “Surviving Environmental Defect.”

(c) Adjustment; Deductible. Purchaser shall be entitled to a downward adjustment to the Base Purchase Price in the amount, if any (the “Environmental Defect Adjustment”), by which: (i) the sum of the Environmental Defect Values with respect to all Surviving Environmental Defects; exceeds (ii) the Environmental Defect Deductible. If, after taking into account the provisions of this Article 6, the Environmental Defect Deductible is equal to or greater than the sum of the Environmental Defect Values with respect to all Surviving Environmental Defects, then Purchaser shall not be entitled to an Environmental Defect Adjustment.

6.6 Indemnification for Environmental Defects.

(a) Election. At any time after the delivery by Purchaser of its Notice of Environmental Defects and before the Closing Date, Seller may (but shall not be obligated to) make an election by written notice to Purchaser to indemnify, defend, save, and hold harmless Purchaser under Section 16.2(a)(v) (subject to the other provisions of this Section 6.6 and Article 16) for all Claims and Losses arising out of, attributable to, or in connection with one or more particular Environmental Defects alleged by Purchaser in its Notice of Environmental Defects (each, an “Indemnified Environmental Defect”).

(b) Limitations on Losses.

(i) The amount of any Loss or Claim arising out of, attributable to, or in connection with each Indemnified Environmental Defect must exceed the Environmental Defect Deductible before Seller shall have any Liability or obligation under this Section 6.6 or Section 16.2(a)(v) with respect to such Loss or Claim, and if such Loss or Claim exceeds the Environmental Defect Deductible, the obligation of Seller to indemnify Purchaser under this Section 6.6 and Section 16.2(a)(v) for such Loss or Claim shall apply from the first dollar of such Loss or Claim in excess of the Environmental Defect Deductible.

(ii) The aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with all Indemnified Environmental Defects shall not exceed the difference of: (A) the aggregate sum of Purchaser’s Environmental Defect Values with respect to such Indemnified Environmental Defects; minus (B) the Environmental Defect Deductible.

(iii) The aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with any particular Indemnified Environmental Defect shall not exceed Purchaser’s Environmental Defect Value with respect to such Indemnified Environmental Defect.

6.7 Agreement on Environmental Defects.

(a) Attempt to Agree. With respect to each Environmental Defect that is not an Indemnified Environmental Defect and that the Parties do not agree has been waived or Remediated or otherwise cured under Section 6.5 (each, an “Open Environmental Defect”), from the receipt by Seller of Purchaser’s Notice of Environmental Defects until the Closing Date or the earlier acknowledgement of Purchaser in writing that it is not entitled to an Environmental Defect Adjustment, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Environmental Defect Value of each such Open Environmental Defect.

(b) Agreement. If Seller and Purchaser agree on the existence and Environmental Defect Value of any such Open Environmental Defect, then the Environmental Defect Value for such Open Environmental Defect shall be the agreed Environmental Defect Value for purposes of determining the Environmental Defect Adjustment, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.

(c) Agreement Before Closing. If, before the Closing Date, Seller and Purchaser agree on the existence and Environmental Defect Values of all Open Environmental Defects, then the amount of the Environmental Defect Adjustment, if any, shall be deducted from the Base Purchase Price at the Closing, and shall be reflected in the Closing Amount.

(d) Failure to Agree. If, before the Closing Date, Seller and Purchaser do not agree on the existence and Environmental Defect Values of all Open Environmental Defects, then: (i) the existence and Environmental Defect Value of those Open Environmental Defects that are not agreed (but only those that are not agreed), shall be Environmental Disputed Matters settled by the Environmental Expert under Section 6.9; (ii) there shall be no adjustment to the Closing Amount or exclusion of any Acquired Assets for any such Open Environmental Defects; and (iii) the Base Purchase Price shall be adjusted downward pursuant to the final settlement under Section 14.1 by the amount of the Environmental Defect Adjustment, if any, based on the Environmental Defect Values of any Surviving Environmental Defects, in each case determined under this Section 6.7 or Section 6.9, as applicable; provided, however, that any such Surviving Environmental Defects that are Remediated or otherwise cured by Seller under Section 6.5(b) before the Final Settlement Date shall not be considered Surviving Environmental Defects and shall be and are hereby waived.

6.8 Termination for Title/Environmental Defects.

(a) If at Closing, (i) the sum of: (A) the aggregate Title Defect Values alleged by Purchaser in its Notice of Title Defects with respect to all Title Defects alleged by Purchaser in its Notice of Title Defects (irrespective of any election by Seller to attempt to cure such Title Defects to the extent such cure has not then been effected by Closing); minus (B) the aggregate value of all Interest Additions alleged by Purchaser in its Notice of Title Defects; plus (C) the aggregate Environmental Defect Values alleged by Purchaser in its Notice of Environmental Defects with respect to all Environmental Defects alleged by Purchaser in its Notice of Environmental Defects; exceeds (ii) an amount equal to twenty percent (20%) of the Base Purchase Price (the amount in this clause (ii), the “Title/Environmental Termination Threshold”), then either (x) Seller may send a written notice to Purchaser within five Business Days after receipt of Purchaser’s Notice of Title Defects and Notice of Environmental Defects indicating that Seller desires to terminate this Agreement, in which case this Agreement shall immediately terminate and the Deposit shall be released in accordance with Section 12.2(b), or (y) Purchaser may send a written notice to Seller (a “Purchaser Defect Termination Notice”) that Purchaser desires to terminate this Agreement; provided, that a Purchaser Defect Termination Notice shall be delivered to Seller at the time, or within two Business Days following the time, Purchaser delivers to Seller its Notice of Title Defects and Notice of Environmental Defects. If no Party elects to terminate this Agreement under this Section 6.8, then all Title Defects and Environmental Defects shall be addressed in accordance with Section 5.10 or Section 6.9, as applicable. Any such Purchaser Defect Termination Notice shall be based on alleged Title Defects, alleged Title Defect Values, alleged Interest Additions, alleged values of Interest Additions, alleged Environmental Defects, and alleged Environmental Defect Values that are reasonably determined in good faith by Purchaser at the time of such notice.

(b) Within four Business Days after the receipt by Seller of a Purchaser Defect Termination Notice, Seller shall send a written notice to Purchaser (a “Termination Response Notice”) indicating Seller’s election in its sole discretion to either: (i) terminate this Agreement, in which case this Agreement shall immediately terminate and the Deposit shall be released in accordance with Section 12.2(b); or (ii) proceed to have any Title Defects alleged by Purchaser in its Notice of Title Defects, the existence, waiver, cure, or Title Defect Value of which are not agreed in good faith by Seller, and any Interest Additions, the existence or value of which are not agreed in good faith by Seller (collectively “Unagreed Termination Title Matters”) determined under Section 5.10, and any Environmental Defects alleged by Purchaser in its Notice of Environmental Defects, the existence, waiver, Remediation, or Environmental Defect Value of which are not agreed in good faith by Seller (“Unagreed Termination Environmental Matters”) determined under Section 6.9, as applicable. If Seller delivers a Termination Response Notice under clause (ii) of this Section 6.8(b) (a “Termination Dispute Notice”), then the Parties shall immediately proceed to have any Unagreed Termination Title Matters determined under Section 5.10, and any Unagreed Termination Environmental Matters determined under Section 6.9, as applicable, and the Closing or termination of this Agreement shall be stayed (and the Closing Date shall be extended) pending the outcome of such dispute resolution procedures.

(c) If Seller delivers a Termination Dispute Notice and after the determination under Section 5.10 of any such Unagreed Termination Title Matters, and the determination under Section 6.9 of any such Unagreed Termination Environmental Matters, as applicable, the sum of the Unwaived/Uncured Title Defects and the Unwaived/Uncured Environmental Defects exceeds the Title/Environmental Termination Threshold, then this Agreement shall immediately terminate and the Deposit shall be released in accordance with Section 12.2(b).

(d) If Seller delivers a Termination Dispute Notice and after the determination under Section 5.10 of any Unagreed Termination Title Matters, and the determination under Section 6.9 of any Unagreed Termination Environmental Matters, as applicable, the sum of the Unwaived/Uncured Title Defects and the Unwaived/Uncured Environmental Defects does not exceed the Title/Environmental Termination Threshold, then the Parties shall, subject to the satisfaction or waiver of the other conditions to Closing in this Agreement, immediately proceed to the Closing.

6.9 Dispute Resolution. If (1) any Open Environmental Defects, including the existence, waiver, Remediation, and Environmental Defect Values thereof (collectively, “Environmental Disputed Matters”), are not agreed upon under Section 6.7, then any such Environmental Disputed Matters or (2) Purchaser timely delivers a Purchaser Defect Termination Notice and Seller delivers a Termination Dispute Notice, then any Unagreed Termination Environmental Matters, shall, in each case, be resolved by a single Environmental Expert under the dispute resolution procedure in this Section 6.9.

(a) Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage the Environmental Expert within five Business Days after the Closing (or in the case of a Termination Dispute Notice, within five Business Days after the delivery by Seller of such Termination Dispute Notice). After the Environmental Expert has been engaged, if the Environmental Expert withdraws after a challenge, dies, or otherwise resigns or is removed, then such Environmental Expert shall be replaced within five Business Days thereafter by Purchaser and Seller in accordance with this Section 6.9, and the time periods in this Section 6.9 shall be extended as necessary or appropriate. The fees and expenses of the Environmental Expert shall be paid 50% by Seller and 50% by Purchaser.

(b) Materials to Environmental Expert. Within 20 Business Days after the Closing Date (or in the case of a Termination Dispute Notice, within 20 Business Days after the delivery by Seller of such Termination Dispute Notice) , the Parties shall provide to the Environmental Expert the following materials:

(i) Purchaser’s Notice of Environmental Defects and all documentation provided therewith or otherwise provided by Purchaser to Seller prior to the Defect Deadline in connection with any Open Environmental Defects;

(ii) such evidence as Seller deems appropriate to dispute the existence, waiver, Remediation, and alleged Environmental Defect Values with respect to all Open Environmental Defects (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters), in each case assigned thereto by Purchaser in its Notice of Environmental Defects, together with Seller’s good faith estimate of the Environmental Defect Values with respect to all such Open Environmental Defects, if any (or in the case of a Termination Dispute Notice, Unagreed Termination Environmental Matters); and

(iii) this Article 6, and Exhibits A-1, A-2, A-3, A-4, and C to this Agreement, together with any definitions of terms used in this Article 6 and such Exhibits, but no other provisions of this Agreement.

(c) Decisions of Environmental Expert. The Environmental Expert shall make his or her determination and provide to the Parties written findings within 20 Business Days after he has received the materials under Section 6.9(b). The decision of the Environmental Expert shall be final and non-appealable and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to the Environmental Disputed Matters associated with each Open Environmental Defect (or in the case of a Termination Dispute Notice, each Unagreed Termination Environmental Matter) that is not agreed upon by the Parties under Section 6.7 or 6.8, as applicable. The Environmental Expert shall make a separate determination with respect to each Open Environmental Defect. The written finding of the Environmental Expert shall only set forth the Environmental Expert’s decision with respect to each applicable Open Environmental Defect (or in the case of a Termination Dispute Notice, each Unagreed Termination Environmental Matter), and not the Environmental Expert’s rationale for the decision. The Environmental Expert shall not make any other award or grant any other remedy, whether or not prohibited or contemplated by this Agreement, and shall certify, as necessary, the resolution of such Environmental Disputed Matters (or in the case of a Termination Dispute Notice, such Unagreed Termination Environmental Matters, as applicable) to the Accounting Referee under Section 14.1.

6.10 Exclusive Remedy. Purchaser acknowledges that the Acquired Assets have been used to explore for, develop, and produce oil and gas, and that in the past there (i) may have been Releases of wastes, crude oil, condensate, produced water, or other materials, including Hazardous Materials, above, in, on, or under the Acquired Assets and (ii) may exist other conditions that may constitute an Environmental Defect or result in Liabilities under Environmental Laws. Notwithstanding anything to the contrary in this Agreement, this Article 6 and the indemnifications provided for under Section 16.2(a)(v) constitute the entire and exclusive remedies of Purchaser with respect to any conditions, events, circumstances, acts, or omissions of, or relating to, the Environment, any Hazardous Materials, any Releases, or any Assumed Environmental Liabilities (collectively, “Environmental Matters”). Other than in respect of the Liability and obligations of Seller under (A) Section 16.2(a)(v) with respect to breach or default of the representations and warranties in Section 8.5 and Indemnified Environmental Defects (subject to the other provisions of Article 16), (B) Section 16.2(a)(ii) with respect to a breach or default of Seller’s covenants and agreements set forth in Section 10.1 and Section 10.2, and (C) Section 16.2(a)(iii) with respect to the Retained Liabilities,), Purchaser hereby waives, for itself and its successors and assigns, any other Claims, Losses, or rights against any of the Indemnified Seller Parties relating to any Environmental Matters, whether arising under Environmental Laws, any other Laws (whether in contract, tort, equity, or otherwise), or any other legal theory.

Article 7

Representations and Warranties Regarding Seller

Seller represents and warrants to Purchaser as of the Execution Date and as of the Closing Date as follows:

7.1 Existence and Good Standing. Seller is a corporation that is validly existing and in good standing under the Laws of the State of Delaware.

7.2 Foreign Qualification. Seller is duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign corporation in Texas and Oklahoma.

7.3 Power and Authority. Seller has the full corporate power and authority to carry on its business as presently conducted, to own, lease, or otherwise hold the Acquired Assets, to execute and deliver the Transaction Documents to which Seller is or will become a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions.

7.4 Due Authorization. The execution and delivery by Seller of the Transaction Documents to which Seller is or will become a party, the performance by Seller of its respective obligations under such Transaction Documents, and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary corporate action of Seller, including any required board of director, stockholder, and other authorizations or approvals under the Entity Law applicable to, or the Organizational Documents of, Seller.

7.5 Execution and Delivery; Enforceability.

(a) This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(b) Each Transaction Document to which Seller will become a party, when executed and delivered by Seller, will have been duly executed and delivered by Seller, and will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

7.6 Liabilities for Brokers’ Fees. Neither Seller nor any Affiliate of Seller has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Contemplated Transactions for which Purchaser shall have any Liability or responsibility whatsoever.

Article 8

Representations and Warranties Regarding Acquired Assets and Operations

Seller represents and warrants to Purchaser as of the Execution Date and as of the Closing Date as follows:

8.1 Material Required Consents. The Material Required Consents set forth on Section 8.1 of the Disclosure Schedule constitute all of the Material Required Consents to which the Acquired Assets are subject or that are required to be obtained by Seller in connection with the transfer and conveyance of the Acquired Assets to Purchaser under this Agreement.

8.2 Preferential Rights. To the Knowledge of Seller as of the Execution Date, the Preferential Rights set forth on Section 8.2 of the Disclosure Schedule constitute all of the rights of first refusal or other preferential purchase right provisions to which the Acquired Assets are subject that are or will be triggered in connection with the transfer and conveyance of the Acquired Assets to Purchaser under this Agreement.

8.3 Conflicts. Except for consents, approvals, and authorizations of Governmental Authorities and third parties (which are covered by Sections 8.1, 10.8 and 10.9) and Preferential Rights (which are covered by Sections 8.2 and 10.10), and except as set forth on Section 8.3 of the Disclosure Schedule or as to subpart (c) would not have a Material Adverse Effect, the execution, delivery, and performance by Seller of this Agreement does not, and the execution, delivery, and performance by Seller of the Transaction Documents to which Seller will become a party, will not: (a) result in a violation or breach of any Law or Order that is binding on Seller; or (b) contravene or result in a violation of any provision of the Organizational Documents of Seller; or (c) constitute a default or an event of default in any material respect under, require any filing, notice, waiver, consent, authorization, or approval under, or result in or give any third party any right of termination, cancellation, or acceleration of the obligations under, any material contract or agreement to which Seller is a party or to which its assets are bound or (d) result in the creation of any Lien on any Acquired Asset.

8.4 Rentals and Royalties.

(a) Except for the Proceedings listed in Sections 8.4(a) or 8.8 of the Disclosure Schedule, there is no Proceeding pending, or, to the Knowledge of Seller, threatened in writing, against Seller or any of the Acquired Assets before any Governmental Authority, arbitrator, or arbitration panel relating to rentals or Royalties payable by Seller with respect to Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.

(b) Except for any settlement agreement listed in Section 8.4(b) of the Disclosure Schedule, a true and complete copy of which has been provided by Seller to Purchaser, Seller is not a party to any contract or agreement entered into to settle any Claims or Proceeding relating to rentals or Royalties paid or payable by Seller with respect to Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.

(c) Except for such items that are being held in suspense in good faith and in accordance with applicable Law, all rentals, Royalties and other payments due and payable under the Acquired Leases with respect to Seller’s interest in the Acquired Assets that are operated by Seller have been properly and correctly paid in all material respects.

8.5 Environmental Matters. Except as to those matters set forth in Section 8.5 of the Disclosure Schedule (collectively, “Disclosed Environmental Matters”) and except as would not have a Material Adverse Effect, (a) to Seller’s Knowledge, Seller has not received any written notice from any Governmental Authority alleging a material violation of Environmental Laws by Seller during the period of Seller’s ownership of the Acquired Assets that has not been Remediated or otherwise cured in all material respects and would result in a material Liability to the owner of the Acquired Assets, (b) to Seller’s Knowledge, no investigation of any alleged violation of Environmental Laws in any material respect with respect to any portion of the Acquired Assets is pending by or before any Governmental

Authority, (c) to Seller’s Knowledge, the Acquired Assets are in compliance in all material respects with Environmental Laws and (d) there are no Claims or Proceedings pending before any Governmental Authority, or to the Knowledge of Seller, threatened in writing, against Seller alleging any material violation under or material non-compliance with any Environmental Law in connection with Seller’s ownership of the Acquired Assets.

8.6 Current Plugging Obligations. Except to the extent relating to any Environmental Defects or as set forth in Section 8.6 of the Disclosure Schedule, to the Knowledge of Seller, Seller has not received any written notice or demand from any Governmental Authorities or other third parties to plug any Acquired Wells.

8.7 Property and Production Taxes.

(a) Except as set forth in Section 8.7(a) of the Disclosure Schedule, to the Knowledge of Seller, and subject to valid extensions, Seller has filed all Tax Returns with respect to Property and Production Taxes that Seller was required to file, and has paid all Taxes shown on such Tax Returns as owing, in each case with respect to all Property and Production Taxes imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets for all taxable periods ending before the Execution Date.

(b) Seller has made available to Purchaser true and complete copies of all Tax Returns that have been filed by Seller for tax periods beginning on or after January 1, 2012, with respect to any Property or Production Taxes imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets, except for Tax Returns with respect to Property and Production Taxes that individually, or in the aggregate, would not have a Material Adverse Effect.

(c) Except for the audits and investigations listed in Section 8.7(c) of the Disclosure Schedule, there are no audits or investigations pending or, to the Knowledge of Seller, threatened, against Seller before any Governmental Authority relating to the payment of any Property and Production Taxes imposed or based on Seller’s interest in the Acquired Assets or Hydrocarbons produced from such interest in the Acquired Assets.

8.8 Claims; Proceedings. Except to the extent relating to any environmental matters (which are covered by Section 8.5), any rentals or Royalties (which are covered by Section 8.4), and any Property and Production Taxes (which are covered by Section 8.7), and except for those Claims and Proceedings set forth in Section 8.8 of the Disclosure Schedule, there are no Claims or Proceedings pending, or to the Knowledge of Seller, threatened in writing, against Seller in respect of any of the Acquired Assets before any Governmental Authority, arbitrator, or arbitration panel that would have a Material Adverse Effect or materially delay or make illegal the Contemplated Transactions. No condemnation or eminent domain Proceeding is pending, or to the Knowledge of Seller, threatened in writing, by any Governmental Authority affecting the Acquired Assets.

8.9 Compliance with Laws. Except to the extent relating to (a) any Environmental Laws (which are covered by Section 8.5); (b) any rentals or Royalties (which are covered by Section 8.4); and (c) any Property and Production Taxes (which are covered by Section 8.7), and except as set forth in Section 8.9 of the Disclosure Schedule, to the Knowledge of Seller, Seller has not received written notice of any material continuing or uncured violation on the part of Seller of any Laws applicable to the Acquired Assets.

8.10 Material Contracts.

(a) Other than the Acquired Leases and the unitization, pooling, and communitization agreements, declarations, and orders described in Section 2.2(b), the Material Contracts constitute all of the contracts and agreements that materially affect the Acquired Assets.

(b) Except for the Material Contracts, Seller is not a party to any contract or agreement with any Affiliate of Seller that cannot be terminated by Purchaser upon 60 days or less prior written notice after the Closing without penalty, cost, or Liability arising out or relating to such termination.

(c) Except as set forth in Section 8.10(c) of the Disclosure Schedule, Seller has not committed any continuing or uncured breach or default under any Material Contract to which Seller is a party, which breach, default, or event of default, individually or in the aggregate with all such other breaches, defaults, and events of default, would have a Material Adverse Effect, and Seller has not received written notice of any such breach or default.

8.11 Production Sales Contracts.

(a) Except as set forth in Section 8.11(a) of the Disclosure Schedule, the Acquired Assets are not subject to any contract or agreement for the sale of Hydrocarbons attributable to periods after the Effective Time, other than contracts and agreements that can be terminated on not more than 60 days’ notice.

(b) Except as set forth in Section 8.11(b) of the Disclosure Schedule, to the Knowledge of Seller, the Acquired Assets are not subject to any obligation (i) under a Hedging Instrument or (ii) take-or-pay clause or similar contract to deliver Hydrocarbons produced from the Acquired Assets without receiving payment at the time, or after delivery, of such Hydrocarbons, or (iii) to deliver Hydrocarbons in the future for which payment has already been received.

8.12 Imbalances. To the Knowledge of Seller, except as set forth in Section 8.12 of the Disclosure Schedule, there are no gas, production, sales, processing, pipeline, or transportation imbalances with respect to the Acquired Assets as of the date set forth therein.

8.13 Suspense Accounts. Except as set forth in Section 8.13 of the Disclosure Schedule, Seller does not hold any third-party funds in suspense with respect to production of Hydrocarbons from any of the Acquired Assets.

8.14 Certain Limitations. Any representation of Seller in this Article 8 that relates to Acquired Assets in which Seller is a non-operator under a joint operating agreement or similar agreement is limited to the Knowledge of Seller. Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.

8.15 Leases. Except for the Proceedings listed in Sections 8.4(a) or 8.8 of the Disclosure Schedule, to Seller’s Knowledge as of the date hereof, (a) each of the Acquired Leases is in full force and effect, (b) Seller is not in breach or default in any material respect with respect to any of its obligations under any Acquired Lease and (c) no lessor under any Acquired Lease has given written notice to Seller of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Acquired Lease.

Article 9

Purchaser’s Representations And Warranties

Purchaser (and Guarantor with respect to the representations and warranties set forth in Section 9.13) represents and warrants to Seller as of the Execution Date and as of the Closing as follows:

9.1 Existence and Good Standing. Purchaser is a corporation that is validly existing and in good standing under the Laws of the State of Oklahoma.

9.2 Foreign Qualification.

(a) Purchaser is duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign corporation in each jurisdiction where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a material adverse effect on Purchaser’s ability to execute and deliver this Agreement and to perform its obligations under this Agreement to be performed by Purchaser before the Closing.

(b) At the Closing, Purchaser will be duly qualified, authorized, registered, or licensed and in good standing to do business as a foreign organization in each jurisdiction where Purchaser is required to be so qualified, authorized, registered, or licensed, and in good standing, to own (or, with respect to any Acquired Assets operated by Seller, to operate) the Acquired Assets, or where the failure to be so qualified, authorized, registered, or licensed, or in good standing, would have a material adverse effect on Purchaser’s ability to execute and deliver the Transaction Documents to which Purchaser will be a party, to perform its obligations under such Transaction Documents, or to consummate the Contemplated Transactions.

9.3 Power and Authority. Purchaser has the full organizational power and authority to carry on its business as presently conducted, to own, lease, or otherwise acquire the Acquired Assets, to execute and deliver the Transaction Documents to which Purchaser is or will become a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions.

9.4 Due Authorization. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is or will become a party, the performance by Purchaser of its obligations under such Transaction Documents, and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary organizational action of Purchaser, including any required board of director, stockholder, and other authorizations or approvals under the Entity Law applicable to, or the Organizational Documents of, Purchaser.

9.5 Execution and Delivery; Enforceability.

(a) This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally, and to general equitable principles.

(b) Each Transaction Document to which Purchaser will become a party, when executed and delivered by Purchaser, will have been duly executed and delivered by Purchaser, and will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

9.6 Liabilities for Brokers’ Fees. Neither Purchaser nor any Affiliate of Purchaser has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Contemplated Transactions for which Seller shall have any Liability or responsibility whatsoever.

9.7 Conflicts. Except as would not reasonably be expected to have a material adverse effect on the acquisition, ownership, or operation by Purchaser of the Acquired Assets after the Closing or the ability of Purchaser to consummate the Contemplated Transactions, except as set forth on Section 9.7 of the Disclosure Schedule and except for any approvals or terminations required under the HSR Act, the execution, delivery, and performance by Purchaser of this Agreement does not, and the execution, delivery, and performance by Purchaser of the Transaction Documents to which Purchaser will become a party will not: (a) result in a violation or breach of any Law or Order that is binding on Purchaser or any of Purchaser’s material assets or properties; (b) contravene or result in a violation of any provision of the Organizational Documents of Purchaser; or (c) constitute a default or an event of default under, require any filing, notice, waiver, consent, authorization, or approval under, or result in or give any third party any right of termination, cancellation, or acceleration of the obligations under, any material contract or agreement to which Purchaser is a party or to which its assets are bound.

9.8 Proceedings. Except as set forth in Section 9.8 of the Disclosure Schedule, there are no Claims or Proceedings pending, or to the knowledge of Purchaser, threatened, against Purchaser before any Governmental Authority, arbitrator, or arbitration panel, that would reasonably be expected to: (a) have a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions; or (b) materially delay or make illegal the Contemplated Transactions.

9.9 Independent Evaluation.

(a) Purchaser is knowledgeable about the oil and gas business and aware of its risks, and has retained and taken advice concerning the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions from attorneys, advisors, and consultants that are knowledgeable about the oil and gas business and the Laws applicable to the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions. As of the Closing Date, Purchaser has been, or subject to Seller’s compliance with this Agreement, will be, afforded a reasonable and appropriate opportunity to visit the offices of Seller and to examine the Acquired Data and the Acquired Records and all other documents and materials requested by Purchaser or its authorized representatives or advisors (except those related to Excluded Assets) with respect to the Acquired Assets and the Assumed Liabilities (the “Background Materials”). Purchaser has made all such reviews and inspections of the Acquired Assets and Background Materials as Purchaser has deemed necessary or appropriate to consummate the transaction and that, at Closing, Purchaser shall be deemed to have knowledge of all facts contained in such Background Materials or that would have been discovered by Purchaser’s Entity Representatives’ exercise of reasonable care and due diligence in the course of such investigation, verification, analysis, and evaluation.

(b) The Background Materials include files and records, or copies of files and records, that Seller has used in its normal course of business and other information regarding the Acquired Assets and the Assumed Liabilities that Seller and its authorized representatives and advisors have compiled or generated; provided, however, that Purchaser acknowledges and agrees that the Indemnified Seller Parties have not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials, or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to the Acquired Assets or the Assumed Liabilities furnished or to be furnished to Purchaser or its representatives or advisors by or on behalf of Seller, including any estimates with respect to the value of the Acquired Assets or reserves, the financial condition, physical condition, Environmental Conditions, liabilities, operations, business, or prospects of the Assets, the requirements for the reporting of production and the payment and reporting of Royalties and Taxes, the ability to develop the Acquired Assets, to obtain any Permits required to develop the Acquired Assets, or to sell any Hydrocarbons attributable to production from the Acquired Assets, or of any projections as to events that could or could not occur.

(c) In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation, and investigation of, and judgment with respect to, the business, economic, legal, tax, environmental, and other consequences of the Contemplated Transactions, including its own estimate and appraisal of the extent and value of the Hydrocarbon and other reserves attributable to the Acquired Assets and the prices that may be received for Hydrocarbons produced from the Acquired Assets.

(d) Except as expressly provided in this Agreement, the Indemnified Seller Parties shall not have any Liability to Purchaser, its Affiliates, any Indemnified Purchaser Parties, or their respective Entity Representatives, arising out of or resulting from any authorized or unauthorized use, disclosure, or reliance on the Background Materials or other information and data relating to the Acquired Assets or the Assumed Liabilities provided by or on behalf of Seller or any other Indemnified Seller Party.

9.10 Securities Laws. Purchaser has such knowledge, sophistication, and experience in business and financial matters and in the ownership and operation of oil and gas properties and assets that Purchaser is capable of evaluating the merits and risks of the acquisition of the Acquired Assets, and has so evaluated the merits and risks of such acquisition. Purchaser is able to bear the economic risk of its acquisition of the Acquired Assets, and, at the present time, is able to afford a complete loss of such investment. The Acquired Assets are being acquired by Purchaser for Purchaser’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Acquired Assets in violation of any registration or qualification requirements of any securities Laws. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Acquired Assets or made any finding or determination as to the fairness of an investment in the Acquired Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as expressly set forth in Article 12, Purchaser waives its right of rescission and is not entitled to cancel, terminate, or revoke this Agreement.

9.11 Qualification. Purchaser is now or at the Closing will be and thereafter will continue to be qualified to own and operate the Acquired Assets, including the federal, state, and fee Acquired Leases, including meeting all Permit, bonding, and other surety requirements. Consummation of the Contemplated Transactions by Purchaser will not cause Purchaser to be disqualified or to exceed any acreage limitations imposed by Law.

9.12 Financial Resources. Purchaser will, at the Closing, have the financial resources necessary to close the Contemplated Transaction and perform all obligations of Purchaser hereunder and under the Agreements executed by Purchaser in connection with the Contemplated Transaction.

9.13 Guarantor Representations. Guarantor represents and warrants to Seller as of the Execution Date and as of the Closing as follows:

(a) Guarantor is a corporation that is validly existing and in good standing under the Laws of the State of Delaware.

(b) Guarantor has the full organizational power and authority to carry on its business as presently conducted, to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Contemplated Transactions.

(c) The execution and delivery by Guarantor of this Agreement, and the performance by Guarantor of its obligations under this Agreement, have been duly authorized by all necessary organizational action of Guarantor, including any required board of director, stockholder, and other authorizations or approvals under the Entity Law applicable to, or the Organizational Documents of, Guarantor.

(d) This Agreement has been duly executed and delivered by Guarantor, and constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally, and to general equitable principles.

(e) This Agreement, when executed and delivered by Guarantor, will have been duly executed and delivered by Guarantor, and will constitute the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

(f) Except as would not reasonably be expected to have a material adverse effect on the ability of Guarantor to comply with its obligations hereunder, the execution, delivery, and performance by Guarantor of this Agreement does not: (a) result in a violation or breach of any Law or Order that is binding on Guarantor or any of Guarantor’s material assets or properties; (b) contravene or result in a violation of any provision of the Organizational Documents of Guarantor; or (c) constitute a default or an event of default under, require any filing, notice, waiver, consent, authorization, or approval under, or result in or give any third party any right of termination, cancellation, or acceleration of the obligations under, any material contract or agreement to which Guarantor is a party or to which its assets are bound.

Article 10

Certain Covenants and Agreements

10.1 Affirmative Operations Covenants.

(a) Before Closing. Except as consented to in writing by Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise provided in this Agreement, from the Execution Date to the Closing, Seller shall: (i) use its

Commercially Reasonable Efforts to operate and maintain the Acquired Assets that are operated by Seller, in the ordinary course of business and consistent with Seller’s past practice; (ii) except as provided in clause (iii) below and in Section 3.2, pay or cause to be paid its proportionate share of all operating costs and expenses that become due and payable in connection with the operation and maintenance of the Acquired Assets; (iii) notify Purchaser of any AFE’s (authorizations for expenditures) received by Seller or of which Seller obtains actual notice that pertain to Operations or capital projects to be conducted after the Effective Time with respect to the Acquired Assets and that provide for an amount that exceeds $100,000 per activity net to Seller’s interest (the “Interim Operation Approval Threshold”), and consult with Purchaser before paying Seller’s proportionate share of any such AFE; and (iv) keep Purchaser reasonably informed of ongoing Operations and capital projects with respect to the Acquired Assets; (v) maintain insurance coverage on the Acquired Assets in the amounts and types currently in force by Seller; (vi) use Commercially Reasonable Efforts (but without requiring Seller to incur any expense or obligations to conduct drilling operations) to maintain in full force and effect all (A) Acquired Leases, except where any such interest terminates pursuant to its existing term, and (B) material Easements and material Permits held by it and issued by any Governmental Authority with respect to the Acquired Asset, (in each case) except where any such Easement or Permit terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same; and, (vii) give prompt written notice to Purchaser upon obtaining knowledge of any material damage to or destruction of any of the Acquired Assets.

(b) Upon Closing. Upon the Closing, without prejudice to Purchaser’s rights under the remaining provisions of this Agreement, Purchaser shall assume full Liability and responsibility for all Operations of Seller with respect to the Acquired Assets; provided, however, that notwithstanding anything in this Agreement to the contrary, Seller does not warrant or guarantee that Purchaser will become the operator of all or any portion of the Acquired Assets under any applicable joint operating agreements, as such will be controlled by the applicable joint operating agreements.

10.2 Restriction on Operations. Subject to Section 10.1 and to the provisions of applicable operating agreements and other applicable contracts and agreements to the contrary, from the Execution Date to the Closing, without the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall use its good faith efforts not to: (a) abandon any part of the Acquired Assets, other than in the ordinary course of business, consistent with past practice; (b) approve any capital projects or Operations on the Acquired Assets anticipated in any instance to cost more than the Interim Operation Approval Threshold and that are attributable to periods after the Effective Time (other than Drilling Costs with respect to the wells set forth on Schedule 3.2(a)(ii), emergency Operations, Operations required under existing contracts and agreements, ongoing commitments under existing AFE’s, and Operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable Acquired Lease, Acquired Contract, Permit, or Order); (c) convey or dispose of any part of the Acquired Assets (other than the replacement of Equipment or Operating Inventory, or the sale of oil, gas, and other Hydrocarbons produced from the Acquired Assets in the Ordinary Course of Business), or enter into any farmout, farmin, or other similar contract affecting the Acquired Assets; or (d) materially amend, modify, or terminate, or waive any material provision under, any Acquired Lease or Material Contract (other than a termination or waiver pursuant to the terms of such Acquired Lease or Material Contract without any further affirmative action or conduct by Seller).

Requests for approval of any action restricted by this Section 10.2 (and Section 10.1(a)(iii)) shall be delivered to the following individual who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Brad Guidry
Senior Vice President – Exploration
7130 South Lewis Street, Suite 1000
Tulsa, OK 74136
Phone (Work): (918) 493-7700
Phone (Mobile): (918) 724-4162
Fax: (918) 493-7711
Email: brad.guidry@unitcorp.com

Purchaser’s approval of any action restricted by this Section 10.2 (and Section 10.1(a)(iii)) shall not be unreasonably withheld, delayed or conditioned and shall be considered granted in full within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Purchaser acknowledges that Seller owns undivided interests in the Assets, and Purchaser agrees that the acts or omissions of third parties (including the applicable operators of the Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 10.2 (or Section 10.1(a)(iii)), nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller and its Affiliates have voted their respective interests in a manner consistent with the provisions of this Section 10.2.

10.3 Marketing. From the Execution Date until the Closing, without the prior written consent of Purchaser to act otherwise, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall not materially amend or materially modify, or terminate, or waive any material provision under, any existing marketing contracts, or enter into any new marketing contracts providing for the sale of Hydrocarbons for a term in excess of one month that cannot be cancelled or terminated on 60 days or less notice.

10.4 Legal Status. From the Execution Date until the Final Settlement Date, Seller and Purchaser shall use its Commercially Reasonable Efforts to preserve and maintain its legal status and to assure that, as of the Closing Date, it will not be subject to any material Entity, legal, or contractual restriction that would prohibit or delay the timely consummation of the Contemplated Transactions.

10.5 Notices of Claims. Seller shall promptly notify Purchaser, and Purchaser shall promptly notify Seller, if, at any time from the Execution Date until the Closing, Seller or Purchaser, as the case may be, receives notice of any Claim or Proceeding of the type described in Section 8.8 or Section 9.8.

10.6 Compliance with Laws. From the Execution Date until the Closing, Seller shall attempt in good faith to comply in all material respects with all applicable Laws, Permits, and Orders relating to the ownership of the Acquired Assets, and, to the extent that Seller is the operator of any such Acquired Assets, the operation of such Acquired Assets.

10.7 Limitation on Seller’s Interim Obligations. Notwithstanding anything herein to the contrary or otherwise expanding any obligations that Seller may have to Purchaser, Seller shall not have any Liability, obligation or responsibility to Purchaser for any Claims, Losses or Liabilities, including Claims, Liabilities or Losses attributable to or arising out of personal injury, death, or property damage, relating to, attributable to or resulting from any breach of any covenant of Seller set forth in Sections 10.1(a)(i), 10.1(a)(ii), 10.1(a)(vi), 10.2(b) or 10.6 except to the extent any such claims, damages, liabilities, losses, costs and expenses, including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, are the direct result of the gross negligence or willful misconduct of Seller.

10.8 Governmental Reviews and Filings.

(a) Before Closing. From and after the Execution Date until the Closing, the Parties shall cooperate to provide all information requested by, make all required filings with, prepare and submit all required applications to, and conduct all negotiations required or requested by, any Governmental Authority as may be required to consummate the Contemplated Transactions.

(b) HSR Act. Without limiting Section 10.8(a), if filings pursuant to and under the HSR Act are required in connection with the consummation of the Contemplated Transactions, Seller and Purchaser shall promptly (and in no event later than 10 Business Days) after the Execution Date compile and file (or will cause their “ultimate parent entity” (as determined for purposes of the HSR Act) to file) under the HSR Act such information with respect to such Party as the HSR Act requires. To the extent permitted by Law, the Parties shall cooperate and consider in good faith the views of the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to the HSR Act, including as to whether any HSR Act filings are required. To the extent HSR Act filings are required, each Party shall use Commercially Reasonable Efforts to take such actions as may be required to cause the expiration or termination of the notice periods under the HSR Act with respect to the Contemplated Transactions as promptly as possible after making such initial filings. Purchaser shall bear and promptly reimburse Seller for any and all fees and payments incurred by Seller payable to any Governmental Authorities under the HSR in connection with the Contemplated Transactions.

(c) After Closing. Except as otherwise provided in Section 10.9, after the Closing, Purchaser shall, at is sole cost and expense, make all required filings with, obtain all required consents, approvals, authorizations, and Permits from, and prepare and submit all applications to, any Governmental Authorities as may be required to transfer title to the Acquired Assets to Purchaser, to comply with Laws, and to further consummate the Contemplated Transactions, and shall indemnify, defend, save, and hold harmless the Indemnified Seller Parties from and against all Claims arising out of Purchaser’s holding of title to the Acquired Assets after the Closing and before the securing of any necessary Permits, bonds, other surety arrangements, consents, approvals, and authorizations required under Law with respect to such transfer. After the Closing, Seller shall reasonably cooperate with Purchaser in making, preparing, submitting, and obtaining the filings, consents, approvals, authorizations, Permits, and applications to be made, prepared, submitted, or obtained by Purchaser under this Section 10.8(c).

10.9 Material Required Consents.

(a) From and after the Execution Date until Closing, Seller shall use its Commercially Reasonable Efforts (but in no event required to make any payments or incur any material obligations owed to any Person), with reasonable assistance from Purchaser (including Purchaser providing required assurances of financial condition and operator qualifications), to obtain all Material Required Consents before the Closing. Purchaser shall bear and be liable for, and the Assumed Liabilities shall include, any payments or obligations owed by any Party or Indemnified Seller Party to any Person other than a Party in connection with obtaining any material Required Consents or other consents (other than under the HSR Act).

(b) If, during the course of Purchaser’s Due Diligence Review, Purchaser discovers any Material Required Consent that is not listed in Section 8.1 of the Disclosure Schedule, Purchaser shall promptly after discovery give written notice to Seller of such Material Required Consent, and Section 8.1 of the Disclosure Schedule shall be deemed updated by the Material Required Consent. Notwithstanding anything to the contrary in this Agreement, the failure to obtain a Material Required Consent before the Closing or to list a Material Required Consent on Section 8.1 of the Disclosure Schedule shall not constitute a breach of any representation, warranty, or covenant in this Agreement.

(c) If a Material Required Consent is not obtained before the Closing: (i) until the Final Settlement Statement is agreed upon, Seller and Purchaser shall work together in good faith to obtain such Material Required Consent (including, in the case of Purchaser, providing required assurance of financial condition and operator qualifications); (ii) neither this Agreement nor any other Transaction Document shall constitute an actual or attempted sale, assignment, assumption, transfer, conveyance, or delivery of the Acquired Assets or Assumed Liabilities subject to the Material Required Consent; (iii) until any such Material Required Consent is obtained, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of the Acquired Assets and the burdens of the Assumed Liabilities subject to the Material Required Consent. Promptly after any such Material Required Consent is obtained, Seller shall assign, transfer, and convey to Purchaser, and Purchaser shall assume from Seller, the Acquired Asset or Assumed Liabilities covered by the Material Required Consent pursuant to special-purpose assignment and assumption documents substantially consistent with the Transaction Documents and (iv) if before the Final Settlement Statement is agreed upon, a Material Required Consent has not been obtained then that portion of the Acquired Assets affected by such Material Required Consent shall thereafter remain excluded as described in Section 10.9(c)(ii) and any of the Allocated Value or other costs, Property Expenses, income proceeds or other adjustments previously accounted for with respect to such Assets shall be accounted for in the Final Settlement Statement.

10.10 Preferential Purchase Rights.

(a) Compliance with Preferential Rights. Seller shall use its Commercially Reasonable Efforts (but in no event required to make any payments or incur any material obligations owed to any Person) to comply with any Preferential Rights by sending written notice of this Agreement, within five Business Days after the Execution Date, to all Persons holding any such Preferential Rights set forth on Section 8.2 of the Disclosure Schedule, offering to sell to each such Person that portion of the Acquired Assets for which such a Preferential Right is held for an amount equal to the Allocated Value of such portion of the Acquired Assets.

(b) Notification. If, during the course of its Due Diligence Review, Purchaser discovers any Preferential Right that are not set forth on Section 8.2 of the Disclosure Schedule and which are applicable to the Acquired Assets, Purchaser shall promptly (but in any event within three Business Days) after discovery provide written notice to Seller of such Preferential Right, whereupon Seller shall promptly thereafter comply with such Preferential Right in accordance with Section 10.10(a).

(c) Consummation Before Closing. If, before the Closing Date, any Preferential Right affecting any portion of the Acquired Assets is exercised and the sale to the holder of such Preferential Right is consummated, then that portion of the Acquired Assets affected by such Preferential Right shall be excluded from the Acquired Assets conveyed at the Closing, and the Closing Amount shall be adjusted downward by the Allocated Value of such portion of the Acquired Assets.

(d) Consummation After Closing. If, with respect to a Preferential Right applicable to any portion of the Acquired Assets, either: (x) the time frame for the exercise of such Preferential Right has not expired before the Closing Date and Seller has not received from the holder of such Preferential Right either a notice of such holder’s intent not to exercise such Preferential Right or a waiver of such Preferential Right, or (y) the holder of such Preferential Right timely and properly exercises such Preferential Right before the Closing Date but the purchase and sale of the affected Acquired Assets to the holder of such Preferential Right is not consummated before the Closing Date, then: (i) the Purchase Price shall be reduced by the Allocated Values of the Assets subject to such Preferential Right; (ii) the affected Acquired Asset shall be retained by Seller at the Closing; and (iii) if the sale to the holder of the Preferential Right is not consummated before the Final Settlement Date (including, if the time frame for the exercise of the Preferential Right expires without exercise before the Final Settlement Date), then in connection with the final settlement under Section 14.1, the Seller shall convey such Acquired Asset to Purchaser effective as of the Effective Time pursuant to an assignment and conveyance substantially in the form of Exhibit D and the Purchase Price shall be increased by the Allocated Values of such Acquired Assets, subject to such Preferential Right, if still outstanding as of the Final Settlement Date.

(e) Purchaser acknowledges that Seller desires to sell all of the Acquired Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Acquired Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Acquired Assets affected by a Preferential Right to Purchaser unless the sale of all of the Acquired Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Acquired Assets (other than Excluded Assets or other Acquired Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preferential Right; provided that, nothing herein is intended or shall operate to extend or apply any Preferential Right to any portion of the Acquired Assets that is not otherwise burdened thereby. Time is of the essence with respect to the Parties’ agreement to consummate the sale of the Acquired Assets by the Closing Date.

10.11 Casualty Loss. If, after the Execution Date and before the Closing, a Casualty Loss occurs with respect to a portion of the Acquired Assets, then, notwithstanding such Casualty Loss, Purchaser and Seller shall proceed with the purchase and sale of the affected Acquired Assets without reduction of the Purchase Price, and Seller shall: (a) pay to Purchaser at the Closing all sums paid to Seller by Governmental Authorities and third parties before the Closing by reason of such Casualty Loss; and (b) assign, transfer, and convey to Purchaser all rights of Seller to any insurance proceeds received by Seller, as well as all of the right, title, and interest of Seller in and to any Claims, causes of action, unpaid proceeds, or other payments from Governmental Authorities or third parties arising out of such Casualty Loss. Before the Closing, Seller shall not voluntarily compromise, settle, or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

10.12 Change of Operator. Seller and Purchaser each agree to use their respective Commercially Reasonable Efforts to obtain all consents, authorizations, and approvals necessary to cause Purchaser to be elected as the operator of that portion of the Acquired Assets operated by Seller as of the Closing Date (provided, however, in no event shall Seller make any payments or incur any material obligations owed to any Person or liabilities in connection with obtaining any such consents, authorizations or approvals), and Purchaser hereby consents and agrees, subject to obtaining such necessary consents, authorizations, and approvals, to accept the designation, responsibilities, and Liabilities as the operator of such Acquired Assets.

10.13 Confidentiality.

(a) Confidentiality Agreement. Unless and until the Closing, the Confidentiality Agreement shall remain in full force and effect. Effective upon the Closing, the Confidentiality Agreement shall automatically terminate without any further action of the Parties. If this Agreement is terminated before the Closing, the Confidentiality Agreement shall continue to remain in full force and effect in accordance with its terms, and shall survive the termination of this Agreement.

(b) Obligations after Closing. After the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall not, directly or indirectly, disclose, or permit any of its Entity Representatives to disclose, to any third party the terms and conditions of this Agreement or the Contemplated Transactions (including all or any portion of the Purchase Price) (collectively, “Confidential Information”) without the written consent of the other Parties; provided, however, that this Section 10.13(b) shall not prevent disclosure by a Party: (i) pursuant to Section 10.13(c) or Section 10.14; (ii) of information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement (including Section 10.14) or any other confidentiality agreement to which such Party is a party or of which it has actual knowledge), as evidenced by generally available documents or publications; (iii) to the extent disclosure is necessary or advisable, to its Affiliates or to such Party’s or any such Affiliate’s Entity Representatives for the purpose of performing their respective obligations under this Agreement; (iv) to banks or other financial institutions or agencies or any independent accountants or legal counsel or investment advisors employed by such Party or its Affiliates, to the extent disclosure is necessary or advisable to obtain financing; (v) to one or more potential purchasers of the Acquired Assets; (vi) to Governmental Authorities to the extent necessary to comply with its obligations under this Agreement and Law with respect to the HSR Act; (vii) as required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; or (viii) to the extent necessary, to enforce this Agreement; provided, however, that in each case of disclosure under clauses (iii), (iv), or (v), the Persons to whom disclosure is made agree to be bound by this confidentiality provision, and the Party making such disclosure shall be liable and responsible for any breach by such Person of this confidentiality obligation.

(c) Information Requests. Notwithstanding Section 10.13(b), if, in the opinion of a Party’s counsel, such Party is required by a Proceeding, discovery request, Freedom of Information Act (or state equivalent) request, investigative demand, subpoena, or Order to disclose Confidential Information (collectively, an “Information Request”), such Party shall give the other Party at least 10 days prior written notice (unless less time is permitted by the applicable Information Request, in which case the disclosing Party shall give as much notice as is possible), together with a copy of the Information Request. If, before the time such disclosure is required to be made, the other Party provides the disclosing Party with written notice that it intends to object to the Information Request, file a motion for a protective order, file a motion to quash the Information Request, or take other legal action to prevent the disclosure of Confidential Information (collectively, an “Objection”), the disclosing Party shall not produce any documents or make any disclosures until it receives an Order from the relevant Governmental Authority, receives written consent from the other Party, or receives an opinion of legal counsel of the disclosing Party that the disclosing Party is legally required to comply with the Information Request despite the pending Objection. Further, the disclosing Party agrees to cooperate with the other Party, at the request and expense of the other Party, in filing or obtaining an Objection to ensure confidential treatment of the Confidential Information. If, after compliance with the foregoing, the disclosing Party is required to disclose Confidential Information pursuant to such an Information Request, the disclosing Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed, and will cooperate with the other Party’s counsel to enable the other Party, at its sole cost and expense, to obtain any available, reliable assurance that any Confidential Information so disclosed will be accorded confidential treatment.

10.14 Public Announcements.

(a) Requirements. Except as provided in Section 10.14(b), neither Seller nor Purchaser shall issue any press release or make any announcement with respect to this Agreement or the Contemplated Transactions, without the prior written consent of the other Party. If any Party intends to issue any press release or other announcement concerning this Agreement or the Contemplated Transactions, such Party shall provide to the other Party a copy of the proposed announcement as soon as reasonably possible before the disclosure and shall in good faith consider any comments provided by such other Party; provided, however, that the right of a Party to provide comments to any such press release or announcement shall not diminish its right to consent to such press release or announcement under this Section 10.14(a).

(b) Limited Exception. Notwithstanding the foregoing provisions of this Section 10.14, nothing contained in this Agreement shall prevent a Party from disclosing the terms or the existence of this Agreement or the Contemplated Transactions to the extent such Party determines, upon advice of counsel, that such disclosure is required or advisable under any securities Law or listing requirement of any securities exchange applicable to such Party or any of its equity owners or its or their respective Affiliates; provided, however, that the disclosing Party shall provide the other Party with the opportunity to comment as soon as reasonably possible under Section 10.14(a) before the disclosure.

10.15 Required Bonding. Purchaser shall obtain all required bonds and other surety arrangements relating to the ownership, use, or operation of the Acquired Assets (including all bonds and surety arrangements required by the DOI and the state(s) of Oklahoma and Texas) necessary to cause Seller’s and any of its Affiliates’ bonds and surety arrangements with respect to the Acquired Assets to be released at the Closing. Not later than five Business Days before the Closing, Purchaser shall provide Seller with satisfactory evidence that all such bonds and surety arrangements have been obtained and will be unconditionally effective as of the Closing Date.

10.16 Breach Before Closing. If, before the Closing, Purchaser obtains information that leads Purchaser to believe that Seller has or may have breached any representation, warranty, covenant, or other provision of this Agreement, Purchaser shall provide notice to Seller of such breach or potential breach promptly (but in any event within five Business Days) after discovery or before the Closing, whichever is earlier. If such a notice of breach or potential breach is delivered under this Section 10.16, or if Seller provides written notice to Purchaser of such a breach or potential breach by Seller, Seller shall have 30 days to cure any such breach, and the Closing shall be extended as and to the extent necessary (but not more than 30 days) to permit such cure; provided, however, that this Section 10.16 shall not apply to the willful refusal of Seller to close the Contemplated Transactions.

10.17 Fulfillment of Conditions. From and after the Execution Date until the Closing, each Party shall use Commercially Reasonable Efforts, and proceed diligently and in good faith, to perform and satisfy all representations, warranties and covenants of such Party contained in this Agreement (to the extent not inconsistent with this Agreement), and shall not take or fail to take any action that could reasonably be expected to result in the performance and fulfillment of any such representations, warranties or covenant.

10.18 Amendment of Seller’s Disclosure Schedules. Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend Exhibit A-3 and any of Seller’s Disclosure Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement or thereafter, would have been required to be set forth or described in such Exhibit and Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 11.3 have been fulfilled, Exhibit A-3 and the Seller’s Disclosure Schedules contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be treated as though originally included in Seller’s Disclosure Schedules as of the Execution Date.

10.19 Employment Matters.

(a) Available Employees. Within ten (10) days of execution of the Agreement, Seller will provide Purchaser a list of certain employees of Seller and its Affiliates who are directly and exclusively employed full-time in the operation of the Acquired Assets (collectively, the “Available Employees”), including employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or its Affiliates (collectively, “Leave”). Such list shall include for each Available Employee the current job title and work location (but in no event any base salary, hourly wage rate information or other compensation information). From the date that the Seller provides Purchaser the list of Available Employees until five (5) days prior to the Closing Date, Seller and its Affiliates shall cooperate with Purchaser or Purchaser’s Affiliates in permitting Purchaser or Purchaser’s Affiliates to interview, on a voluntary basis, each Available Employee identified on such list, so as to make selection decisions and communicate to such employees any information concerning employment offers and employment with Purchaser or Purchaser’s Affiliates after the Closing Date.

(b) Employment Offers to Available Employees. No later than five (5) days prior to the Closing Date, Purchaser, or Purchaser’s Affiliates, may, at its sole discretion, offer employment with Purchaser, or Purchaser’s Affiliates, to be effective as of 12:00 a.m. CDT on the day immediately following the Closing, to those Available Employees that Purchaser or Purchaser’s Affiliates select (provided that those Available Employees who are on Leave shall become employees of the Purchaser or Purchaser’s Affiliates on the date of their reinstatement from their Leave). Offers of employment made by Purchaser or Purchaser’s Affiliates to Available Employees pursuant to this Section 10.19(b) shall be under the terms and conditions as determined by Purchaser and Purchaser’s Affiliates in their sole discretion; provided that Purchaser covenants that Purchaser, or Purchaser’s Affiliates, shall provide each Available Employee not less than three (3) days in which to accept or reject Purchaser’s, or Purchaser’s Affiliates’, employment offer. All Available Employees who accept employment with Purchaser, or Purchaser’s Affiliates, pursuant to the offers described in this Section 10.19(b) and become employees of the Purchaser or any of the Purchaser’s Affiliates are referred to herein as “Transferred Employees”. On the day before the Closing Date, the Purchaser shall notify the Seller as to each Available Employee who has been offered employment by and accepted employment with the Purchaser or Purchaser’s Affiliates as provided herein.

(c) Liabilities for Compensation and Benefits. Seller or its Affiliates shall be responsible for the payment of all compensation and benefits and all other costs and liabilities relating to services provided by any and all Available Employees while employed by Seller, and Purchaser, or Purchaser’s Affiliates, shall assume and be responsible for payment of all compensation and benefits and all other costs and liabilities relating to services provided by any Transferred Employees from the date they are employed by Purchaser; provided that, with respect to an employee on Leave or who otherwise does not report for active duty with Purchaser or Purchaser’s Affiliates, such obligations shall not attach until such employee commences active employment with Purchaser, or Purchaser’s Affiliates.

10.20 Contractor Personnel. Seller shall endeavor to provide to Purchaser promptly after the Execution Date a list of all individuals providing contract labor services to Seller in connection with Seller’s ownership and operation of the Acquired Properties.

Article 11

Conditions To Closing

11.1 Mutual Conditions. The obligations of the Parties to consummate the Contemplated Transactions that are to be consummated at the Closing are subject to the satisfaction at the Closing of the following conditions (each of which may be waived by both Seller and Purchaser, in the sole discretion of each such Party):

(a) Changes in Laws; Orders. No Governmental Authority shall have enacted, issued, promulgated, or deemed applicable any Law, or issued or granted any final and non-appealable Order, that is in effect and that has the effect of permanently enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Contemplated Transactions, and no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, or grant any such Law or Order.

(b) No Proceeding. No injunction, Order or award restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions shall have been issued and no Proceeding shall be pending before any Governmental Authority against any Party or the Acquired Assets that seeks to enjoin, make illegal, or otherwise prohibit or prevent the consummation of the Contemplated Transactions other than any such Proceeding that is initiated by or on behalf of the Party claiming that this condition is not satisfied.

(c) HSR Act. All material consents and approvals of any Governmental Authority required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period (and any extensions thereof), including those under the HSR Act (if applicable) shall have expired, or early termination of the waiting period.

11.2 Seller’s Conditions. The obligations of Seller at the Closing are subject to the satisfaction at or before the Closing of the following conditions precedent (each of which may be waived by Seller, in its sole discretion):

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Purchaser set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and, with respect to those representations and warranties also made as of the Closing Date, as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

(b) Covenants. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or before the Closing.

(c) Closing Deliveries. Purchaser shall have delivered or caused to have been delivered to Seller duly executed copies of each of the Transaction Documents required by this Agreement to be delivered or caused to be delivered by Purchaser at the Closing.

(d) WARN Act. All applicable waiting periods (and any extensions thereof) under the WARN Act shall have expired or otherwise terminated.

11.3 Purchaser’s Conditions. The obligations of Purchaser at the Closing are subject to the satisfaction at or before the Closing of the following conditions precedent (each of which may be waived by Purchaser, in the sole discretion of Purchaser):

(a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and each of the representations and warranties of Seller set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case, as of the Execution Date and, with respect to those representations and warranties also made as of the Closing Date, as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

(b) Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing.

(c) Closing Deliveries. Seller shall have delivered or caused to have been delivered to Purchaser duly executed copies of each of the Transaction Documents required by this Agreement to be delivered or caused to be delivered by Seller at the Closing.

Article 12

Termination

12.1 Termination.

(a) Termination by Either Party. Either Party may terminate this Agreement by written notice to the other Party if Closing has not occurred on or before October 31, 2012 (as such date may be tolled and extended during the pendency of any dispute under Section 6.8 or by up to thirty (30) additional days to the extent a filing is required under the HSR Act and the expiration or requested termination of the notice periods under the HSR Act is still pending); provided, however, that no Party hereto shall be entitled to terminate this Agreement under this Section 12.1(a) if the Closing has failed to occur as a result of the negligent, willful intentional failure or intentional breach or inaccuracy of such Party’s representations, warranties, covenants and agreements hereunder.

(b) Mutual Termination. This Agreement may be terminated by the mutual agreement of Purchaser and Seller pursuant to a written document or instrument that is specifically identified as a termination of this Agreement.

(c) Title/Environmental Defect Termination. This Agreement may be terminated in accordance with Section 6.8.

(d) Deposit Termination. This Agreement may be terminated by Seller if Purchaser fails to pay the entirety of the Deposit to the Escrow Agent in accordance with Section 3.3 by 5:00 p.m. Houston, Texas time on the date one (1) Business Day after the Execution Date.

12.2 Remedies.

(a) If this Agreement is terminated by Seller under Section 12.1(a) because Closing has not occurred solely or primarily as a result of the failure or breach by Purchaser of any representations, warranties or covenants of Purchaser set forth in this Agreement that has prevented the satisfaction of the conditions of Seller set forth in Section 11.2, then the Deposit shall be released to Seller from the Deposit Escrow Account in accordance with the Deposit Escrow Agreement, which Deposit shall constitute liquidated damages for any and all breaches of this Agreement by Purchaser and such remedy shall be the sole and exclusive remedy available to Seller for any such failure of Purchaser. THE PARTIES ACKNOWLEDGE AND AGREE THAT (i) SELLER’S ACTUAL DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE AND (b) THE DEPOSIT IS A FAIR AND FAIR AND REASONABLE ESTIMATE OF SELLER’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WILL BE SUFFERED BY SELLER UNDER THE CIRCUMSTANCES SET FORTH IN SECTION 12.1(a) AND (c) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY.

(b) Except as provided in Section 12.2(a), if this Agreement is terminated, then the Deposit shall be released to Purchaser from the Deposit Escrow Account in accordance with the Deposit Escrow Agreement.

(c) If this Agreement is terminated by Purchaser under (i) Section 12.1(a) because Closing has not occurred solely or primarily as a result of the failure or breach by

Seller of any representations, warranties or covenants of Seller set forth in this Agreement that has prevented the satisfaction of the conditions of Purchaser set forth in Section 11.3, or (ii) Section 12.1(c) then, subject to Section 17.2 and the other provisions of this Agreement, (x) the Deposit shall be immediately released to Purchaser from the Deposit Escrow and (y) Seller shall remain liable to Purchaser for all Losses incurred by Purchaser arising out of or relating to such breach or default; provided, however, that the aggregate Liability of Seller under this Section 12.2 or otherwise under this Agreement or in connection with the Contemplated Transactions from and after the termination of this Agreement shall not exceed an amount equal to 10% of the Base Purchase Price and Purchaser hereby waives, relinquishes and releases Seller from any liability or Losses in excess of such amount or any other rights or remedies available to Purchaser at law or equity.

(d) Each of the Parties acknowledges that damages at Law or as provided in this Agreement will be an adequate remedy in the event of any breach or threatened breach by the other Party of any covenant, obligation, or other provision set forth in this Agreement, and no Party shall be entitled to, and each Party hereby waives and relinquishes any right or remedies available under Law or at equity to: (i) any decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation, or other provision; or (ii) an injunction restraining such breach or threatened breach.

(e) Promptly, but in no event later than three (3) Business Days after the termination date of this Agreement, the Parties hereto shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the applicable Party entitled to receive the Deposit as provided in this Section 12.2.

12.3 Effect of Termination. If this Agreement is terminated under Section 12.1, all rights and obligations of the Parties under this Agreement shall terminate without any further Liability or obligation of any Party to any other Party; provided, however, that the provisions in Sections 10.13 and 10.14 (relating to confidentiality and press releases), the indemnification obligations of Purchaser under Section 4.3(b), the provisions of Section 12.2 and this Section 12.3 (relating to termination), the provisions in Article 1 and Article 17, the other provisions of this Agreement that expressly survive the termination of this Agreement, and the definitions in Appendix A (to the extent used in the foregoing Sections, Articles, and provisions) shall survive the termination of this Agreement and remain in full force and effect. For the avoidance of doubt, the obligations of the Parties under the Deposit Escrow Agreement and the Confidentiality Agreement shall survive any termination of this Agreement.

Article 13

Closing

13.1 Closing. The purchase and sale of the Acquired Assets shall be consummated at a closing (the “Closing”) to be held at the Houston, Texas, offices of Seller or at such other location as the Parties mutually agree in writing, at 10:00 a.m. Houston, Texas, time, on the later of (a) September 17, 2012, (b) the first Business Day after the satisfaction or waiver of the conditions set forth in Section 11.1, or (c) such other date as the Parties mutually agree in writing, in each case of the foregoing as such date and time may be extended under Section 10.16 (such date and time is referred to herein as the “Closing Date”).

13.2 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Assignment. Seller and Purchaser shall duly execute, acknowledge, and deliver an Assignment, Bill of Sale, and Conveyance of the Acquired Assets of Seller substantially in the form of Exhibit D (the “Assignment”) effective as of the Effective Time (and in sufficient counterparts to facilitate filing and recording), with a warranty from Seller that, except for Permitted Liens, title to the Acquired Assets being conveyed by Seller is free and clear of all Liens created by, through, or under Seller, but not otherwise, but disclaiming any warranties, express or implied, as to the personal property, fixtures, or condition of the Acquired Assets, which shall be conveyed “AS IS, WHERE IS.”

(b) Additional Assignments and Assumptions; Official Forms. Seller and Purchaser shall duly execute, acknowledge, and deliver such other assignments, assumptions, bills of sale, or deeds necessary to transfer the Acquired Assets to Purchaser and for Purchaser to assume the Assumed Liabilities, including any conveyances on official forms of relevant Governmental Authorities and related documentation necessary to transfer the Acquired Assets to Purchaser, and for Purchaser to assume the Assumed Liabilities in accordance with this Agreement and the requirements of Law.

(c) Transition Services Agreement. Purchaser and Seller shall duly execute and deliver a Transition Services Agreement substantially in the form of Exhibit E (the “Transition Services Agreement”).

(d) Preliminary Settlement Statement. Seller and Purchaser shall duly execute and deliver the Preliminary Settlement Statement.

(e) Closing Payment. Purchaser shall deliver the Closing Payment to Seller by wire transfer of immediately available funds under Section 3.4(b).

(f) Deposit. Purchaser and Seller shall cause the Deposit to be released to Seller as provided in Section 3.4(b).

(g) Letters in Lieu. Sellers shall prepare and Seller and Purchaser shall duly execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production to pay Purchaser the proceeds attributable to production from the Acquired Properties of Seller from and after the Effective Time.

(h) Releases. Seller shall deliver to Purchaser: (i) duly executed and acknowledged releases in recordable form of all mortgages, deeds of trust, and security agreements created by Seller that encumber the Acquired Assets; and (ii) releases of any related financing statements.

(i) Change of Operator Forms. Seller and Purchaser shall duly execute federal and state change of operator forms with respect to those Acquired Assets of Seller that will be operated by Purchaser after the Closing under Section 10.12, and Seller shall execute and deliver to Purchaser resignation of operator letters in forms reasonably acceptable to Purchaser.

(j) Closing Certificates. Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, a certificate duly executed by an officer of each such Party substantially in the form of Exhibit F as to the satisfaction of the closing conditions set forth in Sections 11.3(a) and 11.3(b) (with respect to Seller) and Sections 11.2(a) and 11.2(b) (with respect to Purchaser).

(k) Non-Foreign Affidavit. Seller shall deliver to Purchaser an affidavit of non-foreign status and no requirement for withholding under section 1445 of the Code.

(l) Copies of Obtained Consents and Preferential Rights. To the extent obtained by Seller prior to Closing, Seller shall deliver to Purchaser copies of (i) all Material Required Consents and (ii) any written waivers of any Preferential Rights.

(m) Fee Mineral Lease. Seller and Purchaser shall each duly execute, acknowledge, and deliver an individual oil and gas lease from Seller to Purchaser in the form attached hereto as Exhibit H covering each individual fee mineral interest tract held by Seller located within the boundaries of the Lands.

(n) Possession of Acquired Assets. Subject to Section 14.3, Seller shall deliver to Purchaser possession of the Acquired Assets.

Article 14

Certain Post-Closing Obligations

14.1 Post-Closing Adjustments.

(a) Final Settlement Statement. On a date not earlier than the date that is 60 days after the Closing and not later than 5:00 p.m., Houston, Texas, time, on the date that is 120 days after the Closing (the “Final Settlement Date”), Seller, with the assistance and cooperation of Purchaser and Purchaser’s Entity Representatives under Section 14.1(i) and access to such Acquired Records and other information and records as Seller reasonably deem necessary or appropriate, shall prepare and deliver to Purchaser a final settlement statement (the “Final Settlement Statement”) setting forth: (i) each adjustment under Section 3.2 to any portion of the Base Purchase Price payable to Seller that was not finally determined as of the Closing pursuant to the Preliminary Settlement Statement, including: (A) all well (on a well-by-well or property-by-property basis) and pipeline imbalances for which no adjustments were made in the Preliminary Settlement Statement; and (B) the Title Defect Adjustment, if determined under Section 5.8(d); (ii) a reconciliation of the Closing Amount to the Purchase Price taking into account the adjustments under Section 14.1(k); and (iii) any other adjustment required under the Agreement or otherwise agreed to by the Parties (the “Final Purchase Price”).

(b) Objection Report. As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but in any case not later than 5:00 p.m., Houston, Texas, time, on the date that is 10 Business Days after receipt of Seller’s proposed Final Settlement Statement (the “Objection Date”), Purchaser may deliver to Seller a detailed written report (an “Objection Report”) containing: (i) those particular items or amounts in Seller’s proposed Final Settlement Statement as to which Purchaser objects; (ii) the reasons, in reasonable detail, for each such objection, together with any supporting documentation available to Purchaser; and (iii) Purchaser’s calculation of the Final Purchase Price. Any particular amounts or items contained in Seller’s proposed Final Settlement Statement that are not specifically objected to by Purchaser in a proper and timely delivered Objection Report shall be deemed accepted by Purchaser and shall be final, binding, and conclusive on all Parties. If Purchaser does not deliver a proper Objection Report by the Objection Date, Seller’s proposed Final Settlement Statement and calculation of the Final Purchase Price shall be deemed final, binding, and conclusive on all Parties.

(c) Negotiation Period. If an Objection Report is properly and timely delivered by Purchaser, Purchaser and Seller shall negotiate in good faith during the 10 Business Day period after such delivery (the “Negotiation Period”) to reach an agreement on the disputed items or amounts to determine the Final Purchase Price. If Seller and Purchaser agree as to the Final Purchase Price or any particular amount or item thereof that is specifically objected to in the Objection Report, then Purchaser and Seller shall execute a written acknowledgement of such agreement, and the Final Purchase Price or any amounts or items thereof that are the subject of such agreement, as applicable, shall be deemed final, binding, and conclusive on all Parties.

(d) Submission to Accounting Referee. If Purchaser and Seller are unable to agree on the Final Purchase Price and all such items or amounts by the expiration of the Negotiation Period, then any dispute, controversy, or matters of difference relating to the Final Settlement Statement or the determination of the Final Purchase Price (other than any such disputed items or amounts that constitute Title Disputed Matters, which shall be resolved in accordance with Section 5.10, and if required, certified by the Title Expert to the Accounting Referee appointed under this Section 14.1(d)) (collectively, “Final Settlement Disputes”) shall be resolved by the Houston, Texas office of Deloitte LLP, or if such firm declines to act in such capacity, by another firm of independent accountants that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser (the “Accounting Referee”). To the extent necessary, Seller and Purchaser shall act in good faith to promptly agree on the Accounting Referee and to execute such engagement letters and other documents as shall be necessary to engage the Accounting Referee within 10 Business Days after the expiration of the Negotiation Period. After the Accounting Referee has been engaged, if the Accounting Referee withdraws after a challenge, dies, or otherwise resigns or is removed, then such Accounting Referee shall be replaced within 10 Business Days thereafter by Purchaser and Seller in accordance with this Section 14.1, and the time periods in this Section 14.1 shall be extended as necessary or appropriate. The fees and expenses of the Accounting Referee shall be paid 50% by Seller and 50% by Purchaser.

(e) Instructions to Accounting Referee. Purchaser and Seller shall instruct the Accounting Referee in its engagement letter or in another joint written statement that the Accounting Referee: (i) shall act as an expert in accounting, and not as an arbitrator, to resolve, in accordance with this Agreement and otherwise in accordance with GAAP, only the Final Settlement Disputes specifically disputed in a timely delivered Objection Report that remain in dispute, and that are not deemed by this Agreement to be final, binding, and conclusive; (ii) shall adjust Seller’s proposed calculation of the Final Purchase Price, if at all, to reflect the resolution of any such Final Settlement Dispute; (iii) may not determine a Final Purchase Price that is more than the applicable amount in the Final Settlement Statement or that is less than the applicable amount in Purchaser’s Objection Report; and (iv) shall use commercially reasonable efforts to complete its work and deliver to Purchaser and Seller a written report of its decision as promptly as practicable, and in any event within 30 Business Days after it has been engaged as the Accounting Referee.

(f) Procedures of Accounting Referee. Each Party shall have the right to deliver to the Accounting Referee (with a copy to the other Party) a written presentation as to its position within 10 Business Days after the engagement of the Accounting Referee. Within 10 Business Days thereafter at a time and place agreed by the Parties and the Accounting Referee (or if the Parties are unable to agree, as determined by the Accounting Referee), each Party, shall have the right to make an oral presentation of its position and to present one or more (but not more than two) witnesses at a hearing conducted by the Accounting Referee. The remaining procedures governing such a hearing shall be determined by the Accounting Referee, except that each of Seller and Purchaser shall have the right to an approximately equal amount of time to present its position.

(g) Determination of Accounting Referee. The Accounting Referee shall use commercially reasonable efforts to complete its work and deliver to Seller and Purchaser a written report of its decision as to any Final Settlement Disputes as promptly as practicable, and in any event within 30 Business Days after it has been engaged as the Accounting Referee (subject to the receipt of any required certifications from the Title Expert under Section 5.10). The Accounting Referee’s report shall include a calculation of the Final Purchase Price and any item or component thereof that was not finally determined during or before the Negotiation Period and a line-item comparison (showing increases and decreases) to the calculations contained in the Final Settlement Statement and the Objection Report, together with explanations of each variance. If any Final Settlement Dispute is submitted to the Accounting Referee under this Section 14.1, then the Final Purchase Price, as determined by the Accounting Referee and set forth in its report, shall be final, binding, and conclusive on all Parties.

(h) Final Determination Date. The date (the “Final Determination Date”) on which the Final Purchase Price shall be deemed to have been determined shall be the earliest of: (i) the Objection Date, if Purchaser has not delivered an Objection Report with respect to the Final Purchase Price by the Objection Date; (ii) the date during the Negotiation Period that Purchaser and Seller have resolved all disputed amounts with respect to the Final Purchase Price, if all disputed amounts with respect to the Final Purchase Price are resolved during the Negotiation Period; and (iii) the date on which the Accounting Referee delivers its report as to the final determination as to the Final Purchase Price, if submitted to the Accounting Referee.

(i) Cooperation. Seller and Purchaser shall, and shall cause their respective Entity Representatives and independent accountants to, cooperate and assist as requested by the Parties and the Accounting Referee in the preparation of the Final Settlement Statement and the calculation of the Final Purchase Price and in providing access and conducting reviews referred to in this Section 14.1, including making available to the extent necessary their respective books, records, work papers, and personnel.

(j) Payment of Final Purchase Price. If (i) the Final Purchase Price as finally determined under this Section 14.1 is more than (ii) the Closing Amount, then Purchaser shall pay to Seller, within two Business Days after the Final Determination Date, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Seller. If the amount in clause (i) above is less than the Closing Amount, then Seller shall pay to Purchaser, within two Business Days after the Final Determination Date, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Purchaser.

14.2 Amounts Received After the Closing. After the Closing, any cash received by Seller applicable to any post-Effective Time production of Hydrocarbons from, or any other proceeds received by or credited to Seller and attributable to, the Acquired Properties shall be paid by Seller to Purchaser within 30 days after receipt of such payment, and any payment received by Purchaser applicable to any pre-Effective Time production of Hydrocarbons from the Acquired Properties shall be paid by Purchaser to Seller within 30 days after receipt of such payment. Payments under this Section 14.2 shall be grossed up to take into account any netting or set-offs by the purchaser of any such production against obligations of the recipient of such cash that are not related to the purchase of such production. Payments under this Section 14.2 shall not constitute an adjustment to any portion of the Purchase Price. Adjustments to the Purchase Price after the Closing shall be made only under Section 14.1. Notwithstanding anything to the contrary contained herein, the obligations of each Party under this Section 14.2 shall (a) apply only to payments related to the Acquired Assets and received on or before twelve (12) months after the Closing Date.

14.3 Records. Seller shall make the Acquired Records available for pick up by Purchaser at a mutually agreeable time promptly after the Closing at the locations and in the format currently maintained by Seller. Seller may retain, at its sole cost and expense, copies of the Records. The Acquired Records shall be made available to Seller after the Closing for review and copying as reasonably requested by Seller. Purchaser shall not destroy or otherwise dispose of any Acquired Records related to or would be reasonably be likely to relate to the determination of or payment of any Taxes for which Seller is responsible for hereunder for a period of seven years after the Closing without providing Seller reasonable written notice and an opportunity to copy any such Acquired Records.

14.4 Rental Administration. Seller, as an accommodation to Purchaser and subject to the last sentence of this Section 14.4, shall attempt to pay all lease rentals and shut-in payments due and payable through the Rental Administration Period, with respect to those Acquired Assets operated by Seller. The Final Settlement Statement and the Final Purchase Price shall include an upward adjustment for lease rentals and shut-in payments paid by Seller through the Rental Administration Period, to the extent such payments by Seller are not reflected in the Preliminary Settlement Statement, and such payments cover periods after the Effective Time, and any further adjustments required by reason of Seller’s disbursement of production revenue under this Section 14.4. AT THE CLOSING, PURCHASER SHALL BE DEEMED TO ASSUME ALL RISK, LIABILITY, AND LOSSES, AND HEREBY WAIVES ANY CLAIMS AGAINST THE INDEMNIFIED SELLER PARTIES THAT PURCHASER MAY HAVE, OR THAT MAY ARISE IN THE FUTURE, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, ARISING OUT OF OR IN CONNECTION WITH DISBURSEMENTS AND LEASE RENTAL AND SHUT-IN PAYMENTS MADE BY SELLER UNDER THIS SECTION 14.4, UNLESS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL FAULT OF SELLER.

14.5 Suspense Accounts. At the Closing, Seller shall transfer to Purchaser, and Purchaser shall assume, any suspense accounts maintained by Seller holding monies payable to royalty owners, mineral owners, and other Persons with an interest in pre-Effective Time production of Hydrocarbons from the Acquired Properties that Seller has been unable to pay because such Persons cannot be located, the identity of such Persons is unknown, or any other reason. At the Closing, Purchaser shall be deemed to assume full and complete Liability and responsibility for proper handling and payment of any such pre-Effective Time suspended amounts and suspense accounts, and for all monies payable to royalty owners, mineral owners, and other Persons with an interest in post-Effective Time production of Hydrocarbons from the Acquired Properties, and for maintaining any necessary suspense accounts or suspended amounts arising out of or relating to post-Effective Time production of Hydrocarbons from the Acquired Properties.

14.6 Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Purchaser shall eliminate any reference to the name “Noble Energy, Inc.” and any variations or extensions of such name from the Acquired Assets, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trade names, trademarks, service marks, and other marks belonging to Seller or any of its Affiliates.

14.7 Litigation Support. For so long as any Party actively is contesting or defending against any Claim or Proceeding brought by or against any third party in connection with: (a) this Agreement or the Contemplated Transactions; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date relating to the Acquired Assets, the other Parties shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary or reasonably requested in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification for the foregoing under Article 16).

14.8 Further Assurances. From time to time after the Closing, Seller shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to Purchaser, and Purchaser shall execute, acknowledge, and deliver, and cause to be executed, acknowledged, and delivered to Seller, such further documents and instruments, and take such other and further actions, as may be reasonably requested by each such Party in order to more effectively assure to Purchaser the full beneficial use and enjoyment of the Acquired Assets purchased by Purchaser, and to more effectively assure to Seller the full assumption by Purchaser of, and release of Seller from, any Liability with respect to the Assumed Liabilities, and to otherwise more fully accomplish the Contemplated Transactions, in each case subject to the terms and conditions in this Agreement.

14.9 Post-Closing Documents. All required documentary, filing, transfer fees and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Acquired Assets to Purchaser shall be borne solely by Purchaser. Promptly after the Closing Purchaser shall (a) record all assignments of Acquired Assets executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Acquired Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (c) actively pursue the unconditional approval of all un-obtained consents and approval of all applicable Governmental Authorities and other Persons with respect to the assignment of the Acquired Assets to Purchaser and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities, that, in each case, shall not have been obtained prior to the Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

14.10 Parent Guaranty. Guarantor and Purchaser hereby represent and warrant that (a) Purchaser is a wholly-owned subsidiary of Guarantor and (b) Guarantor will directly and indirectly derive substantial benefit by the execution and performance of this Agreement and consummation of the transactions contemplated hereunder. Guarantor hereby irrevocably and unconditionally guarantees the timely, faithful and full performance and payment when due of all Liabilities and obligations of Purchaser under this Agreement and the other Transaction Documents. Guarantor’s covenant in this Section 14.10 is a continuing guaranty of performance and payment and not of collection, and shall remain in full force and effect indefinitely. Notwithstanding anything herein to the contrary, Guarantor’s obligations under this Section 14.10 and the representations and warranties of Guarantor set forth in Section 9.13 shall survive Closing and shall expire at 5:00 p.m., Houston, Texas, time, on the date that is twenty (24) months after the Closing Date, provided, however, any claim or demand asserted in writing by Seller prior to such termination date shall survive until the final settlement or non-appealable judicial determination of such claim or demand.

Article 15

Tax Matters

15.1 Apportionment.

(a) Straddle Period. All Property and Production Taxes attributable to the ownership or operation of the Acquired Assets for the 2012 calendar year (the “Straddle Period”) shall be reflected as a Base Purchase Price adjustment under Section 3.2, and apportioned between Purchaser and Seller as of the Effective Time, in the case of Property Taxes, based on the number of days in the Straddle Period that occurred before the Effective Time (in the case of Seller) and on or after the Effective Time (in the case of Purchaser), and in the case of Production Taxes, based on the Production Taxes that relate to (i) actual production, expressed in volume or units, attributable to the days in the Straddle Period that occurred before the Effective Time (in the case of Seller) and (ii) actual production, expressed in volume or units, attributable to the days in the Straddle Period that occur on or after the Effective Time (in the case of Purchaser).

(b) Liability of Purchaser. At the Closing, Purchaser shall assume all Liability for Property and Production Taxes attributable to the ownership or operation of the Acquired Assets with respect to all taxable periods that begin before, on, or after the Effective Time, and all Liability for Property and Production Taxes attributable to the Straddle Period (and all such Property and Production Taxes with respect to all such taxable periods shall be deemed completely and finally settled by the related Purchase Price adjustment under Section 3.2).

(c) Rights of Purchaser. Purchaser shall have the right to all deductions, credits, and refunds pertaining to Property and Production Taxes attributable to taxable periods that begin before, on, or after the Effective Time and to both Purchaser’s and Seller’s share, determined under Section 15.1(a), of such deductions, credits, and refunds that relate to the Straddle Period, no matter when received (and all such Property and Production Taxes with respect to all such taxable periods shall be deemed completely and finally settled by the related Purchase Price adjustment under Section 3.2).

15.2 Mechanics of Ad Valorem, Severance, and Conservation Taxes.

(a) To the extent required in the Transition Services Agreement, Seller shall (i) continue to market Hydrocarbons produced from the Acquired Assets operated by Seller; (ii) withhold and pay ad valorem, severance, and conservation Taxes attributable to such sales (based on eight-eighths sales revenue); and (iii) file all required reports with respect to ad valorem, severance, and conservation Taxes that are required to be filed before such date.

(b) With respect to each month after the Effective Time that Seller is recognized as the operator of any Acquired Assets by the applicable Governmental Authority by any state, Purchaser shall: (i) pay to Seller on demand all ad valorem, severance, and conservation Taxes charged to such Acquired Assets; (ii) timely provide to Seller, to the extent not already in Seller’s possession, all product and sales data applicable to such Acquired Assets that are required for Seller to file the monthly production and tax reports for each such month; and (iii) assist Seller to refund or bill any over- or under- withheld ad valorem, severance, or conservation Taxes for all co-owners. Payment of such ad valorem, severance, and conservation Taxes pursuant to this Section 15.2 shall not affect the Purchase Price.

(c) At the Closing, Purchaser shall assume the obligation to withhold and pay all ad valorem, severance, and conservation Taxes attributable to the Acquired Assets for Hydrocarbons produced from the Acquired Assets, and to file all required reports with respect to such ad valorem, severance, and conservation Taxes.

15.3 Tax Reports and Returns. Except as otherwise provided in Section 15.1 and Section 15.2, Purchaser shall file all Tax Returns with respect to Property and Production Taxes and pay all Property and Production Taxes with respect to the Straddle Period and all tax periods that begin after the Effective Time. Seller shall promptly forward to Purchaser any reports or documents received by Seller after the Closing that relate to the Straddle Period, and provide any information in Seller’s possession or control that relate to the Straddle Period that is necessary for Purchaser to file any Tax Returns relating to Property and Production Taxes with respect to the Straddle Period.

15.4 Transfer Taxes. The Purchase Price excludes, and Purchaser shall be liable for the entire amount of any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization, and similar Taxes, fees, transfer fees, and charges incurred or required to be paid by any of the Indemnified Parties in connection with the Contemplated Transactions. If required by applicable law, Seller will charge and collect any applicable sales tax unless Purchaser provides a valid exemption or direct pay certificate.

15.5 Form 8594. Seller and Purchaser shall cooperate in the preparation of Internal Revenue Service Form 8594, pursuant to Temporary Treasury Regulation section 1.1060-1T, to report the allocation of the Purchase Price among the Acquired Assets. To the extent required by Code section 1060 and any Treasury Regulations promulgated thereunder, any such allocations shall be consistent with the Purchase Price allocation as set forth in Exhibit C. Except as required by Law, none of the Parties (or their applicable Affiliates) shall take any position on its Tax returns that is inconsistent with the allocation of the Purchase Price (plus other capitalized costs) as so agreed or as adjusted.

15.6 Section 1031 Exchange Accommodation.

(a) Notwithstanding anything herein to the contrary, but subject to this Section 15.6, either Party (in such capacity, the “Exchanging Party”) may at any time prior to Closing assign all or any portion of its rights under this Agreement and take such other steps as required to satisfy the requirements of one or more like-kind exchanges pursuant to Code section 1031 with respect to such Exchanging Party (an “Exchange Transaction”). Subject to the other provisions of this Section 15.6, the other Party (in such capacity, the “Non-Exchanging Party”) shall, as and when reasonably requested by the Exchanging Party from time to time, execute and deliver, or cause to be executed and delivered, all such documents and instruments, and take, or cause to be taken, all such further actions as the Exchanging Party may determine is reasonably necessary or appropriate for purposes of causing the Contemplated Transactions, in whole or in part, to satisfy the requirements of Code section 1031 with respect to the Exchanging Party.

(b) Notwithstanding the foregoing, unless the Exchanging Party provides for reimbursement or indemnity reasonably acceptable to the Non-Exchanging Party: (i) the Non-Exchanging Party shall not be obligated to pay any additional costs or incur any additional obligations or Liabilities in connection with the Contemplated Transactions if such costs, obligations or Liabilities arise out of or result from the Exchange Transaction (ii) the Non-Exchanging Party shall not be obligated to take title to any other assets or property, or to undertake any obligations to any third party, as a result of the Exchange Transaction; and (iii) nothing herein shall be deemed the agreement of the Non-Exchanging Party to delay the

Closing of, or payment under, this Agreement, in connection with the Exchange Transaction. The Non-Exchanging Party shall provide no assurance to the Exchanging Party that any particular tax treatment will be given to the Exchanging Party as a result of the Exchange Transaction, and the Non-Exchanging Party shall have no obligation to the Exchanging Party or any other Person if the Exchange Transaction fails to qualify as a “like kind exchange” under Code section 1031 or similar state or local tax provision.

(c) The Parties acknowledge and agree that whole or partial assignments by the Exchanging Party of rights under this Agreement or any of the Acquired Assets to one or more qualified intermediaries or exchange accommodation titleholders as required by Code section 1031 and the administrative rules governing same (an “Intermediary”) shall not (i) release the Exchanging Party from any of its Liabilities and obligations under this Agreement or any other Transaction Document, or (ii) expand any Liabilities or obligations of the Non-Exchanging Party under this Agreement or any other Transaction Document. The Exchanging Party, and its successors and assigns, shall be jointly and severally liable for the obligations and Liabilities of the Exchanging Party under this Agreement and the other Transaction Documents, and shall indemnify, defend and hold harmless the Non-Exchanging Party from and against all Claims, Losses and Liabilities, if any, arising out of or resulting from an Exchange Transaction (but only to the extent such Claims, Losses and Liabilities would not have arisen if the Contemplated Transactions had been consummated without the Exchange Transaction) without regard to the Indemnification Threshold, including any Claims, Losses and Liabilities arising out of or resulting from the transfer, assignment or conveyance of any Acquired Assets to an Intermediary instead of the Exchanging Party.

(d) In order to minimize administrative burdens as well as third party preferential purchase and consent rights, Seller and Purchaser may transfer the Acquired Assets to a newly-formed, Delaware limited liability company wholly owned by Seller (a “Title LLC”), and then may substitute the assignment of such Acquired Assets by the assignment of all of the membership interests in such Title LLC directly or through an Intermediary. Subject to this Section 15.6 particularly Sections 15.6(b) and (c), the Seller and Purchaser agree to work in good faith to accommodate utilization of a Title LLC in an Exchange Transaction if desired by either party.

Article 16

Assumption of Liabilities, Remedies, and Indemnification

16.1 Survival.

(a) Representations and Warranties as to Acquired Assets and Operations. The representations and warranties of Seller in Article 8, the re-affirmation of all such representations of Seller set forth in the Closing Certification delivered by Seller at Closing and the corresponding indemnities set forth in Section 16.2(a)(i) with respect to such representations and warranties, shall expire twelve (12) months after Closing.

(b) Representations and Warranties as to Seller. The representations and warranties of Seller in Article 7, the re-affirmation of all such representations of Seller set forth in the Closing Certification delivered by Seller at Closing and the corresponding indemnities set forth in Section 16.2(a)(i) with respect to such representations and warranties, shall survive and remain in full force and effect indefinitely.

(c) Representations and Warranties as to Purchaser. The representations and warranties of Purchaser in Article 9, the re-affirmation of any all such representations of Purchaser set forth in the Closing Certification delivered by Purchaser at Closing and the corresponding indemnities set forth in Section 16.2(b)(i), shall survive and remain in full force and effect indefinitely.

(d) Covenants Subject to Specific Date. Subject to Sections 16.1(a), (b), (c) and (f), each of the covenants and performance obligations in this Agreement that are to be complied with or performed by a date specifically set forth in this Agreement shall survive and remain in full force and effect until 5:00 p.m., Houston, Texas, time, on the date that is twelve (12) months after the last date under this Agreement for such covenant or performance obligation to be complied with or performed.

(e) Other Covenants. Subject to Sections 16.1(a), (b), (c), (d) and (f), each of the other covenants and performance obligations in this Agreement of the Parties not described in Section 16.1(d) shall survive until 5:00 p.m., Houston, Texas, time, on the date that is twelve (12) months after the Closing Date.

(f) Other Survival Periods. Notwithstanding anything herein to the contrary:

(i) The covenants of Seller set forth in Section 16.2(a)(i) and Section 16.2(a)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement of Seller that is subject to indemnification.

(ii) The covenants of Seller set forth in Section 16.2(a)(iii) with respect to the “Retained Liabilities” set forth in subparts (viii), (ix) and (xi) of the definition of “Retained Liabilities” shall, in each case, survive and remain in full force and effect until 5:00 p.m. Houston, Texas time, on the date twenty four (24) months after the Closing Date.

(iii) The covenants of Seller set forth in Section 5.7 and Section 6.6 shall each survive and remain in full force and effect until 5:00 p.m., Houston, Texas time, on the date sixty (60) months after the Closing Date.

(iv) The covenants of Purchaser set forth in Section 16.2(b)(i) and Section 16.2(b)(i) (ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement of Purchaser that is subject to indemnification.

(v) The covenants of Purchaser set forth in Sections 4.3(b), 5.12, 6.10, 10.8(c), 10.15, 10.19(c), 14.3, 14.4, 14.5, 14.7, 14.8, 14.9, Article 15, Sections 16.2(b)(iii), 16.2(b)(iv), 16.2(c), Sections 16.3 through 16.11 and Article 17 shall survive and remain in full force and effect indefinitely.

(vi) The covenants of Seller set forth in Sections 10.19(c), 14.7, 14.8, Article 15, Section 16.2(c), Sections 16.3 through 16.11 and Article 17 shall survive and remain in full force and effect indefinitely

(g) Survival After Claim. Notwithstanding Sections 16.1(b) through 16.1(e), if a Claim Notice has been properly delivered under Section 16.3 before the date any representation, warranty, covenant, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Losses or Third-Party Claims arising out, relating to, or attributable to the breach of such representation, warranty, covenant, or performance obligation, such representation, warranty, covenant, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, or performance obligation have been fully and finally resolved or by agreement of the Parties.

16.2 Indemnification and Defense.

(a) Indemnification by Seller. Subject to Sections 16.1 and 16.5 and the other provisions of this Article 16, after the Closing, Seller shall indemnify, defend, and save and hold harmless the Indemnified Purchaser Parties from and against any and all Claims and Losses arising out of, attributable to, or in connection with: (i) any (x) breach or default by Seller of any of its representations or warranties under Article 7 or Article 8 or the Closing Certification delivered by Seller at Closing; (ii) any breach or default by Seller of its covenants or agreements under this Agreement; (iii) the Retained Liabilities; (iv) any Indemnified Title Defects as and to the extent provided in Section 5.7(a); and (v) any Indemnified Environmental Defects as and to the extent provided in Section 6.6(a). With respect to any Indemnified Environmental Defect for which Seller shall have any Liability or obligation under Section 6.6 and clause (v) of this Section 16.2(a), Seller shall have the right (but shall not be obligated) to control any Remediation of such Indemnified Environmental Defect. Any Remediation or other cure of Environmental Defects by Seller shall be taken into account in determining the Claims and Losses for which the Indemnified Purchaser Parties are entitled to indemnification under Section 6.6 and clause (v) of this Section 16.2(a). Purchaser shall provide written notice to Seller before Purchaser conducts any Remediation with respect to any Environmental Defect that constitutes an Indemnified Environmental Defect.

(b) Indemnification by Purchaser. Subject to Sections 16.1 and 16.5 and the other provisions of this Article 16, after the Closing, Purchaser shall indemnify, defend, and save and hold harmless the Indemnified Seller Parties from and against any and all Claims and Losses arising out of, attributable to, or in connection with: (i) any breach or default by Purchaser of any of its representations or warranties under Article 9 or the Closing Certification delivered by Purchaser at Closing; (ii) any breach or default by Purchaser of its covenants or agreements under this Agreement; (iii) the Assumed Liabilities; and (iv) any other matter from or against which Purchaser has agreed to indemnify the Indemnified Seller Parties under this Agreement, including as provided in Section 4.3(b) and Section 10.8(c).

(c) No Third-Party Claimants. Any claim for indemnity under this Section 16.2 or this Agreement by any current or former Indemnified Purchaser Parties or the Indemnified Seller Parties must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than a Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Agreement except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 16.2(c). Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated or associated with such Party in its sole discretion and shall have no liability hereunder to any such other Indemnified Party for any action or inaction under this Section 16.3.

16.3 Claim Notice.

(a) Contents. If a Party thereto in good faith believes that an Indemnified Seller Party or an Indemnified Purchaser Party (an “Indemnified Party”) is or may be entitled to indemnification or a defense under Section 16.2, and such Party desires to assert its right to indemnification or a defense, such Party must deliver a written notice (a “Claim Notice”) to the Party that the Indemnified Party believes is obligated to provide such indemnification or defense to the Indemnified Party (the “Indemnifying Party”). To be effective, a Claim Notice must include: (i) either (A) if known, the amount of the Loss or Claim, (B) if not known but subject to reasonable estimation, a reasonable estimate of the Loss or Claim, and (C) if not known and not subject to reasonable estimation, a statement to that effect; (ii) the basis for the Claim or Loss, with supporting documentation; (iii) a list identifying, to the extent reasonably possible, each separate item of Loss and each Claim for which indemnity or a defense is so claimed; (iv) in the case of a Third-Party Claim, copies of all demands, pleadings, and other non-privileged information in the possession or control of the Indemnified Party with respect to the Third-Party Claim and (v) in the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b) Time for Delivery – Third-Party Claims. In the case of a Claim or Proceeding brought by any Person other than a Party that may result in a Loss for which indemnification or a defense may be sought under Section 16.2 (a “Third-Party Claim”), to be effective, a Claim Notice must be delivered to the Indemnifying Party: (i) within 30 Business Days after the Indemnified Party receives notice or obtains knowledge of the Claim or Proceeding; and (ii) before the expiration of the applicable survival period under Section 16.1, if the right to indemnification or a defense arises solely under clause (i) or (ii) of Section 16.2(a) or clause (i) or (ii) of Section 16.2(b), as applicable, in connection with the breach by an Indemnifying Party of a representation, warranty, covenant, or agreement; provided, however, that a delay in giving a notice of a Third-Party Claim within the time required under clause (i) of this Section 16.2(b), shall relieve the Indemnifying Party of its indemnification obligations hereunder with respect to such Third-Party Claim.

(c) Time for Delivery – Other Claims. In the case of any Loss other than a Third-Party Claim for which indemnification may be sought under Section 16.2, to be effective, a Claim Notice must be delivered to the Indemnifying Party: (i) promptly (but in any event within 30 Business Days) after the Indemnified Party has knowledge or notice of the Loss or the event, circumstance, act, or omission giving rise to the right to indemnification; and (ii) before the expiration of the applicable survival period under Section 16.1, if the right to indemnification or a defense arises solely under clause (i) or (ii) of Section 16.2(a) or clause (i) or (ii) of Section 16.2(b), as applicable, in connection with the breach by an Indemnifying Party of a representation, warranty, covenant, or agreement; provided, however, that a delay in giving a notice within the time required under clause (i) of this Section 16.3(c) (but not clause (ii) of this Section 16.3(c)) shall not relieve the Indemnifying Party of its indemnification obligations under Section 16.2, except to the extent that the Indemnifying Party was actually and materially prejudiced by such delay.

16.4 Third-Party Claims. With respect to a Third-Party Claim:

(a) Defense by Indemnifying Party. If an Indemnified Party asserts it is entitled to indemnification or a defense in connection with a Third-Party Claim, at the election of the

Indemnifying Party made by written notice to the Indemnified Party within 30 Business Days after receipt of a Claim Notice with respect to such Third-Party Claim, the Indemnified Party shall permit the Indemnifying Party to assume control of the defense of such Third-Party Claim, including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of any related Proceedings through attorneys of the Indemnifying Party’s choice; provided, however, the Indemnified Party is authorized, prior to and during such thirty (30) Business Day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If an Indemnifying Party elects to assume control of such defense:

(i) the Indemnifying Party shall be deemed to have admitted its obligation to indemnify and defend the Indemnified Party in respect of such Third-Party Claim and may not later contest such obligation; provided, however, such admission shall in no event be deemed to waive any limitations as to the liability of, or expand any obligations of such Indemnifying Party hereunder;

(ii) the Indemnifying Party shall conduct such defense in a diligent manner at the sole cost and expense of the Indemnifying Party;

(iii) the Indemnified Party shall make available to the Indemnifying Party all non-privileged documents and materials in the possession or control of the Indemnified Party relating to the Third-Party Claim and provide such other information and assistance that the Indemnifying Party shall reasonably deem necessary to the proper defense of the Third-Party Claim;

(iv) the Indemnified Party shall make available to the Indemnifying Party all privileged documents and materials in the possession or control of the Indemnified Party relating to the Third-Party Claim pursuant to the terms of a joint defense or common interest agreement mutually agreed in good faith by the Indemnified Party and the Indemnifying Party, unless counsel for the Indemnified Party reasonably determines that providing such information and entering into such joint defense or common interest agreement would compromise conflicting Claims of the Indemnified Party and the Indemnifying Party;

(v) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to the defense of the Third-Party Claim, and provide copies of any materials disclosed to the claimant or plaintiff in connection with the defense of the Third-Party Claim; and

(vi) the Indemnifying Party shall have the right to settle, adjust, or compromise such Third-Party Claim: (A) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned; or (B) without the consent of the Indemnified Party, if such settlement, adjustment, or compromise includes an unconditional release of the Indemnified Party and the other Indemnified Seller Parties or Indemnified Purchaser Parties, as applicable, and imposes no relief other than monetary damages and does not otherwise materially and adversely affect the Indemnified Party or the Acquired Assets.

(b) Defense By Indemnified Party. If an Indemnified Party asserts it is entitled to a defense of the Third-Party Claim under Section 16.2, and the Indemnifying Party does not timely elect to assume control of the defense, or elects to assume control of the defense but does not continue to conduct such defense in a diligent manner, then:

(i) if it is finally determined in a non-appealable final judgment of a court of competent jurisdiction that the Indemnifying Party was obligated to provide such defense, all costs and expenses incurred by the Indemnified Party to defend the Third-Party Claim shall be for the account of the Indemnifying Party;

(ii) whether or not the Indemnifying Party is obligated to provide such defense, the Indemnifying Party shall make available to the Indemnified Party all non-privileged documents and materials in the possession or control of the Indemnifying Party relating to the Third-Party Claim and provide such other information and assistance that the Indemnified Party shall reasonably deem necessary to the proper defense of the Third-Party Claim;

(iii) the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the defense of the Third-Party Claim, and provide copies of any materials disclosed to the claimant or plaintiff in connection with the defense of the Third-Party Claim; and

(iv) the Indemnified Party shall have the right to settle, adjust, or compromise such Third-Party Claim with the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(c) Cooperation. If a Third-Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party shall cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Third-Party Claim or any Party’s position with respect to such Third-Party Claim.

(d) No Impairment. The assumption of control of the defense of a Third-Party Claim, the payment of amounts in settlement of a Third-Party Claim, and the payment of judgments with respect to a Third-Party Claim by an Indemnifying Party shall not limit or impair the right of such Indemnifying Party to dispute in an appropriate Proceeding its obligation to indemnify or provide a defense to the Indemnified Party with respect to such Third-Party Claim. If it is finally determined in such Proceeding that the Indemnifying Party does not have an indemnification obligation with respect to such Third-Party Claim, the Indemnifying Party shall be entitled to recover from the Indemnified Party any amounts paid in settlement or amounts paid with respect to a judgment, but shall not be entitled to recover any costs and expenses of any defense provided by the Indemnifying Party; provided, however, that the amount of such costs and expenses shall apply against the limitations set forth in Section 16.5(b).

16.5 Limitations on Losses. Notwithstanding any contrary provision of this Agreement:

(a) the aggregate Liability of Seller under (i) Section 16.2(a)(i) for the sum of indemnification payments and the costs and expenses of defense shall be limited to 15% of the Base Purchase Price and (ii) the terms of this Agreement, including Section 16.2(a)(i), shall be limited to 20% of the Base Purchase Price;

(b) Seller shall have no Liability under Sections 16.2(a)(i) or (ii) for indemnification until such time as the aggregate amount of all Losses suffered or incurred by the Indemnified Purchaser Parties subject to indemnification under Sections 16.2(a)(i) or (ii) exceeds the Indemnification Threshold, and if the aggregate amount of all such Losses exceeds the Indemnification Threshold, then Seller shall only be obligated to indemnify the Indemnified Purchaser Parties for such excess;

(c) the Liability and obligations of Seller under Section 16.2(a)(iv) shall be limited in all respects as provided in Section 5.7(b);

(d) the Parties shall treat, for Tax purposes, any amounts paid under this Article 16 as an adjustment to the Purchase Price;

(e) the amount of any Claims and Losses for which Purchaser or any Indemnified Purchaser Party is entitled to indemnity under this Article 16 shall be reduced by the amount of Tax benefit realized or the amount of insurance or other third party proceeds, reimbursements or claims realized or that could reasonably be expected to be realized by Purchaser or the Indemnified Purchaser Party if a claim were properly pursued under the relevant insurance arrangements with respect to such Losses and Claims and Purchaser shall use Commercially Reasonable Efforts to pursue and prosecute any and all claims against Third Parties for which Purchaser or any Indemnified Purchaser Party is entitled to indemnity from Seller hereunder; provided, however, to the extent Purchaser or any Indemnified Purchaser Party is entitled to indemnity under this Article 16, subject to the terms of this Article 16 such Purchaser and the other Indemnified Purchaser Parties shall, subject to the terms of this Article 16, be entitled to indemnity for any unreimbursed Losses (including reasonable attorney’s fees) incurred by Purchaser or any Indemnified Purchaser Party in connection with the pursuit or prosecution of any such claims against Third Parties.

(f) each Indemnified Party shall make reasonable efforts to mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses and Claims that are indemnifiable hereunder and if an Indemnified Party fails to so mitigate any indemnifiable Losses and Claims under the preceding sentence, the Party that would otherwise have an indemnity obligation hereunder with respect to such Losses and Claims shall have no liability for any portion of such Damages that reasonably could have been avoided or mitigated had the Indemnified Party made such efforts;

(g) No Affiliate of Seller or any Indemnified Seller Parties and their respective directors, managers, partners, members, stockholders, officers, employees, attorneys, contractors and agents shall have any liability to any Indemnified Purchaser Party hereunder or under any other agreement delivered by or on behalf of any Indemnified Seller Party in connection with the Contemplated Transaction. Except with respect to the Liability of Guarantor pursuant to the guaranty provided herein, no Affiliate of Purchaser or any Indemnified Purchaser Parties and their respective directors, managers, partners, members, stockholders, officers, employees, attorneys, contractors and agents shall have any liability to any Indemnified Seller Party hereunder or under any other agreement delivered by or on behalf of any Indemnified Purchaser Party in connection with the execution of this Agreement or the execution of the other Transaction Documents;

(h) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO: (i) THE INDEMNIFIED PARTY’S SOLE, JOINT, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE

NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT; OR (ii) WHETHER THE LIABILITY IS BASED ON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LAWS (INCLUDING ANY PAST, PRESENT, OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER LAW, SECURITIES LAW, OR OTHER LAW); AND

(i) NO PARTY OR INDEMNIFYING PARTY SHALL HAVE ANY LIABILITY FOR INDEMNIFICATION, CLAIMS, LOSSES, OR OTHERWISE UNDER ANY PROVISION OF THIS AGREEMENT FOR, AND “LOSSES” AND “CLAIMS” SHALL NOT INCLUDE, (i) ANY COST, EXPENSE, DAMAGE, LOSS, OR LIABILITY IN THE NATURE OF INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR DIMINUTION IN VALUE (EVEN IF THE INDEMNIFYING OR BREACHING PARTY IS AWARE OF THE EXISTENCE OF ANY OF THE FOREGOING), EXCEPT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO THIRD-PARTY CLAIMS SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED BETWEEN THE PARTIES, WHICH SHALL BE INCLUDED IN LOSSES AND CLAIMS OR (ii) ANY DIMINUTION OF VALUE OR INCREASE IN LIABILITY, LOSS, CLAIMS, COST, EXPENSE, AWARD OR JUDGMENT TO THE EXTENT SUCH INCREASE IS CAUSED BY THE ACTIONS OR OMISSIONS OF ANY PERSON ENTITLED TO INDEMNIFICATION HEREUNDER AFTER THE CLOSING DATE

16.6 Exclusive Remedy.

(a) Exclusive Remedy. If the Closing occurs, the right of Purchaser to indemnification under Section 16.2 shall be the sole and exclusive remedy of Purchaser against any Indemnified Seller Party for, subject to the limitations set forth in Sections 16.1, 16.3, and 16.5: (i) any breach by Seller of any of its respective representations, warranties, covenants, and agreements in the Transaction Documents; (ii) all Claims and Losses of Purchaser arising out of, relating to, or in connection with the Transaction Documents or the Contemplated Transactions; and (iii) all other Claims and Losses arising out of, relating to, or in connection with the Acquired Assets and the Assumed Liabilities, IN EACH CASE, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PERSON.

(b) Waiver. If the Closing occurs, except for the right of Purchaser to indemnification under Section 16.2, Purchaser shall be deemed to have waived, to the fullest extent permitted under Law, any right to contribution against any Indemnified Seller Party (including any contribution under CERCLA or any other Environmental Law) and any and all other Claims and rights it may have against or from any Indemnified Seller Party arising under or based on any Law or other legal theory (whether in contract, tort, equity, or otherwise).

16.7 Waiver of Right to Rescission. Seller and Purchaser acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. Each Party hereby waives and relinquishes any right to rescind this Agreement, the purchase and sale of the Acquired Assets, and the assumption of the Assumed Liabilities, or any of the other Contemplated Transactions.

16.8 Releases. Except for the remedies expressly for which Seller has agreed to indemnify the Indemnified Purchaser Parties under this Agreement or Seller’s special warranty of title set forth in the Assignment, at the Closing Purchaser, on its own behalf and on behalf of the other Indemnified Purchaser Parties, shall be deemed to have waived and released the Indemnified Seller Parties from, and Purchaser shall assume, any and all Claims and Losses the Purchaser or the Indemnified Purchaser Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or Seller’s ownership, use or operation of the Acquired Assets, or the condition, quality, status or nature of the Acquired Assets, including rights to contribution under any Environmental Laws, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or any Affiliate of such Party and any rights under agreements between Seller and any Indemnified Seller Party, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES, but excluding, however, any remaining balance owed by Seller to any other Affiliate of Seller at the end of the Closing Date for provision of goods or services, or employment related costs, or other ordinary course of business expenses, with respect to the ownership or operation of the Assets.

16.9 Subrogation. To the extent of the indemnification obligations in this Agreement, Purchaser and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

16.10 Reservation as to Non-Parties. Except to the extent expressly transferred to Purchaser hereunder, nothing in this Agreement is intended to limit or otherwise waive any recourse Seller may have against any Person that is not an Indemnified Seller Party or a Purchase Indemnified Party for any obligations or Liabilities that may be incurred with respect to the Acquired Assets or the Assumed Liabilities.

16.11 Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 16 COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING THE INDEMNIFYING PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF THE INDEMNIFIED PARTY. EACH OF SELLER AND PURCHASER UNDERSTAND THAT PURSUANT TO THIS AGREEMENT, EACH PARTY IS SOMETIMES AN INDEMNIFYING PARTY AND SOMETIMES AN INDEMNIFIED PARTY. EACH INDEMNIFYING PARTY REPRESENTS TO THE INDEMNIFIED PARTY (1) THAT IT, THE INDEMNIFYING PARTY HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT IT WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (2) THAT IT, THE INDEMNIFYING PARTY FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

Article 17

Miscellaneous

17.1 Expenses.

(a) Attorney’s Fees. In any court Proceeding brought under this Agreement, notwithstanding any contrary rule of Law, the court, in its discretion may award the prevailing Party in the Proceeding the reasonable costs and attorney’s fees in prosecuting or defending the Claim that is the subject of the Proceeding.

(b) Other Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by a Party in negotiating or drafting the Transaction Documents or in consummating the Contemplated Transactions shall be paid by the Party incurring the same, including legal, advisory, and accounting fees, costs, and expenses.

17.2 Jurisdiction and Venue. Except as otherwise provided in Section 14.1, Section 5.10 and Section 6.9, any Proceeding arising under or relating to this Agreement or the other Transaction Documents, the interpretation of this Agreement or the other Transaction Documents, or the enforcement of any provision of this Agreement or the other Transaction Documents (whether in Law, equity, or other theory) shall be brought or otherwise commenced in any state court or the United States District Court located in Houston, Texas. Each Party consents to the exclusive jurisdiction of such courts (and the appellate courts thereof) and agrees not to commence any such Proceeding except in such courts. Each Party agrees not to assert (by way of motion, as a defense, or otherwise), and hereby irrevocably and unconditionally waives in any such Proceeding commenced in such court, any objection or claim that such Party is not subject personally to the jurisdiction of such court or that such Proceeding has been brought in an inconvenient forum. If such courts refuse to exercise jurisdiction hereunder, the Parties agree that such jurisdiction shall be proper in any court in which jurisdiction may be obtained. Each Party irrevocably consents to service of process by delivery of the copy of the process pursuant to the notice provisions set forth in Section 17.5 with the same force and effect as if such service had been made within the State of Texas.

17.3 Waiver of Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

17.4 Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

17.5 Notices.

(a) Addresses. Other than in connection with any notice required to be given under Section 10.2, all notices under this Agreement shall be in writing and shall be delivered either personally, by facsimile transmission, by internationally recognized overnight courier, or by registered or certified mail (return-receipt requested), postage prepaid, in any such case to the other Party at its addresses set forth below:

If to Seller:	Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
Attention: Shawn E. Conner
Facsimile: 281-872-3358

With a copy to:	Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
Attention: Ann Elizabeth White
Facsimile: 281-872-3115

With a copy to:	Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention: Richard Rice

If to Purchaser:	Unit Petroleum Company
7130 South Lewis, Suite 1000
Tulsa Oklahoma 74136
Attention: Mr. Michael Earl
Facsimile: 918-493-7711

With a copy to:	Unit Petroleum Company
7130 South Lewis, Suite 1000
Tulsa Oklahoma 74136
Attention: Mr. Josh Dickens
Facsimile: 918-496-6302

(b) When Notice Received. As applicable under Section 10.2 or Section 17.5(a), Any such notice shall be deemed to have been delivered and received: (i) in the case of personal delivery, on the date of actual receipt by the applicable individual designated under Section 17.5(a) above; (ii) in the case of facsimile transmission, on the date electronic confirmation of receipt from the receiving Party has been received by the transmitting Party (as evidenced by the transmitting Party’s facsimile machine) if such confirmation is received before 3:00 p.m. (Houston, Texas, time) on a Business Day (otherwise on the next Business Day after such confirmation is received); (iii) in the case of an internationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the date of actual receipt by the applicable individual designated; and (iv) in the case of mailing by registered or certified mail (return-receipt requested), on the date of actual receipt by the applicable individual designated. In the case of facsimile transmission, the sending Party shall use Commercially Reasonable Efforts to promptly mail or deliver a copy of the notice by internationally recognized courier or by registered or certified mail (return-receipt requested); provided, however, that the delivery or mailing of, or the failure to deliver or mail, such a copy shall not affect the effectiveness or the time of delivery or receipt of the notice.

(c) Change of Address. A Party may change its notice address by notice to the other Party in accordance with this Section 17.5.

17.6 Entire Agreement. This Agreement (including the Appendix, Exhibits, Schedules, and Disclosure Schedule) and the Confidentiality Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and all prior and contemporaneous negotiations, understandings, and agreements between the Parties on the matters contained herein and therein are expressly merged into and superseded by this Agreement and the Confidentiality Agreement. The provisions of this Agreement and the Confidentiality Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements relating to such subject matter except as specifically set forth in this Agreement and the Confidentiality Agreement. In the event that the Closing occurs, the Confidentiality Agreement shall automatically terminate and expire effective as of the Closing Date with no further action on the part of any Party. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will prevail.

17.7 Amendments and Waivers.

(a) Amendments. This Agreement may not be amended except by a written agreement of the Parties that is identified as an amendment to this Agreement.

(b) Waivers. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Party to be charged with the waiver. No waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.8 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and assigns, and shall inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

(b) Assignments Prohibited. Except as provided in Section 17.8(c), no Party may, directly or indirectly (including by merger, conversion, share exchange, or operation of Law), assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations under this Agreement, without the prior written consent of the other Parties, which consent may be withheld in each such Party’s sole and absolute discretion, and any attempt to do so shall be void.

(c) Assignments Permitted. Any Party shall have the right, without the consent of the other Party, to assign and delegate to an Affiliate of such Party all (but not less than all) of this Agreement and its rights, interests, Liabilities, and obligations under this Agreement; provided, however, that (i) the assigning Party shall provide to the non-assigning Party prompt written notice of such assignment and delegation, (ii) any such Affiliate to whom an assignment or delegation is made shall agree in a writing delivered to the non-assigning Party with the notice described in clause (i) of this Section 17.8(c) to assume all of the assigned and delegated obligations and Liabilities of the assigning Party hereunder, including, and subject to, all notices, Claims, and Proceedings brought or made by the non-assigning Party against the assigning Party, and (iii) if Purchaser is the assigning Party, Purchaser and such Affiliate shall be jointly and severally liable for the performance of the duties, obligations, and Liabilities of Purchaser hereunder (and shall affirm such continuing Liability in the assignment document described in clause (ii) above).

17.9 Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic image scan transmission in .pdf shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

17.10 Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or based on any other legal theory) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any Claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the state of Texas applicable to agreements made and to be performed entirely within such State, without regard to any choice-of-law or conflicts-of-law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Texas.

17.11 Third-Party Beneficiaries. This Agreement confers certain indirect rights and remedies upon the Indemnified Seller Parties and the Indemnified Purchaser Parties, as applicable, as set forth in Section 4.3(b), Section 10.8(c) and Article 16, each of which is, subject to the terms of Section 16.2(c), an express and intended indirect third-party beneficiary of such Section and Article, and no employee, creditor, claimant, or other Person (other than the Parties and their respective permitted successors and permitted assigns) has any rights or remedies under this Agreement or is an intended beneficiary of any provision of this Agreement. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of the other Indemnified Seller Parties or the other Indemnified Purchaser Parties; and (b) no Party hereunder shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 16.2(c) above.

17.12 Limitation on Damages. CONSISTENT WITH SECTION 16.5(f), THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS TO INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR DIMINUTION IN VALUE (EVEN IF THE INDEMNIFYING OR BREACHING PARTY IS AWARE OF THE EXISTENCE OF ANY OF THE FOREGOING), EXCEPT TO THE EXTENT ANY OF THE FOREGOING RELATE TO THIRD-PARTY CLAIMS FOR WHICH RESPONSIBILITY IS ALLOCATED HEREUNDER BETWEEN THE PARTIES.

17.13 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the validity, legality, or enforceability of the offending provision as to any other Person or circumstance or in any other jurisdiction. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction or with respect to any event or circumstance shall not affect the validity or enforceability of such provision in any other jurisdiction or with respect to any other event or circumstance, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person

17.14 DTPA. Purchaser certifies that it is not a “consumer” within the meaning of the Oklahoma Consumer Protection Act, Chapter 15, Sections 751, et seq., or the Texas Business and Commerce Code, as amended (the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that, if the DTPA is applicable to this Agreement, (a) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS AND (b) PURCHASER SHALL DEFEND AND INDEMNIFY THE INDEMNIFIED SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY OF THE INDEMNIFIED PURCHASER PARTIES OR ANY OF THEIR SUCCESSORS AND ASSIGNS BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

17.15 Severability. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

17.16 Disclaimers.

(a) DISCLAIMERS CONSPICUOUS. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS CONTAINED IN THIS SECTION 17.16 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE, OR ORDER.

(b) NO OTHER REPRESENTATIONS AND WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (AND THE RE-AFFIRMATIONS THEREOF SET FORTH IN THE CLOSING CERTIFICATION), TOGETHER WITH THE TITLE WARRANTIES IN THE ASSIGNMENT TO BE DELIVERED AT THE CLOSING BY SELLER (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. WITHOUT LIMITATION OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTIES OR REPRESENTATIONS, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO: (i) TITLE TO THE

ACQUIRED ASSETS; (ii) THE CONDITION, QUANTITY, QUALITY, CONFORMITY TO MODELS OR SAMPLES, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NON-INFRINGEMENT OF ANY ACQUIRED ASSETS; (iii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS WHETHER BEFORE, ON, OR AFTER THE EXECUTION DATE; (iv) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), ATTRIBUTABLE TO THE ACQUIRED ASSETS OR THE ABILITY OR POTENTIAL OF THE ACQUIRED ASSETS TO PRODUCE HYDROCARBONS; (v) THE ENVIRONMENTAL CONDITION OF THE ACQUIRED ASSETS, BOTH SURFACE AND SUBSURFACE; OR (vi) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS ENTITY REPRESENTATIVES BY SELLER OR ANY OF ITS ENTITY REPRESENTATIVES.

(c) INSPECTION. SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 6.1(B), PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ACQUIRED ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NATURALLY OCCURRING RADIOACTIVE MATERIALS, BUT WITHOUT PREJUDICE TO ITS RIGHTS UNDER THIS AGREEMENT. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ACQUIRED ASSETS.

(d) “AS IS, WHERE IS” PURCHASE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS IN AN “AS IS, WHERE IS” CONDITION, AND SHALL ASSUME ALL RISKS AND LIABILITIES THAT THE ACQUIRED ASSETS MAY CONTAIN HAZARDOUS MATERIALS OR OTHER WASTE, TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS, OR OTHER MATERIALS OR SUBSTANCES, OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS, PITS, PIPELINES, OR OTHER WASTE OR SPILL SITES THAT MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATION. EXCEPT AS OTHERWISE PROVIDED IN THE TRANSACTION DOCUMENTS, FROM AND AFTER THE CLOSING, ALL RESPONSIBILITY AND LIABILITY RELATING TO ALL SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO PURCHASER, REGARDLESS OF WHEN THE LIABILITY OR RESPONSIBILITY AROSE.

(e) CALCULATIONS, REPORTING, AND PAYMENTS. PURCHASER ACKNOWLEDGES AND AGREES THAT SUBJECT TO SECTION 16.4 ABOVE, CLAIMS OR PROCEEDINGS AGAINST SELLER OR TO WHICH SELLER IS OR MAY BECOME A PARTY BEFORE, ON, OR AFTER THE CLOSING MAY HAVE AN EFFECT ON THE CALCULATION OF, AND LIABILITY WITH RESPECT TO, TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER

ARISING AFTER THE EFFECTIVE TIME RELATING TO THE ACQUIRED ASSETS AND THE ASSUMED LIABILITIES AND THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ACQUIRED ASSETS. NOTWITHSTANDING THAT SELLER HAS RETAINED ANY LIABILITY OR RESPONSIBILITY UNDER THIS AGREEMENT FOR THE PAYMENT OF ANY LOSSES OR CLAIMS WITH RESPECT TO ANY OF THE FOREGOING, SUBJECT TO SECTION 16.4 ABOVE THE LIABILITIES RETAINED BY SELLER HEREUNDER SHALL NOT INCLUDE, AND PURCHASER HEREBY EXPRESSLY RELEASES THE INDEMNIFIED SELLER PARTIES FROM, ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY EFFECT THAT THE OUTCOME OR SETTLEMENT OF ANY SUCH CLAIMS OR PROCEEDINGS MAY HAVE ON THE CALCULATION OF TAXES, ROYALTIES, RENTALS, AND OTHER PAYMENT OBLIGATIONS OF PURCHASER ARISING AFTER THE EFFECTIVE TIME OR THE NET REVENUE INTEREST OR WORKING INTEREST WITH RESPECT TO THE ACQUIRED ASSETS. FOR THE AVOIDANCE OF DOUBT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE CALCULATION AND REPORTING OF PRODUCTION, ROYALTIES, AND TAXES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME. Notwithstanding anything in this Section 17.16(e) to the contrary, Seller’s does not have the right to settle or compromise any Third-Party Claim described herein without the prior written consent of Purchaser if such settlement or compromise imposes relief other than monetary damages.

(f) CHANGES IN PRICES; WELL EVENTS. PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE (EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 10.11 AND 6.7 WITH RESPECT TO AN ADVERSE CHANGE IN THE NATURE OF A CASUALTY LOSS) IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF AN ACQUIRED WELL, INCLUDING ANY ACQUIRED WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (iii) DEPRECIATION OF ANY ACQUIRED ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

[Signature Page Follows]

The Parties have executed this Agreement as of the Execution Date.

PURCHASER:

UNIT PETROLEUM COMPANY

By:	/s/ Mark E. Schell
Name:	Mark E. Schell
Title:	Senior Vice President

GUARANTOR:

UNIT CORPORATION

By:	/s/ Mark E. Schell
Name:	Mark E. Schell
Title:	Senior Vice President

Signature Page to Purchase and Sale Agreement

SELLER:

NOBLE ENERGY, INC.

By:	/s/ Shawn E. Conner
Name:	Shawn E. Conner
Title:	Vice President

Signature Page to Purchase and Sale Agreement

Appendix A

Defined Terms

1. Certain Defined Terms. As used in the Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated), including the goodwill related thereto, operated, owned, leased, or licensed by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real property, equipment, inventory, goods, and Intellectual Property.

“Assumed Environmental Liabilities” means any and all Claims, Losses, and Liabilities (including any civil fines and penalties, personal injury, illness or death of any natural person, any damage to, or destruction or loss or diminution in value of any property, and any costs and expenses for the modification, repair, or replacement of any facilities on the Leased Lands), arising out of or relating to the Acquired Assets, the condition, ownership, maintenance, or use of the Acquired Assets, or Operations on or with respect to the Acquired Assets, by any Person, whether before, on, or after the Effective Time, in any way: (i) arising under any past, present, or future Environmental Law or any Permit issued under any past, present, or future Environmental Law, including any violation, breach, or noncompliance with any such Environmental Law or any such Permit and contribution obligations under CERCLA; (ii) arising out of or relating to the assessment, clean-up, removal, or other Remediation of any Hazardous Material or other waste or materials of any kind, including but not limited to NORM; or (iii) arising out of or relating to any Release or other contamination or pollution of the Environment.

“Assumed Liabilities” means all Claims, costs, expenses, Liabilities, and obligations of Seller (known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) with regard to, in respect of, arising out of or attributable the Acquired Assets, including those relating to the condition, ownership, operation, maintenance, or use of the Acquired Assets, or Operations on or with respect to the Acquired Assets, by any Person, whether before, on or after the Effective Time, but excluding the Retained Liabilities. Without limiting the generality of the foregoing, the Assumed Liabilities include: (i) all Liabilities for Property and Production Taxes (except to the extent provided in Section 15.1(a)); (ii) all Liabilities of Seller for transfer, sales, use, and other Taxes arising in connection with the consummation of the Contemplated Transactions; (iii) the Assumed Environmental Liabilities and the Plugging and Abandonment Obligations; (iv) all Liabilities and obligations of Seller under Permits and the Acquired Contracts; (v) all rental and Royalty Liabilities and obligations; (vi) all Claims, Proceedings, or disputes, including those relating to Property and Production Taxes, Royalties, other costs and expenses, purchasers of production of Hydrocarbons, death or bodily injury, contractual rights or obligations, and the ownership, Operations on, or use of, the Acquired Assets, and all Liabilities and obligations with respect to the foregoing; (vii) all Liabilities for the payment of Property Expenses; (viii) all Liabilities with respect to gas production, sales, or processing imbalances and make-up obligations arising out of or relating to the Acquired Assets; (ix) all obligations

Schedule – Page 1

of Seller to indemnify any Person by reason of the fact that such Person was an Entity Representative of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee, or agent of another Entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); and (x) all other Liabilities and obligations of Seller, except for the Retained Liabilities. Notwithstanding the foregoing, at such time as the period for Purchaser making claims against Seller pursuant to Section 16.2(a)(iii) expires, then with respect to any matters that constitute the Retained Liabilities provided for in subparts (viii), (ix), and (xi) of the definition of “Retained Liabilities” but for which Purchaser has not made a timely claim, such matters shall become Assumed Liabilities.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in the State of Texas are authorized or obligated to close.

“Casualty Loss” means any Loss or reduction of value with respect to the Acquired Assets that occur as a result of (i) acts of God, fire, explosion, terrorist attack, earthquake, windstorm, flood, drought, or similar occurrence, or (ii) a taking in condemnation or under right of eminent domain, in each case under subparts (i) or (ii) in an amount of $500,000 or greater, without regard to any related insurance proceeds, and specifically excluding, for the avoidance of doubt, changes in market conditions, including product and commodities prices, the availability of supply and distribution channels, production declines, adverse conditions or changes in production characteristics or downhole conditions of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration, and depreciation through ordinary wear and tear.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim” means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting Liability or seeking contribution, indemnification, cost recovery, or compensation for Losses or injunctive or other equitable relief.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to cause the result to be achieved in an expeditious manner; provided, however, that a Person required to use its Commercially Reasonable Efforts shall not be required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement and in connection with the Contemplated Transactions, to commence any Proceeding or to offer or grant any material accommodation (financial or otherwise) to any Person.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 12, 2012, by and between Unit Petroleum Company and Seller.

“Contemplated Transactions” means the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the other transactions provided by this Agreement or any of the other Transaction Documents.

“COPAS” means the Council of Petroleum Accountant Societies of North America.

Schedule – Page 2

“Disclosure Schedule” means: (i) with respect to Seller, the Schedule attached to this Agreement titled “Seller’s Disclosure Schedule” (sections of which are referenced in the representations and warranties of Seller in this Agreement); and (ii) with respect to Purchaser, the Schedule attached to this Agreement titled “Purchaser’s Disclosure Schedule” (sections of which are referenced in the representations and warranties of Purchaser in this Agreement).

“Drilling Costs” means, with respect to an Acquired Well, all costs and expenses for title opinions, surveying, staking, permitting, and preparing the well location, setting conductor pipe, setting surface casing, and drilling, testing, completing, and equipping the well through the tanks or production flow lines, or plugging and abandoning the well as a dry hole.

“DOI” means United States Department of Interior and any sub-agencies, bureaus or offices thereof, including, but not limited to, the United States Bureau of Land Management, the United States Bureau of Indian Affairs, and the Bureau of Ocean Energy Management, Regulation and Enforcement.

“Easement” means any easement, right-of-way, license, servitude, surface lease, surface use agreement, or other similar asset, right, or interest in real property.

“Effective Time” means April 1, 2012, at 12:01 a.m., Houston, Texas, time.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society, or other incorporated or unincorporated enterprise, association, organization, or entity.

“Entity Representative” means, with respect to any Entity, such Entity’s directors, managers, members, officers, employees, agents, advisors, and attorneys.

“Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource.

“Environmental Condition” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release, or emission of any Hazardous Materials, in each case to the extent that it is caused by the operations of Seller or of any Person for which Seller is legally responsible.

“Environmental Defect Deductible” means two (2%) of the Base Purchase Price.

“Environmental Defect Threshold” means $50,000.

“Environmental Expert” means E.Vironment, LP, or if it declines or is unable to act in such capacity, AECOM, or if it declines or is unable to act in such capacity, by an attorney licensed to practice law in the State of Texas with at least 10 years of experience in Environmental Law in oil and gas related matters that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser.

“Environmental Law” means any present or future Law relating to: (i) protection of human health or the Environment or workplace safety or occupational health; (ii) Liability for or costs of Remediation or prevention of Releases of Hazardous Materials; (iii) Liability for or costs of any other actual or future threat to human health or the Environment; or (iv) any wrongful death, personal injury, or

Schedule – Page 3

property damage that is caused by or related to the handling, storage, or the presence of a Hazardous Material, including CERCLA, the Emergency Planning and Community Right to Know Act, the Hazardous Substances Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, the River and Harbors Appropriation Act, and any state counterparts of the foregoing.

“Equipment” means tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, Christmas trees, derricks, platforms, separators, compressors, gun barrels, and other equipment, fixtures, physical facilities, and surface and subsurface machinery, but excluding Operating Inventory.

“GAAP” means United States generally accepted accounting principles in effect as of the Execution Date, applied consistently with Seller’s application in prior periods.

“Gap Period Property/Personal Injury Losses” shall mean all Losses and Claims for property damage or personal injury or death that arise from or are attributable to both the (i) the ownership, operation or development of the Acquired Assets and (ii) the period of time from and after the Effective Time up to the Execution Date.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Hazardous Material” means any: (i) petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; (ii) waste, gas, or other substance or material that is explosive or radioactive; (iii) “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” as designated, listed, or defined (whether expressly or by reference) in any statute, regulation, Environmental Law, or other Law (including CERCLA and any other so called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); (iv) other substance or material (regardless of physical form) that is subject to any Environmental Law or other Law that regulates or establishes standards of conduct in connection with, or that otherwise relates to, the protection of human health, plant life, animal life, natural resources, property, or the enjoyment of life or property from the presence in the Environment of any solid, liquid, gas, odor, noise, or form of energy; or (v) compound, mixture, solution, product, or other substance or material that contains any substance or material referred to in clause (i), (ii), (iii), or (iv) above.

“Hedging Instrument” means: (i) any futures trade, put option, synthetic put option, call option, or other arrangement relating to commodities entered into by a Person on any commodities exchange to hedge such Person’s exposure to or to speculate on commodity prices; and (ii) any swap, collar, floor or other derivative transaction or hedging arrangement of any type or nature whatsoever in the over-the-counter derivatives market.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Schedule – Page 4

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons produced in association with the foregoing, including coalbed methane and gas and CO².

“Income Tax” means any United States federal, state, local, or foreign Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” of any Person means, without duplication: (i) all obligations of such Person created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); and (ii) all obligations of such Person evidenced by a note, bond, debenture, or similar instrument.

“Indemnification Threshold” means one percent (1%) of the Base Purchase Price.

“Indemnified Purchaser Parties” means Purchaser and its Affiliates, and the respective Entity Representatives of the foregoing.

“Indemnified Seller Parties” means Seller and its Affiliates, and the respective Entity Representatives of the foregoing.

“Intellectual Property” means, with respect to any Person, any intellectual property, industrial property, and other proprietary rights (or portion thereof) owned, licensed, or developed by such Person or any of its Affiliates, or in which such Person or any of its Affiliates has any rights or interests, including any trademark, service mark, trade name, fictitious business name, or other similar intangible asset, registered or unregistered copyrights, patents, inventions, software or systems, and all versions, forms and embodiments thereof, including source code and object code, information that derives economic value from not being generally known to other Persons, including trade secrets and customer lists, and applications for registration and registrations of any of the foregoing (whether pending, existing, abandoned, or expired).

“Knowledge” means, with respect to Seller, the actual knowledge, without any obligation of inquiry or investigation, of the following Entity Representatives of Seller: Shawn Conner: Vice President Business Development; Jeff Schwarz: Business Unit Manager Rockies, Mid Con & Frontier; Don Lankford: Asset Manager; Curtis Rueter: Environmental Regulatory Manager, Ann Schreiner, Land Manager and Robert Guthrie, Senior Tax Planning Manager.

“Law” means any federal, state, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority.

“Liability” means, with respect to any Person, any Indebtedness or other liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.

“Lien” means any mortgage, deed of trust, pledge, assessment, security interest, lien, adverse claim, levy, charge, or other title defect of any kind.

Schedule – Page 5

“Loss” means any actual loss, damage, injury, Liability, fine, sanction, penalty, Tax, charge, fee, cost (including costs incurred in settlement of any Proceeding), or expense (including any legal fees, expert fees, accounting fees, or advisory fees) of any kind or character.

“Material Adverse Effect” means a material adverse effect on: (x) the ownership, operation, or value of the Acquired Assets considered as a whole which results in a Loss to Purchaser in excess of 20% of the Base Purchase Price; or (y) the ability of Seller to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to: (i) general business or economic conditions, including such conditions related to the business or Operations of Seller; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States; (iii) financial, banking, commodities, products, or securities markets (including any disruption thereof and any decline in the price of any commodity, product, security or any market index); (iv) disruptions in transportation and distribution channels, including channels into which Seller sells any commodities or products; (v) production declines or any adverse condition or change in the production characteristics or downhole condition of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration; (vi) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear; (vii) changes in GAAP; (viii) changes in Laws, Orders, or other binding directives issued by any Governmental Authority; or (ix) the taking of any action contemplated by this Agreement or the other Transaction Documents; (b) any existing event, occurrence, or circumstance with respect to which Purchaser has knowledge as of the Execution Date; and (c) any adverse change in or effect on the Acquired Assets or Operations of Seller that is cured before the earlier of the Closing Date and the termination of this Agreement.

“Material Required Consents” means consents, approvals, and authorizations of Governmental Authorities and third parties required to be obtained by Seller before the Closing to permit the transfer of the Acquired Assets to Purchaser, excluding: (i) filings and notices to, and waivers, consents, authorizations, and approvals from the DOI or any state (or any department, subgroup, office or bureau thereof); (ii) transfer orders and other filings and notices that are routine and customary in connection with the transfer of oil and gas assets where the Acquired Assets are located; (iii) filings and notices under the HSR Act or similar Laws of any Governmental Authority; (iv) consents, approvals, or authorizations the failure of which to obtain would not result in any the termination or voiding of any Acquired Properties or give any Person not a Party hereto the right void any Acquired Property and (v) consents, approvals, or authorizations the failure of which to obtain would not have a Material Adverse Effect.

“Net Revenue Interest” or “NRI” means, with respect to any Acquired Lease, Acquired Interest, or Acquired Well, that interest of Seller in Hydrocarbons produced and marketed from or attributable to such Acquired Lease, Acquired Interest, or Acquired Well, after giving effect to all Royalties and reversionary interests.

“Operations” means oil and gas exploration, development, and production, and all operations relating thereto, including: (i) the acquisition, purchase, sale, development, operation, maintenance, and abandonment of oil, gas, and mineral leases and related interests; (ii) the drilling, reworking, production, purchase, sale, transportation, storage, processing, treating, manufacture, and disposal of, or for, Hydrocarbons and associated by-products and wastes; and (iii) the acquisition, construction, installation, maintenance, use, and operation of related Equipment and Operating Inventory.

Schedule – Page 6

“Operating Inventory” means rolling stock, pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as operating inventory.

“Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

“Ordinary Course of Business” means any action taken by Seller in the ordinary course of the normal, day-to-day Operations of Seller.

“Organizational Documents” means, with respect to any Entity, the articles or certificate of incorporation, formation, organization, or association; general or limited partnership agreement; limited liability company or operating agreement; bylaws; and other agreements, documents, or instruments relating to the organization, management, or operation of such Entity or relating to the rights, duties, and obligations of the equityholders of such Entity, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, and similar agreements.

“Per MMBtu Imbalance Amount” means an amount equal to the $1.95 per MMBtu.

“Permit” means any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority.

“Person” means any natural person, Entity, or Governmental Authority.

“Plugging and Abandonment Obligations” means any and all responsibility and Liability for the following, arising out of or relating to the Acquired Assets, whether before, on, or after the Effective Time: (i) the necessary and proper plugging, replugging, and abandonment of all Acquired Wells; (ii) the necessary and proper removal, abandonment, and disposal of all fixtures, structures, pipelines, Equipment, Operating Inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Acquired Assets; (iii) the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Acquired Assets; (iv) the necessary and proper restoration of the surface and subsurface to the condition required by applicable Laws, Permits, Orders, and contracts and agreements; (v) the necessary and proper dismantling, salvaging, removal and abandonment of any and all Equipment and Operating Inventory; (vi) all Liabilities and obligations relating to the items described in clauses (i) through (v) above arising from requirements under contracts and agreements and Claims made by Governmental Authorities or third parties claiming any vested interest in the Acquired Assets; and (vii) obtaining and maintaining all bonds, surety arrangements, and supplemental or additional bonds and surety arrangements, that may be required by Laws, Permits, Orders, or contracts, or may otherwise be required by any Governmental Authorities.

“Preferential Right” means a right of first refusal or other preferential purchase right provision applicable to any Acquired Assets.

“Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator or arbitration panel.

Schedule – Page 7

“Property Expenses” means all capital expenses, joint interest billings, lease operating expenses, lease rentals, shut-in payments, drilling expenses, workover expenses, geological costs, geophysical costs, and other exploration or development expenditures and costs, in each case that are chargeable under applicable operating agreements or other agreements consistent with the standards established by COPAS, that are attributable to Operations of the Acquired Assets conducted during the period in question; and shall include overhead for the period between the Effective Time and the Closing Date based upon COPAS and the applicable joint operating agreement, and where no joint operating agreement is applicable, the overhead shall be the current COPAS rate of $550.00 per month for each Acquired Well that produces for any portion of such month; provided, however, that Property Expenses shall not include Royalties, Taxes, or costs and expenses with respect to Assumed Environmental Liabilities and Plugging and Abandonment Obligations.

“Production Tax” (with correlative meanings) means any federal, state or local Tax that is based on or measured by the production of Hydrocarbons from the Acquired Assets or the receipt of proceeds therefrom, including any conservation, sales, use, value added, excise or severance Taxes (but excluding any Property Taxes, Income Taxes, and any franchise, employment, labor, unemployment, or similar Tax).

“Property and Production Tax” means all Property Taxes and Production Taxes.

“Property Tax” (with correlative meanings) means any federal, state or local personal or real property and ad valorem Taxes (but excluding any Income Taxes, and any franchise, employment, labor, unemployment, or similar Tax).

“Records” means any non-privileged lease files, land files, well files, Hydrocarbon sales contract files, gas gathering and processing files, production records, division order files, abstracts, and title opinions of Seller to the extent relating directly to the Acquired Assets.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

“Remediate” or “Remediation” means (with correlative meanings) the containment, clean up, removal, mitigation, abatement, elimination, or control of any Hazardous Material, or any other action required under Environmental Laws, Permits, Orders, or otherwise by any Governmental Authority to remediate, prevent, monitor, or investigate the Release of a Hazardous Material.

“Rental Administration Period” means the period from the execution of this Agreement through and including the end of the month immediately following the month in which the Closing occurs.

“Retained Liabilities” means the following Liabilities and obligations of Seller: (i) all Liabilities and obligations of Seller in respect of Taxes (other than Property and Production Taxes in respect of the Acquired Assets); (ii) all Liabilities and obligations of Seller with respect to Indebtedness or security in respect thereof; (iii) all Liabilities and obligations of Seller under Hedging Instruments or security in respect thereof; (iv) all Liabilities and obligations of Seller under this Agreement and the other Transaction Documents; (v) all Liabilities and obligations of Seller relating to or arising out of the Excluded Assets; (vi) all Liabilities and obligations of Seller for personal injury or death of any Seller Indemnified Party to the extent such injury, death or property damage occurs prior to the Effective Time (other than those constituting Assumed Environmental Liabilities); (vii) all Liabilities and obligations of Seller relating to any Claims or Proceedings described in Sections 8.5 of the Disclosure Schedule or

Schedule – Page 8

Section 8.8 of the Disclosure Schedule to the extent, in each case, such Liabilities relate to, arise or are incurred during Seller’s ownership of the Acquired Assets prior to the Effective Time; (viii) all Liabilities and obligations of Seller for the payment or improper payment of Royalties required to be paid by Seller under the Acquired Leases to the extent relating to any period prior to the Effective Time; (ix) all Liabilities and obligations of Seller arising out of or relating to any Environmental Condition that is the result of any offsite disposal by Seller or its Affiliates or their respective employees, agents or contractors (including any contractor or subcontractors of any of the foregoing) of any Hazardous Material from or used in connection with the operation of Seller’s interest in the Acquired Properties during Seller’s period of ownership thereof in, on or below any locations or properties that are not included in, on or below the Acquired Properties in violation of any Environmental Law; (x) to the extent that Purchaser is not responsible for the following Liabilities and obligations under Section 10.19, all Liabilities and obligations of Seller arising out of or resulting from the employment relationship between Seller and any of their current or former employees or the termination by Seller prior to the Closing Date of any such employment relationship with Seller, including, without limitation, liabilities for severance or similar benefits or with respect to any Claim for wrongful discharge, breach of contract, unfair labor practice, violation of the Worker Adjustment and Retraining Notification Act, continued health benefits, employment discrimination, unemployment compensation or workers’ compensation and (xi) any Liabilities or obligations of Seller for the payment of any Property Expenses to the extent relating to any period during Seller’s ownership of such Acquired Lease prior to the Effective Time.

“Royalties” means royalties, overriding royalties, production payments, net profits interests, other non-cost bearing revenue interests or similar payment burdens upon, measured by, or payable out of production therefrom.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, severance, natural resources, production, ad valorem, transfer, registration, stamp, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.

“Technical Data” means geologic, geophysical, and interpretative data and analyses, including seismic data and seismic licenses.

“Title Defect Deductible” means two percent (2%) of the Base Purchase Price.

“Title Defect Threshold” means $50,000.

“Title Expert” means an attorney licensed to practice law in the State in which the relevant Assets are located with at least 10 years of experience in oil and gas title and related matters and that does not have a material relationship with any Party and that is reasonably acceptable to Seller and Purchaser.

“Transaction Documents” means this Agreement, the Assignments, the Deposit Escrow Agreement, the Transition Services Agreement, and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing.

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“Treasury Regulations” means the regulations issued by the United States Department of Treasury under the Code.

“United States” and “U.S.” means the United States of America.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Working Interest” or “WI” means, with respect to any Acquired Lease, Acquired Interest, or Acquired Well, that share of the costs, expenses, burdens, and obligations attributable to the interest of Seller before the Closing in such Acquired Lease, Acquired Interest, or Acquired Well, but without regard to the effect of any Royalties.

2. Additional Defined Terms. In addition to the terms defined in Section 1 of this Appendix A, the following capitalized terms are defined in the body of the Agreement where indicated below:

Defined Term	Agreement Section

Accounting Referee	14.1(d)

Acquired Assets	2.2

Acquired Contracts	2.2(h)

Acquired Data	2.2(j)

Acquired Interests	2.2(a)

Acquired Leases	2.2(a)

Acquired Properties	2.2(c)

Acquired Real Estate	2.2(i)

Acquired Records	2.2(m)

Acquired Wells	2.2(c)

Agreement	Preamble

Allocated Value	3.5

Asset	3.5

Assignment	13.2(a)

Background Materials	9.9(a)

Available Employees	10.19(c)

Base Purchase Price	3.1

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Claim Notice	16.3(a)

Closing	13.1

Closing Amount	3.4(b)

Closing Date	13.1

Closing Payment	3.4(b)(i)

Confidential Information	10.12(b)

Defect Notice Deadline	5.5(b)

Defensible Title	5.1

Deposit	3.3

Deposit Escrow Account	3.3

Deposit Escrow Agreement	3.3

Disclosed Environmental Matters	8.5

DTPA	17.14

Due Diligence Review	4.1(a)

Environmental Assessment 6.1(b)	6.1(b)

Environmental Defect	6.2

Environmental Defect Adjustment	6.5(c)

Environmental Defect Value	6.3

Environmental Disputed Matters	6.9

Environmental Matters	6.10

Escrow Agent	3.3

Exchange Transaction	15.6(a)

Exchanging Party	15.6(a)

Excluded Assets	2.3

Execution Date	Preamble

Final Determination Date	14.1(h)

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Final Purchase Price	14.1(a)

Final Settlement Date	14.1(a)

Final Settlement Disputes	14.1(d)

Final Settlement Statement	14.1(a)

Indemnified Environmental Defect	6.6(a)

Indemnified Party	16.3(a)

Indemnified Title Defect	5.7(a)

Indemnifying Party	16.3(a)

Information Request	10.12(c)

Interest Addition	5.9(a)

Interim Operation Approval Threshold	10.1(a)

Intermediary	15.6(c)

Lands	2.2(b)

Leased Lands	2.2(a)

Leave	10.19(a)

Material Contracts	2.2(h)

Negotiation Period	14.1(c)

Net Aggregate Defect Value	5.6(c)

Non-Exchanging Party	15.6(a)

NORM	6.2

Notice of Environmental Defects	6.4(b)

Notice of Title Defects	5.5(b)

Objection	10.12(c)

Objection Date	14.1(b)

Objection Report	14.1(b)

Open Environmental Defect	6.7(a)

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Open Title Defect	5.8(a)

Party	Preamble

Parties	Preamble

Permitted Lien	5.2

Preliminary Settlement Statement	3.4(a)

Purchase Price	3.1

Purchaser	Preamble

Purchaser Defect Termination Notice	6.8(a)

Purchaser’s Title Defect Value	5.5(b)

Receivable Amount	14.1(j)

Seller	Preamble

Seller’s Warranties	17.14(b)

Straddle Period	15.1(a)

Surviving Environmental Defect	6.5(b)

Surviving Title Defect	5.6(b)

Termination Dispute Notice	6.8(b)

Termination Response Notice	6.8(b)

Third-Party Claim	16.3(b)

Title Defect	5.3

Title Defect Adjustment	5.6(c)

Title Defect Value	5.4

Title Disputed Matters	5.10

Title/Environmental Termination Threshold	6.8(a)

Title LLC	15.6(d)

Transferred Employees	10.19(b)

Transition Services Agreement	13.2(d)

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Unagreed Termination Environmental Matters	6.8(b)

Unagreed Termination Title Matters	6.8(b)

Unwaived/Uncured Environmental Defect	6.5(b)

Unwaived/Uncured Title Defect	5.6(b)

[End of Appendix]

Schedule – Page 14

SELLER’S DISCLOSURE SCHEDULES

Neither these Schedules nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in the Agreement, and neither these Schedules nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Seller in the Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedules to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of the Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of the Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in the Agreement may not make reference to a Schedule. Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. The fact that any item of information is contained herein is not an admission of liability under any applicable law, and does not mean that such information is required to be disclosed in or by the Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no party shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter not described herein or included in these Schedules is or is not material for purposes of the Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality”, “Material Adverse Effect”, or any similar qualification in the Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no party shall use the setting forth or the inclusion of any such item or matter in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter described or not described herein or included or not included in these Schedules is or is not in the ordinary course of business for purposes of the Agreement.

Headings have been inserted in these Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement. Where a reference is made to a section or exhibit, such reference shall be to a section of or exhibit to the Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in these Schedules, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

The following Schedules constitute Seller’s Disclosure Schedules:

Section 8.1	Material Required Consents
Section 8.2	Preferential Rights
Section 8.3	Conflicts
Section 8.4(a)	Royalty Proceedings
Section 8.4(b)	Royalty Settlement Agreement
Section 8.5	Environmental Matters
Section 8.6	Current Plugging Obligations
Section 8.7(a)	Property and Production Taxes and Tax Returns

Schedule – Page 1

Section 8.7(c)	Pending Tax Audits
Section 8.8	Claims and Proceedings
Section 8.9	Compliance with Laws
Section 8.10(c)	Breaches of Material Contracts
Section 8.11(a)	Production Sales Contracts
Section 8.11(b)	Hedging and Forward Sales Contracts
Section 8.12	Imbalances
Section 8.13	Suspense Accounts

Schedule – Page 2